EXHIBIT 99.1
PRENTISS PROPERTIES TRUST

FORWARD-LOOKING STATEMENTS
          This Form 10-K and the documents incorporated by reference into this Form 10-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this Form 10-K, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by us and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions related to the following:
•	Our failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

•	Possible adverse changes in tax and environmental laws, as well as the impact of newly adopted accounting principles on our accounting policies and on period-to-period comparison of financial results;

•	Potential liability for uninsured losses and environmental contamination;

•	Our properties are illiquid assets;

•	Factors that could result in the poor operating performance of our properties including tenant defaults and increased costs such as taxes, insurance, utilities and casualty losses that exceed insurance limits;

•	Changes in market conditions including market interest rates and employment rates;

•	Our incurrence of debt and use of variable rate and derivative financial instruments;

•	Our real estate acquisition, redevelopment, development and construction activities;

•	The geographic concentration of our properties;

•	Changes in market conditions including capitalization rates applied in real estate acquisitions;

•	Competition in markets where we have properties; · Our dependence on key personnel whose continued service is not guaranteed;

•	Changes in our investment, financing and borrowing policies without shareholder approval;

•	The effect of shares available for future sale on the price of common shares;

•	Limited ability of shareholders to effect change of control;

•	Conflicts of interest with management, our board of trustees and joint venture partners could impact business decisions;

•	Our third-party property management, leasing, development and construction business and related services;

•	Risks associated with an increase in the frequency and scope of changes in state and local tax laws and increases in the number of state and local tax audits;

•	Cost of compliance with the Americans with Disabilities Act and other similar laws related to our properties; and · Other risk factors identified herein;
          If one or more of these risks or uncertainties materialize, or if any underlying assumption proves incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should refer to the section entitled “Risk Factors” beginning on page 51 of this Form 10-K for a discussion of risk factors that could cause actual results to differ materially from those indicated by the forward-looking statements. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Form 10-K or the date of any document incorporated by reference into this Form 10-K. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I
Item 1. Business
Overview
          We are a self-administered and self-managed Maryland REIT. We acquire, own, manage, lease, develop and build primarily office properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through employees, such as, property managers, leasing professionals and engineers. We operate principally through our operating partnership, Prentiss Properties Acquisition Partners, L.P. and its subsidiaries, and two management service companies, Prentiss Properties Resources, Inc. and its subsidiaries and Prentiss Properties Management, L.P. The ownership of the operating partnership was as follows at December 31, 2004:

			Series D
			Convertible
2004	Common		Preferred
(units in thousands)	Units	%	Units	%

Prentiss Properties Trust	45,063	97.12%	3,774	100.00%
Third Parties	1,335	2.88%	—	0.00%

Total	46,398	100.00%	3,774	100.00%

          As of December 31, 2004, we owned interests in a diversified portfolio of 133 primarily suburban Class A office and suburban industrial properties as follows:

	Number of	Net Rentable
	Buildings	Square Feet (1)
		(in millions)
Office properties	106	17.5
Industrial properties	27	2.2

Total	133	19.7

(1)	Includes 100% of the net rentable square feet of our wholly-owned, consolidated joint venture and unconsolidated joint venture properties, which totaled 17.2 million, 989,000 and 1.6 million, respectively. Our pro rata share of net rentable square feet totals 18.4 million and includes 504,000 and 669,000 from our consolidated and unconsolidated joint venture properties, respectively.
          As of December 31, 2004, our properties were 88% leased to approximately 950 tenants. In addition to managing properties that we own, we manage approximately 9.8 million net rentable square feet in office, industrial and other properties for third parties.
          Our primary business is the ownership and operation of office and industrial properties throughout the United States. Our organization which includes approximately 475 employees consists of a corporate office located in Dallas, Texas and five regional offices each of which operates under the guidance of a member of our senior management team. The following are the 10 markets in which our properties are located with the first market being the location of each regional office:

Region	Market

Mid-Atlantic	Metropolitan Washington, DC
Midwest	Chicago, Suburban Detroit
Southwest	Dallas/Fort Worth, Austin, Denver
Northern California	Oakland, Silicon Valley
Southern California	San Diego, Los Angeles

          We have determined that our reportable segments are those that are based on our method of internal reporting, which disaggregates our business based upon our five geographic regions. For revenues, income from continuing operations and total asset information on each of our segments, see Note (19) to our Consolidated Financial Statements.
Recent Developments
          On January 13, 2005, Prentiss Office Investors, L.P. completed a five-year interest rate swap agreement in a notional amount of $20.0 million. The interest rate swap effectively locks 30-day LIBOR at 4.00% on $20.0 million of our variable rate borrowings. The interest rate swap is effective February 1, 2005 and matures February 1, 2010.
          On February 14, 2005, Prentiss Office Investors, L.P., which is owned 51% by our operating partnership and its affiliates and 49% by Stichting Pensioenfonds ABP, acquired from an unrelated third party, a two building office complex with approximately 197,000 net rentable square feet. The properties are located in Herndon, Virginia and were acquired for gross proceeds of $51.5 million. Each partner contributed their pro rata share of the purchase price to Prentiss Office Investors, L.P. for the acquisition. Amounts contributed from the operating partnership were funded with proceeds from our revolving credit facility.
          On March 10, 2005, we entered into a Purchase Agreement pursuant to which a trust, which was formed by us on February 24, 2005 (the “Trust”), will issue $26,250,000 and $25,000,000 of trust preferred equity securities (the “Capital Securities”) to each of Taberna Preferred Funding I, Ltd. and Merrill Lynch International, respectively in a private placement pursuant to an applicable exemption from registration. The transactions contemplated by the Purchase Agreement will occur on or before March 15, 2005. The Capital Securities will mature on March 30, 2035 (all dates listed in this summary assume a closing date of March 15, 2005), but may be redeemed at our option beginning on March 30, 2010. The Capital Securities will require quarterly distributions by the Trust to the holders of the Capital Securities, at a variable rate which will reset quarterly at the LIBOR rate plus 1.25%. Distributions will be cumulative and will accrue from the date of original issuance but may be deferred by us for up to 20 consecutive quarterly periods.
          The proceeds of the Capital Securities received by the Trust, along with proceeds of $1,586,000 received by the Trust from the issuance of common securities (the “Common Securities”) by the Trust to Prentiss Properties Limited, Inc., a company subsidiary, will be used to purchase $52,836,000 of junior subordinated notes (the “Notes”), to be issued by Prentiss Properties Acquisition Partners, L.P. pursuant to an indenture (the “Indenture”) to be entered into, as of the closing date provided above, between Prentiss Properties Acquisition Partners, L.P. and JPMorgan Chase Bank, N.A., as trustee.
          The Notes will mature on March 30, 2035, but we may redeem the Notes, in whole or in part, beginning on March 30, 2010 in accordance with the provisions of the Indenture. The Notes bear a variable rate which will reset quarterly at the LIBOR rate plus 1.25%. Interest is cumulative and will accrue from the date of original issuance but may be deferred by us for up to 20 consecutive quarterly periods.
Business and Growth Strategies
          Our primary objective is to maximize shareholder value through increases in distributable cash flow per share and appreciation in the value of our common shares. We intend to achieve this objective through a combination of external and internal growth, while maintaining a conservative balance sheet and pursuing a strategy of financial flexibility.
External Growth
     Acquisitions
          Acquisitions are a key component of our external growth strategy. We selectively pursue acquisitions in our core markets when long-term yields make acquisitions attractive.

     We invest opportunistically and pursue assets that are:
•	managed by us and owned by our existing management clients which become available for sale;

•	performing at a level believed to be substantially below potential due to identifiable management weaknesses or temporary market conditions;

•	encumbered by indebtedness that is in default or is not performing;

•	held or controlled by short-term owners (such as assets held by insurance companies and financial institutions under regulatory pressure to sell);

•	contain below market leases, which may be re-leased in the near term to improve cash flow;

•	have good long-term growth prospect; or

•	are consistent with our product and market strategies.
     We believe that we are particularly well-positioned to acquire properties because of our:
•	presence in and knowledge of our 10 markets across the United States;

•	a diversified base of approximately 950 tenants;

•	existing relationships with 23 different third-party management clients;

•	access to capital as a public company, including our revolving credit facility;

•	reputation as a buyer with the ability to execute complicated transactions;

•	fully-integrated operations which allow rapid response to opportunities;

•	UPREIT structure, whereby sellers may contribute properties in exchange for units in our operating partnership in a tax deferred transaction; and

•	relationships with real estate brokers, institutional owners, and third-party management clients, which often allow preferential access to opportunities.
          In evaluating potential acquisition opportunities, we rely on the experience of our employees and on our internal research capabilities in considering a number of factors, including:
•	macro-economic issues that impact the market in which the property is located;

•	location and competition in the property’s market;

•	occupancy of and demand for properties of a similar type in the same market;

•	the construction quality and condition of the property;

•	the potential for increased cash flow after benefiting from our renovations, refurbishment and upgrades;

•	purchase price relative to replacement costs; and

•	the potential to generate revenue growth at or above levels of economic growth in the property’s market.
          Further, we believe that our development expertise enables us to identify the potential for improvement in an acquisition opportunity, which might not be apparent to a buyer without similar expertise.
          During the year ended December 31, 2004, we acquired, from unrelated third parties, 8 office buildings totaling approximately 2.3 million net rentable square feet. The following table sets forth the segment, market, month of acquisition, number of buildings, net rentable square feet and acquisition price of the buildings acquired. See “Item 2. Properties” for additional information relating to our properties.

					Net Rentable	Acquisition
			Month of	Number of	Square Feet(1)	Price(2)
Acquired Properties	Segment	Market	Acquisition	Buildings	(in thousands)	(in millions)

Cityplace Center	Southwest	Dallas/Ft. Worth	April 2004	1	1,296	$123.3
The Bluffs(3)	Southern Calif.	San Diego	May 2004	1	69	17.7
5500 Great America Parkway	Northern Calif.	Silicon Valley	May 2004	3	306	34.8
2101 Webster	Northern Calif.	Oakland	Oct. 2004	1	459	65.7
Lakeside Point I & II(3)	Midwest	Chicago	Oct. 2004	2	198	32.6

				8	2,328	$274.1

(1)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(2)	Acquisitions were funded with proceeds from our revolving credit facility, debt assumption, property sales and proceeds generated from the sale of common shares.

(3)	Acquisitions were acquired by Prentiss Office Investors, L.P. Prentiss Office Investors, L.P. is owned 51% by our operating partnership and 49% by Stichting Pensioenfonds ABP, an unrelated third party. The net rentable square feet and acquisition price is presented at 100%. Each partner contributed their pro rata share of the purchase price of each property to Prentiss Office Investors, L.P. prior to acquisition.
          On July 15, 2004, we acquired from an unrelated third party, approximately 7.7 acres of land in Del Mar, California for gross consideration of $15.1 million. The acquisition was funded with proceeds from our revolving credit facility.
Development
          Similar to acquisitions, development is another key component of our external growth strategy. We intend to capitalize on our development capabilities by selectively developing and redeveloping properties in markets with favorable current and projected long-term growth characteristics and supply-demand imbalances. We control all aspects of the development process, including site selection, project concept, design and construction, financing, leasing and property management. We intend to develop primarily office properties with levels of pre-leasing appropriate for market conditions.
          In evaluating potential development opportunities, we rely on the experience of our employees and on our internal research capabilities in considering a number of factors, including:
•	macro-economic issues that impact the market in which the development is to be located;

•	location and competition in the property’s market;

•	occupancy of and demand for properties of a similar type in the same market; and

•	the potential to generate revenue growth at or above levels of economic growth in the property’s market.
          During the year ended December 31, 2004, we began construction of a two building, 158,000 net rentable square foot Class A office project located in Del Mar, California. The project which is currently 50% pre-leased is expected to be completed in July 2005 for an estimated project cost of approximately $48.1 million. The project is owned by Prentiss/Collins Del Mar Heights, LLC, a consolidated joint venture which is owned 70% by our operating partnership and 30% by Collins Corporate Center, LLC, an unrelated third party.
Internal Growth
          We seek to maximize the profitability of our properties by renewing leases, maintaining high occupancy rates, increasing rental revenues, and reducing operating costs.
          We strive to achieve increases in rental revenues by negotiating leases that include increases in rent during the lease term, by replacing expiring leases with new leases at higher rental rates and by improving occupancy rates. We also seek to renew existing leases, which reduces the costs of lease rollovers, reduces rental revenue fluctuations and enhances long-term relationships with national tenants that may have space needs in our other markets.
          We strive to achieve reductions in operating costs by performing many functions, e.g., engineering, tax and legal, in-house instead of hiring third parties and by employing both internal and external benchmarking and best practices methodologies. Our benchmarking program compares operating costs and efficiencies of each property with other office and industrial properties. Under the program, we conduct periodic evaluations of key performance indicators at each building and compare the results to a variety of benchmarks, e.g., specific buildings, portfolios, regions and the industry. Our best practices methodology involves continuously analyzing benchmarking data, investigating properties that perform better than the norm and regularly disseminating and sharing information with respect to the best practices employed at the better performing properties throughout our management system. By employing these methodologies, we believe that we can continue to capitalize on opportunities to reduce operating costs and operate the properties more efficiently and effectively.
          We use centralized cash management, national alliances with service providers, a sophisticated budgeting system and state-of-the-art information systems to improve efficiency and increase profits.
          Asset managers in each region develop a strategy and marketing position for each property. Each property is evaluated using sophisticated valuation software to determine the overall effect of property-level decisions such as lease structures and capital expenditures on asset value. Asset managers also work with property managers and engineers to determine where improvements, such as lighting retrofits and energy management system upgrades, will maximize returns.
Third-Party Management
          At December 31, 2004, we, through our subsidiaries, managed or performed property-related services for 158 office, industrial and other properties owned by 23 third-party management clients. These properties are located throughout the United States and contain approximately 9.8 million net rentable square feet.
          Our management business serves a broad base of clients, including major financial institutions and pension funds, large corporate users, real estate advisory firms and real estate investment groups. In addition to property management and leasing, we offer our clients a full range of fee-based services, including tenant construction, leasing, insurance, accounting, tax, acquisition, disposition, facilities management, and corporate and asset management services.
Competition
          We operate in five regions: Mid-Atlantic, Midwest, Southwest, Northern California and Southern California and compete with many local, regional and national competitors in the office and industrial sectors. These five regions comprise 10 markets nationwide. The markets in which we operate are not dominated by any one owner or by us. In each market we compete on a number of factors including rental rates, tenant concessions, quality and location of buildings, quality of property management, and other economic and non-economic factors. Our competitors may have greater financial resources than are available to us and/or they may be willing to rent space at lower rental rates or provide greater leasing concessions. Our major competitors in each region include the following companies:

Segment	Competitors
Mid-Atlantic	Boston Properties, CarrAmerica Realty Corp., Corporate Office Properties Trust, Equity Office Properties, Trizec Properties, Inc., Vornado Realty Trust
Midwest	CarrAmerica Realty Corp., Duke Realty Corp., Equity Office Properties, Hines, John Buck Co., Marvin Herb, Tishman Speyer, Transwestern, Trizec Properties, Inc.
Southwest	CarrAmerica Realty Corp., Crescent Real Estate Equities, Equity Office Properties, Lincoln Property Co., Trammell Crow Co., Trizec Properties, Inc.
Northern California	Boston Properties, CarrAmerica Realty Corp., Equity Office Properties, RREEF, Shorenstein Co.
Southern California	Arden Realty, CarrAmerica Realty Corp., Equity Office Properties, Kilroy Realty Corp., Lowe Enterprises, RREEF

Corporate Governance
          We have implemented the following corporate governance initiatives to address certain legal requirements promulgated under the Sarbanes-Oxley Act of 2002, as well as the New York Stock Exchange corporate governance listing standards:
•	Our board of trustees determined that Ronald G. Steinhart, Dr. Leonard M. Riggs, Jr. and Barry J.C. Parker each qualify as an “audit committee financial expert” as such term is defined under Item 401 of Regulation S-K. Our board of trustees has also made an affirmative determination that each of Messrs. Steinhart, Riggs and Parker is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act;

•	Our audit committee established “Audit Committee Complaint Procedures” for the receipt, retention and treatment of complaints regarding accounting, internal accounting control or auditing matters, including the anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Our board of trustees updated our Code of Conduct to comply with the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. Our Code of Conduct governs business decisions made and actions taken by our trustees, officers and employees. A copy of this Code is available on our website at http://www.prentissproperties.com and we will disclose on this website any amendment to or wavier of any provision of the Code applicable to our trustees and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the New York Stock Exchange. A copy of the Code is also available in print to any shareholder upon written request addressed to Investor Relations, Prentiss Properties Trust, 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220.

•	Our board of trustees established an Ethics Hotline that employees may use to anonymously report possible violations of the Code of Conduct, including concerns regarding questionable accounting, internal accounting controls or auditing matters.

•	Our board of trustees has established and adopted charters for each of its Audit, Compensation and Nominating and Corporate Governance Committees. Each committee is comprised of three (3) independent trustees. A copy of each of these charters is available on our website at http://www.prentissproperties.com and is available in print to any shareholder upon written request addressed to Investor Relations, Prentiss Properties Trust, 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220.

•	Our board of trustees has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.prentissproperties.com and is available in print to any shareholder upon written request addressed to Investor Relations, Prentiss Properties Trust, 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220.
Available Information
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. No information from this web page is incorporated by reference herein. Our web site is http://www.prentissproperties.com. You may also obtain copies of our annual, quarterly and current reports, proxy statements, Code of Conduct, the Charters of our Audit, Compensation, and Nominating and Corporate Governance Committees of our board of trustees and certain other information filed with the SEC, as well as amendments thereto, free of charge from our web site. These documents are posted to our web site as soon as reasonably practicable after we have filed or furnished these documents to the SEC.
Item 2. Properties
          At December 31, 2004, we owned interests in 133 properties totaling 19.7 million net rentable square feet with no individual property representing either 10% or more of our total assets at December 31, 2004 or gross revenues for the year ended December 31, 2004. The properties consist of 106 office properties comprising approximately 17.5 million net rentable square feet and 27 industrial properties comprising approximately 2.2 million net rentable square feet. As of December 31, 2004, all of these properties are wholly-owned by us (through our subsidiaries), except the following:

(1)	2291 Wood Oak Drive, Corporate Lakes III, Camino West Corporate Park, Carlsbad Airport Plaza, La Place Court, Pacific Ridge Corporate Centre, Pacific View Plaza, The Bluffs and Lakeside Point I & II, which are owned by Prentiss Office Investors, L.P., a joint venture, in which we own a 51% controlling interest and consolidate with and into the accounts of our operating partnership;

(2)	the Broadmoor Austin properties, which are held pursuant to a 100% leasehold interest by Broadmoor Austin Associates, a joint venture, in which we own a 50% non-controlling interest and account for using the equity method of accounting;

(3)	the 1676 International Drive and 8260 Greensboro properties, which are owned by Tysons International Partners, a joint venture, in which we own a 25% non-controlling interest and account for using the equity method of accounting;

(4)	One Northwestern Plaza, a property in which we own a 100% leasehold interest and consolidate with and into the accounts of our operating partnership; and

(5)	6600 Rockledge Drive, a property in which we own a 98.9% leasehold interest and consolidate with and into the accounts of our operating partnership.

          The following table presents specific information about our consolidated properties as of December 31, 2004:

						Total Base
					Net	Rent for	Percent
			Year(s)	Number	Rentable	Year	Leased
	Building		Built/	of	Square	Ended	As of
Property Name	Type	Market	Renovated	Buildings	Feet(2)	12/31/04(3)	12/31/04
					(in thousands)	(in thousands)
2291 Wood Oak Drive (1)	Office	Metro. Wash., DC	1999	1	228	$4,728	100
2411 Dulles Corner Road	Office	Metro. Wash., DC	1990	1	177	4,703	96
3130 Fairview Park Drive	Office	Metro. Wash., DC	1999	1	183	5,654	100
3141 Fairview Park Drive	Office	Metro. Wash., DC	1988	1	192	3,430	92
4401 Fair Lakes Court	Office	Metro. Wash., DC	1988	1	59	1,343	95
6600 Rockledge Drive	Office	Metro. Wash., DC	1981	1	156	4,712	100
7101 Wisconsin Avenue	Office	Metro. Wash., DC	1975	1	237	3,737	60
8521 Leesburg Pike	Office	Metro. Wash., DC	1984	1	151	1,246	89
12601 Fair Lakes Circle	Office	Metro. Wash., DC	1995	1	264	4,992	100
13825 Sunrise Valley Drive	Office	Metro. Wash., DC	1989	1	106	2,759	98
Calverton Office Park	Office	Metro. Wash., DC	1981-1987	3	307	5,281	52
Campus Point	Office	Metro. Wash., DC	1985	1	172	2,985	100
Fairmont Building	Office	Metro, Wash., DC	1964/1997	1	124	2,695	93
Greenwood Center	Office	Metro. Wash., DC	1985	1	150	3,555	100
Oakwood Center	Office	Metro, Wash., DC	1982	1	128	2,824	98
Park West at Dulles Corner	Office	Metro, Wash., DC	1997	1	152	4,184	100
Plaza 1900	Office	Metro, Wash., DC	1989	1	203	5,011	100
Research Office Center I-III	Office	Metro. Wash., DC	1986-2000	3	439	10,098	87
Willow Oaks I-III	Office	Metro. Wash., DC	1986-2002	3	569	8,387	79

Total Mid-Atlantic Region				25	3,997	82,324

123 North Wacker Drive	Office	Chicago	1986	1	541	9,232	92
410 Warrenville Road	Office	Chicago	1999	1	60	798	100
701 Warrenville Road	Office	Chicago	1988	1	67	1,165	93
1717 Deerfield Road	Office	Chicago	1985	1	141	1,403	100
Bannockburn Centre	Office	Chicago	1999	1	257	4,745	100
Corporate Lakes III (1)	Office	Chicago	1990	1	124	1,985	100
Corporetum Office Campus	Office	Chicago	1984-1987	5	322	1,876	84
Lakeside Point I & II (1)	Office	Chicago	1990/1998	2	198	520	100
O’Hare Plaza II	Office	Chicago	1986	1	236	4,632	71
One O’Hare Centre	Office	Chicago	1984	1	380	3,654	74
Salton	Office	Chicago	2001	1	59	1,132	100
Chicago Industrial	Industrial	Chicago	1987-1988	4	682	2,339	82
One Northwestern Plaza	Office	Sub. Detroit	1989	1	242	3,265	89

Total Midwest Region				21	3,309	36,746

Barton Skyway I-IV	Office	Austin	1999-2002	4	787	14,111	97
Cielo Center	Office	Austin	1984	3	271	4,192	90
Spyglass Point	Office	Austin	1999	1	59	949	100
Bachman East & West	Office	Dallas/Fort Worth	1986	2	196	3,189	90
Burnett Plaza	Office	Dallas/Fort Worth	1983	1	1,025	16,066	96
Cityplace Center	Office	Dallas/Fort Worth	1988	1	1,296	12,295	87
Cottonwood Office Center	Office	Dallas/Fort Worth	1986	3	165	1,417	90
IBM Call Center	Office	Dallas/Fort Worth	1998	1	150	2,232	100
Lakeview Center	Office	Dallas/Fort Worth	2000	1	101	1,451	100
Millennium Center	Office	Dallas/Fort Worth	1999	1	99	901	0
Park West C2	Office	Dallas/Fort Worth	1989	1	349	7,665	85
Park West C3	Office	Dallas/Fort Worth	1985	1	339	4,776	79
Park West E1	Office	Dallas/Fort Worth	1982	1	183	3,183	100
Park West E2	Office	Dallas/Fort Worth	1985	1	201	1,767	10
Walnut Glen Tower	Office	Dallas/Fort Worth	1985	1	464	8,186	95
WestPoint Office Building	Office	Dallas/Fort Worth	1998	1	150	2,508	91
Carrara Place	Office	Denver	1982	1	234	2,978	89

						Total Base
					Net	Rent for	Percent
			Year(s)	Number	Rentable	Year	Leased
	Building		Built/	of	Square	Ended	As of
Property Name	Type	Market	Renovated	Buildings	Feet(2)	12/31/04(3)	12/31/04
					(in thousands)	(in thousands)
Highland Court	Office	Denver	1986	1	93	1,328	84
Orchard Place I & II	Office	Denver	1980	2	105	2,052	94
PacifiCare Building	Office	Denver	1983	1	198	2,584	79
Panorama Point	Office	Denver	1983	1	79	781	82

Total Southwest Region				30	6,544	94,611

2101 Webster	Office	Oakland	1985	1	459	2,228	78
Lake Merritt Tower I	Office	Oakland	1990	1	204	5,595	95
The Ordway	Office	Oakland	1970	1	531	15,202	99
World Savings Center	Office	Oakland	1985	1	272	6,852	99
5500 Great America Parkway	Office	Silicon Valley	1999	3	306	27	72

Total Northern California Region				7	1,772	29,904

Los Angeles Industrial	Industrial	Los Angeles	1973-1983	18	1,253	7,081	88
Camino West Corporate Park (1)	Office	San Diego	1991	1	54	1,007	93
Carlsbad Airport Plaza (1)	Office	San Diego	1987	1	62	1,277	94
Carlsbad Pacifica	Office	San Diego	1986	1	49	1,176	69
Carlsbad Pacific Center I-III	Office	San Diego	1986-2002	3	130	3,155	93
Del Mar Gateway	Office	San Diego	2001	1	164	5,207	100
Executive Center Del Mar	Office	San Diego	1998	2	113	3,176	83
La Place Court (1)	Office	San Diego	1988	2	81	1,577	90
Pacific Ridge Corporate Centre (1)	Office	San Diego	1999	2	121	2,772	92
Pacific View Plaza (1)	Office	San Diego	1986	1	52	1,230	96
Plaza I & II	Office	San Diego	1988-1989	2	89	2,027	89
The Bluffs (1)	Office	San Diego	2002	1	69	957	91
The Campus	Office	San Diego	1988	1	45	959	93
San Diego Industrial	Industrial	San Diego	1985-1988	5	268	3,452	100

Total Southern California Region				41	2,550	35,053

Total Consolidated Properties				124	18,172	$278,638

(1)	Property or properties owned by Prentiss Office Investors, L.P., of which we own a 51% controlling interest. Net rentable square feet and total base rent is presented at 100%.

(2)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(3)	Total base rent for the year ended December 31, 2004 includes the fixed rental amount due for the year ended December 31, 2004 under contractual lease obligations, which excludes (1) lease termination payments; (2) parking rent; (3) future contractual or contingent rent escalations; and (4) additional rent payable by tenants for items such as common area maintenance, real estate taxes and other expense reimbursements.

          The following table presents specific information about our unconsolidated properties as of December 31, 2004:

						Total Base
					Net	Rent for	Percent
			Year(s)	Number	Rentable	Year	Leased
	Building		Built/	of	Square	Ended	As of
Property Name	Type	Market	Renovated	Buildings	Feet(3)	12/31/04(4)	12/31/04
					(in thousands)	(in thousands)
1676 International Drive(1)	Office	Metro. Wash., DC	1999	1	295	$8,544	100
8260 Greensboro(1)	Office	Metro. Wash., DC	1980	1	156	2,309	70

Total Mid-Atlantic Regions				2	451	10,853

Broadmoor Austin(2)	Office	Austin	1991	7	1,112	20,359	100

Total Southwest Region				7	1,112	20,359

Total Unconsolidated Properties				9	1,563	$31,212

Total Properties				133	19,735	$309,850

(1)	Properties owned by Tysons International Partners of which we own a 25% non-controlling interest. Net rentable square feet and total base rent is presented at 100%.

(2)	Properties owned by Broadmoor Austin Associates of which we own a 50% non-controlling interest. Net rentable square feet and total base rent is presented at 100%.

(3)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(4)	Total base rent for the year ended December 31, 2004 includes the fixed rental amount due for the year ended December 31, 2004 under contractual lease obligations, which excludes (1) lease termination payments; (2) parking rent; (3) future contractual or contingent rent escalations; and (4) additional rent payable by tenants for items such as common area maintenance, real estate taxes and other expense reimbursements.
          At December 31, 2004, we had $785.7 million and $191.1 million of mortgages on our consolidated and unconsolidated properties, respectively. Our pro rata share of the combined debt for both consolidated and unconsolidated properties totals $807.0 million representing 66.5% of our total pro rata outstanding indebtedness. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a discussion of mortgage debt related to our properties.

          Our properties are leased to local, national and foreign companies engaged in a variety of businesses including, but not limited to, computer systems design, management, scientific, insurance, broadcasting and telecommunications, legal services, and information services. As of December 31, 2004, we had approximately 950 tenants, with our largest 20 tenant’s representing 32% of our total net rentable square feet leased and 37% of base rental revenue of our wholly-owned plus our pro rata share of both consolidated and unconsolidated joint venture properties as follows:

		Square	Percentage	Annualized
		Feet	of Company	Base
		Leased	Leased	Rental Revenue
	Tenant	(000’s)	Sq. Ft.	(000’s)
1	International Business Machines	973	6%	$18,576
2	Kaiser Foundation Health Plan	382	2%	$11,848
3	7-11, Inc.	504	3%	$9,425
4	Northrop Grumman Corporation	267	2%	$7,247
5	General Services Administration - U.S. Govt.	301	2%	$5,786
6	AT & T	205	1%	$5,328
7	CGI Group, Inc.	264	2%	$5,008
8	R.R. Donnelley	257	2%	$4,872
9	Aspen Systems Corporation	208	1%	$4,625
10	Burlington Resources	199	1%	$4,266
11	Perot Systems	161	1%	$4,253
12	Americredit	238	1%	$4,165
13	World Savings & Loan	157	1%	$4,056
14	Brandes Investments	128	1%	$4,000
15	National Union Fire Insurance (AIG)	193	1%	$3,915
16	Thomson Corporation	210	1%	$3,671
17	HMS Host	102	1%	$3,365
18	Host Celanese	185	1%	$3,337
19	Verizon Communications	182	1%	$3,209
20	The Lewin Group	103	1%	$3,179

	Total % of portfolio leased square feet			32%
	Total % of portfolio base rental revenue			37%
          Approximately 64% of our total leased rentable square footage is under full service gross leases under which tenants typically pay for all real estate taxes and operating expenses above those for an established base year or expense stop. Our remaining square footage is under triple net and modified gross leases. Triple net and modified gross leases are those where tenants pay not only base rent, but also some or all real estate taxes and operating expenses of the leased property. Tenants generally reimburse us the full direct cost, without regard to a base year or expense stop, for use of lighting, heating and air conditioning during non-business hours, and for on-site monthly employee and visitor parking. We are generally responsible for structural repairs. Our in-place leases have terms, on average, ranging from five to seven years in length.

     The following table sets forth a 10-year schedule of the lease expirations for leases in place at our properties as of December 31, 2004. The square feet and annualized base rent represents our wholly-owned properties plus our pro rata share of both consolidated and unconsolidated joint venture properties.

Office
Properties(1)		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Thereafter

Mid-Atlantic	Square Feet Expiring (000’s)	309	647	608	299	538	197	495	111	9	164	139
Region	Square Feet as a % of NRA	8%	16%	15%	7%	13%	5%	12%	3%	0%	4%	3%
	Annualized Base Rent in Expiring Year (000’s)	$8,249	$16,730	$15,100	$8,256	$14,772	$5,220	$11,849	$3,534	$232	$4,641	$4,310
	Annualized Base Rent PSF in Expiring Year	$26.70	$25.86	$24.84	$27.61	$27.46	$26.50	$23.94	$31.84	$25.78	$28.30	$31.01
	Number of Leases Expiring	39	40	35	18	38	12	12	3	2	5	4
Midwest Region	Square Feet Expiring (000’s)	116	197	137	191	181	144	405	203	236	61	301
	Square Feet as a % of NRA	5%	8%	6%	8%	7%	6%	16%	8%	10%	2%	12%
	Annualized Base Rent in Expiring Year (000’s)	$2,226	$4,326	$3,349	$3,354	$3,663	$2,848	$9,896	$4,612	$5,107	$1,369	$6,345
	Annualized Base Rent PSF in Expiring Year	$19.19	$21.96	$24.45	$17.56	$20.24	$19.78	$24.43	$22.72	$21.64	$22.44	$21.08
	Number of Leases Expiring	28	23	23	19	24	9	10	9	9	9	8
Southwest Region	Square Feet Expiring (000’s)	527	610	1,049	470	892	380	1,098	143	650	109	323
	Square Feet as a % of NRA	7%	9%	15%	7%	13%	5%	$15%	2%	9%	2%	5%
	Annualized Base Rent in Expiring Year (000’s)	$9,423	$12,350	$19,827	$7,701	$18,381	$7,018	$22,512	$3,130	$11,922	$1,897	$5,475
	Annualized Base Rent PSF in Expiring Year	$17.88	$20.25	$18.90	$16.39	$20.61	$18.47	$20.50	$21.89	$18.34	$17.40	$16.95
	Number of Leases Expiring	54	39	45	47	44	16	13	5	9	4	3

Northern California	Square Feet Expiring (000’s)	106	101	231	205	216	81	335	55	0	220	16
Region	Square Feet as a % of NRA	6%	6%	13%	12%	12%	5%	19%	3%	0%	12%	1%
	Annualized Base Rent in Expiring Year (000’s)	$3,453	$2,865	$6,670	$6,187	$6,195	$2,854	$11,025	$1,609	$0	$3,823	$541
	Annualized Base Rent PSF in Expiring Year	$32.58	$28.37	$28.87	$30.18	$28.68	$35.23	$32.91	$29.95	$0.00	$17.38	$33.81
	Number of Leases Expiring	32	15	21	11	17	3	2	2	0	1	1
Southern California	Square Feet Expiring (000’s)	126	111	117	87	95	51	128	1	12	14	0
Region	Square Feet as a % of NRA	15%	14%	14%	11%	12%	6%	16%	0%	1%	2%	0%
	Annualized Base Rent in Expiring Year (000’s)	$3,325	$2,810	$3,255	$2,424	$2,775	$1,775	$4,461	$58	$469	$497	$0
	Annualized Base Rent PSF in Expiring Year	$26.39	$25.32	$27.82	$27.86	$29.21	$34.80	$34.85	$58.00	$39.08	$35.50	$0.00
	Number of Leases Expiring	48	37	33	13	17	5	2	1	1	2	0

Office
Properties		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Thereafter

Total Office Properties	Square Feet Expiring (000’s)	1,184	1,666	2,142	1,252	1,922	853	2,461	513	907	568	779
	Square Feet as a % of NRA	7%	10%	13%	8%	12%	5%	15%	3%	6%	4%	5%
	Annualized Base Rent in Expiring Year (000’s)	$26,676	$39,081	$48,201	$27,922	$45,786	$19,715	$59,743	$12,943	$17,730	$12,227%	$16,671
	Annualized Base Rent PSF in Expiring Year	$22.53	$23.46	$22.50	$22.30	$23.82	$23.11	$24.28	$25.23	$19.55	$21.53	$21.40
	Number of Leases Expiring	201	154	157	108	140	45	39	20	21	21	16

Industrial
Properties(1)		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Thereafter

Midwest Region	Square Feet Expiring (000’s)	13	202	28	267	50	0	0	0	0	0	0
	Square Feet as a % of NRA	2%	30%	4%	39%	7%	0%	0%	0%	0%	0%	0%
	Annualized Base Rent in Expiring Year (000’s)	$92	$711	$165	$988	$262	$0	$0	$0	$0	$0	$0
	Annualized Base Rent PSF in Expiring Year	$7.08	$3.52	$5.89	$3.70	$5.24	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
	Number of Leases Expiring	1	2	2	1	1	0	0	0	0	0	0
Southern California	Square Feet Expiring (000’s)	306	144	429	184	290	22	0	0	0	0	0
Region	Square Feet as a % of NRA	20%	9%	28%	12%	19%	1%	0%	0%	0%	0%	0%
	Annualized Base Rent in Expiring Year (000’s)	$2,190	$1,957	$2,962	$1,403	$2,164	$172	$0	$0	$0	$0	$0
	Annualized Base Rent PSF in Expiring Year	$7.16	$13.59	$6.90	$7.63	$7.46	$7.82	$0.00	$0.00	$0.00	$0.00	$0.00
	Number of Leases Expiring	7	3	6	4	8	1	0	0	0	0	0
Total Industrial Properties	Square Feet Expiring (000’s)	319	346	457	451	340	22	0	0	0	0	0
	Square Feet as a % of NRA	14%	16%	21%	20%	15%	1%	0%	0%	0%	0%	0%
	Annualized Base Rent in Expiring Year (000’s)	$2,282	$2,668	$3,127	$2,391	$2,426	$172	$0	$0	$0	$0	$0
	Annualized Base Rent PSF in Expiring Year	$7.15	$7.71	$6.84	$5.30	$7.14	$7.82	$0.00	$0.00	$0.00	$0.00	$0.00
	Number of Leases Expiring	8	5	8	5	9	1	0	0	0	0	0

(1)	Net rentable square feet (NRA) defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

Insurance
          We have and will keep in force comprehensive insurance, including liability, fire, workers’ compensation, extended coverage, rental loss and, when available on reasonable commercial terms, flood, wind, earthquake and terrorism insurance, with policy specifications, limits, exclusions and deductibles customarily carried for similar properties. We currently maintain insurance to cover environmental conditions and business interruption if and when they occur. This policy covers both governmental and third-party claims associated with the covered environmental conditions. Our real property insurance policies exclude earthquake coverage for properties located within California. As a result, we maintain a separate $125 million blanket earthquake policy on the properties we own in Northern and Southern California. Our real property insurance policies exclude terrorism coverage. However, we maintain a separate $100 million blanket stand-alone terrorism policy on the properties we own. Certain types of losses, however, generally of a catastrophic nature, such as acts of war, are either uninsurable or the cost of obtaining insurance is so high that it is more prudent to accept the risk of loss. If more terrorists incidents occur, however, future insurance policies purchased by us may expressly exclude hostile acts, and it may then become economically unfeasible to obtain insurance covering terrorist attacks. In the event of such terrorist acts or other catastrophic losses, we would expect our insurance premiums to increase thereafter, which may have an adverse impact on our cash flow. We believe that our properties as of the date of this filing are adequately insured in accordance with industry standards.
Item 3. Legal Proceedings
          Neither we nor our affiliates (other than in a representative capacity) are presently subject to any material litigation. To our knowledge, no litigation has been threatened against us or our affiliates other than routine actions and administrative proceedings, substantially all of which are expected to be covered by liability insurance and which, in the aggregate, are not expected to have a material adverse effect on our business or financial condition.
Item 4. Submission of Matters to a Vote of Security Holders
          No matter was submitted to a vote of our security holders during the fourth quarter of 2004 through the solicitation of proxies or otherwise.

PART II
Item 5. Market for Registrant’s Common Equity and Related Shareholder Matters
Market Information
          Our common shares commenced trading on the NYSE on October 17, 1996 under the symbol “PP.” As of March 14, 2005, the last reported sales price per common share on the NYSE was $36.10 per common share. The following table sets forth the high and low sales price per common share reported on the NYSE as traded for the periods indicated.

Period	High	Low

2004
Fourth Quarter	39.87	34.79
Third Quarter	37.43	32.94
Second Quarter	37.31	29.25
First Quarter	36.92	32.41
2003
Fourth Quarter	32.99	29.58
Third Quarter	31.41	28.79
Second Quarter	30.09	26.85
First Quarter	28.28	25.27
Holders
          At March 14, 2005, we had approximately 472 holders of record and approximately 13,001 beneficial owners of our common shares. The number of beneficial owners does not include beneficial owners for whom Cede & Co. or others act as nominee. As of March 14, 2005, all of our 3,773,585 Series D Preferred Shares, which are convertible into our common shares subject to certain limitations, were held by Security Capital Preferred Growth, Incorporated. In addition, the common units of limited partnership interest in the operating partnership, which are redeemable for common shares subject to limitations, were held by 19 entities or persons.
Dividends
          We have adopted a policy of paying regular quarterly distributions on our common shares and cash distributions have been paid on our common shares with respect to each such period since our inception. The following table sets forth information regarding the declaration and payment of distributions by us in 2004 and 2003.

	Distribution	Distribution	Per Share
	Record	Payment	Distribution
Period Which Distribution Relates	Date	Date	Amount

2004
Fourth Quarter	12/27/04	1/7/05	$0.560
Third Quarter	9/30/04	10/08/04	$0.560
Second Quarter	6/30/04	7/09/04	$0.560
First Quarter	3/31/04	4/09/04	$0.560
2003
Fourth Quarter	12/26/03	1/9/04	$0.560
Third Quarter	9/30/03	10/10/03	$0.560
Second Quarter	6/30/03	7/11/03	$0.560
First Quarter	3/31/03	4/11/03	$0.560
          For tax purposes, the foregoing distributions represent an approximate 45.8% and 36.3% return of capital in 2004 and 2003, respectively. In order to maintain our qualification as a REIT, we must make annual distributions to our shareholders of at least 90% of our taxable income, excluding net capital gains. During the years ended December 31, 2004 and 2003, we declared distributions totaling $2.24 per share. Under certain circumstances we may be required to make distributions in excess of cash available for distribution in order to meet such REIT distribution requirements. In such event, we presently would expect to borrow funds, or to sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain our qualification as a REIT for federal income tax purposes.
          We declared a cash distribution for the first quarter of 2005 in the amount of $.56 per share, payable on April 8, 2005 to holders of record on March 31, 2005. We currently anticipate that we will maintain at least the current distribution rate for the immediate future, unless actual results of operations, economic conditions or other factors differ from our current expectations. Future distributions, if any, paid by us will be at the discretion of our board of trustees and will depend on our cash flow, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our board of trustees deems relevant.
Securities Authorized for Issuance under Equity Compensation Plans
          The following table sets forth certain information, as of December 31, 2004, with respect to all compensation plans previously approved by our security holders, as well as equity compensation plans not previously approved by our security holders.

				Number of Securities
				Remaining Available
				For Future Issuance
	Number of Securities			Under Equity
	To be Issued Upon		Weighted Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding Securities
	Outstanding Options,		Outstanding Options,	Reflected in
	Warrants and Rights		Warrants and Rights	Far Left Column)
Equity compensation plans approved by security holders	647,251		$30.11	2,186,610
Equity compensation plans not approved by security holders	80,952	(1)	(1)	(1)
Total	728,203		$30.11	2,186,610

(1)	Pursuant to our Key Employee Share Option Plan, officers and other selected key employees of our operating partnership or Prentiss Properties Resources, Inc. and its subsidiaries who earn bonuses have the option of deferring the payment of such bonuses. Such deferred compensation may be used to purchase various mutual funds and/or our common shares. Pursuant to the participant’s election, we purchase shares on the open market and place them in a trust for the benefit of such participant. The trust may deliver to the participant shares or the fair market value of such shares beginning six months from the date they were placed in the trust. The purpose of the deferred compensation plan is to provide a vehicle for the payment of compensation otherwise payable to the participants, in a form that will provide incentives and rewards for meritorious performance and encourage the recipients’ continuance as our employees. During the 2000 plan year we provided a discount of 15% on the purchase price of our common shares purchased by participants in the plan. For the plan years thereafter, we did not provide for a discount on our common shares. As of December 31, 2004, the investments included 80,952 of our common shares purchased in the open market.

			Total Number of	Maximum Number
			Shares Purchased as	of Shares that May
			Part of Publicly	Yet Be Purchased
	Total Number of Shares	Average Price Paid	Announced	Under the
Period	Purchased (1)	per Share	Plans or Programs	Plans or Programs (2)
October 1, 2004 - October 31, 2004	5,218	$36.10	—	997,200

November 1, 2004 - November 30, 2004	—	$—	—	—

December 1, 2004 - December 31, 2004	—	$—	—	—

Total	5,218	$36.10	—	997,200

(1)	During October 2004, we purchased 1,218 of our common shares pursuant to our Key Employee Share Option Plan and we received 4,000 of our common shares due to the forfeiture of stock grants. The purchases described in this footnote were not made pursuant to a publicly announced plan or program.

(2)	During 1998, our board of trustees authorized the repurchase of up to 2.0 million common shares in the open market or negotiated private transactions. On January 4, 2000, the board of trustees authorized a 1.5 million-share increase in the share repurchase program bringing the total authorization to 3.5 million common shares. On May 9, 2001, the board of trustees authorized an additional 1.0 million-share increase in the share repurchase program bringing the total authorization to 4.5 million shares. Since inception of the repurchase program, through December 31, 2004, we have purchased 3,502,800 common shares and pursuant to current authorization, we have the ability to repurchase an additional 997,200 in the future.
Item 6. Selected Financial Data
          The following section sets forth our selected financial data. The following data should be read in conjunction with our historical Consolidated Financial Statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 10-K.
          The selected historical consolidated financial data has been derived from our audited financial statements and notes thereto.

Operating Data:	Year Ended December 31,
(in thousands, except per share amounts)	2004	2003	2002	2001	2000

Rental income	$296,132	$258,128	$245,873	$221,209	$216,067
Service business and other income	13,864	16,749	4,365	5,014	4,522

Total revenues	309,996	274,877	250,238	226,223	220,589

Property operating expenses and real estate taxes	104,196	88,980	86,662	71,931	71,367
General and administrative and personnel costs	11,803	10,988	10,361	10,396	9,790
Expenses of service business	9,998	10,513	—	—	—
Depreciation and amortization	75,707	57,478	48,760	42,352	43,230

Total operating expenses	201,704	167,959	145,783	124,679	124,387

Interest expense and amortization of financing costs	(63,362)	(62,762)	(58,450)	(56,422)	(63,590)
Merger termination fee, net	—	—	—	17,000	4,091

Income from continuing operations before equity in income of unconsolidated joint ventures, loss on securities, impairment and minority interests	44,930	44,156	46,005	62,122	36,703
Equity in income of unconsolidated joint ventures	2,429	2,555	3,154	3,131	3,843
Loss on investment in securities	(420)	—	—	—	(1,000)
Loss from impairment of mortgage loan	(2,900)	—	—	—	—
Impairment loss on real estate property	—	—	—	(4,765)	—
Minority interests(1)	(2,002)	(9,796)	(9,812)	(15,857)	(13,637)

Income from continuing operations	42,037	36,915	39,347	44,631	25,909

Income from discontinued operations	13,575	18,008	27,875	40,919	45,476
Gain/(loss) from disposition of discontinued operations	11,957	(4,457)	8,430	—	—
Loss from debt defeasance related to sale of real estate	(5,316)	—	—	—	—
Minority interests related to discontinued operations (1)	(1,052)	(484)	(1,371)	(1,744)	(2,021)

Discontinued operations	19,164	13,067	34,934	39,175	43,455

Income before gain on sale of properties	61,201	49,982	74,281	83,806	69,364

Gain on sale of properties including land and an interest in a real estate partnership	1,222	9,435	—	18,660	221

Net income	$62,423	$59,417	$74,281	$102,466	$69,585
Preferred dividends	(10,052)	(8,452)	(8,358)	(7,887)	(7,151)

Net income applicable to common shareholders	$52,371	$50,965	$65,923	$94,579	$62,434

Basic earnings per common share:
Income from continuing operations applicable to common shareholders	$0.75	$0.94	$0.81	$1.60	$0.52
Discontinued operations	$0.43	$0.33	$0.91	$0.97	$1.20

Net income applicable to common shareholders — basic	$1.18	$1.27	$1.72	$2.57	$1.72

Weighted average number of common shares outstanding — basic	44,330	40,068	38,409	36,736	36,273
Diluted earnings per common share:
Income from continuing operations applicable to common shareholders	$0.75	$0.94	$0.80	$1.55	$0.52
Discontinued operations	$0.43	$0.33	$0.91	$0.96	$1.19

Net income applicable to common shareholders — diluted	$1.18	$1.27	$1.71	$2.51	$1.71

Weighted average number of common shares and common share equivalents outstanding - diluted	44,529	40,270	38,649	40,849	36,515

Balance Sheet Data:	As of or For the Year Ended December 31,
(in thousands)	2004	2003	2002	2001	2000

Operating real estate, before accumulated depreciation	$2,130,364	$2,052,679	$1,932,028	$1,807,039	$1,869,694
Operating real estate, after accumulated depreciation	1,896,357	1,841,735	1,753,236	1,660,690	1,743,064
Cash and cash equivalents	8,586	5,945	5,080	5,845	5,452
Total assets	2,333,539	2,199,093	2,122,289	2,030,593	2,117,875
Mortgages and notes payable	1,191,911	1,029,035	1,011,027	907,734	1,007,800
Mandatorily redeemable preferred units	—	10,000	—	—	—
Total liabilities	1,329,168	1,162,229	1,141,731	1,024,607	1,132,858
Minority interest	60,782	124,623	136,325	186,186	178,753
Shareholders’ equity	943,589	912,241	844,233	819,800	806,264

Other Data:
(in thousands)

Cash flow from operations	$158,249	$133,625	$160,611	$160,424	$161,961
Cash flow from investing	(79,004)	(142,304)	(160,505)	(52,854)	(173,211)
Cash flow from financing	(76,604)	9,544	(871)	(107,177)	3,389

Distributions declared per common share	$2.240	$2.240	$2.215	$2.090	$1.895
Funds from operations(2)	144,709	139,246	144,911	155,814	138,402

Property Data:
(square feet in thousands)

Number of properties	133	137	137	146	181
Total net rentable square feet (3)	18,358	17,762	17,627	17,597	19,497
Leased %	88%	91%	93%	94%	96%

(1)	Represents limited partners’ interests in the operating partnership as well as limited partners’ interests in certain real estate partnerships.

(2)	Funds from operations is a widely recognized measure of REIT operating performance. Funds from operations is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that funds from operations is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, our management believes that funds from operations provides useful information to the investment community about our financial performance when compared to other REITs since funds from operations is generally recognized as the industry standard for reporting the operating performance of REITs. However, our funds from operations may not be comparable to funds from operations reported by other REITs that do not define funds from operations exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, funds from operations should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto included elsewhere in this Form 10-K. We believe that net income is the most directly comparable GAAP financial measure to funds from operations. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Funds from operations does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations. The following is a reconciliation of net income to funds from operations:

Funds from operations	Year Ended December 31,
(in thousands)	2004	2003	2002	2001	2000

Net income	$62,423	$59,417	$74,281	$102,466	$69,585
Adjustments:
Real estate depreciation and amortization(A)	95,429	79,972	73,368	64,190	63,328
Minority interest share of depreciation and amortization	(4,682)	—	—	—	—
Real estate depreciation and amortization of unconsolidated joint ventures	2,985	2,960	3,103	3,550	2,816
Minority interests(B)	1,733	1,875	2,589	4,268	2,894
Gain on sale of real estate	(13,179)	(4,978)	(8,430)	(18,660)	(221)

Funds from operations (C)(D)	$144,709	$139,246	$144,911	$155,814	$138,402

(A)	Includes real estate depreciation and amortization included in continuing operations and real estate depreciation and amortization included in discontinued operations.

(B)	Represents the minority interests applicable to the common unit holders of the operating partnership.

(C)	Funds from operations for the years ended December 31, 2001 and 2000 includes merger termination fees of $17.0 million and $4.1 million, respectively. The fees are not considered extraordinary items under generally accepted accounting principles, and therefore have not been deducted from net income in deriving our funds from operations.

(D)	Impairment losses and debt defeasance related to real estate are not added back in our reconciliation of net income to funds from operations; therefore, for periods in which impairment losses or debt defeasance are recognized, funds from operations is negatively impacted. We recognized impairment losses on real estate of $1.8 million and $2.9 million during the years ended December 31, 2003 and 2002, respectively. We recognized impairment loss on a mortgage loan of $2.9 million for the year ended December 31, 2004. We recognized debt defeasance of $5.3 million during the year ended December 31, 2004. The impairment losses totaling $1.8 million and $2.9 million for the years ended December 31, 2003 and 2002 respectively are included in the line item “income from discontinued operations” in our consolidated statements of income.

(3)	Total net rentable square feet represents 100% of our wholly-owned properties.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
          The following discussion and analysis of financial condition and results of operations should be read in conjunction with our Selected Financial Data and our historical Consolidated Financial Statements and related notes thereto. Historical results set forth in our Selected Financial Data and Consolidated Financial Statements should not be taken as an indication of our future operations.
Overview
          We are a self-administered and self-managed Maryland REIT. We acquire, own, manage, lease, develop and build primarily office properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through employees, such as, property managers, leasing professionals and engineers. We operate principally through our operating partnership, Prentiss Properties Acquisition Partners, L.P. and its subsidiaries, and two management service companies, Prentiss Properties Resources, Inc. and its subsidiaries and Prentiss Properties Management, L.P.
          As of December 31, 2004, we owned interests in a diversified portfolio of 133 primarily suburban Class A office and suburban industrial properties as follows:

	Number of	Net Rentable
	Buildings	Square Feet (1)
		(in millions)
Office properties	106	17.5
Industrial properties	27	2.2

Total	133	19.7

(1)	Includes 100% of the net rentable square feet of our wholly-owned, consolidated joint venture and unconsolidated joint venture properties, which totaled 17.2 million, 989,000 and 1.6 million respectively. Our pro rata share of net rentable square feet totals 18.4 million and includes 504,000 and 669,000 from our consolidated and unconsolidated joint venture properties, respectively.
          As an owner of real estate, the majority of our income and cash flow is derived from rental income received pursuant to tenant leases for space at our properties; and thus, our earnings would be negatively impacted by a deterioration of our rental income. One or more factors could result in a deterioration of rental income including (1) our failure to renew or execute new leases as current leases expire, (2) our failure to renew or execute new leases with rental terms at or above the terms of in-place leases, and (3) tenant defaults.
          Our failure to renew or execute new leases as current leases expire or to execute new leases with rental terms at or above the terms of in-place leases is dependent on factors such as (1) the local economic climate, which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors and (2) local real estate conditions, such as oversupply of office and industrial space or competition within the market.
          Our industry’s performance is generally predicated on a sustained pattern of job growth. In 2004, while the overall United States economy began to demonstrate economic growth, there were few indications that the economy was creating jobs at a pace sufficient to generate significant increases in demand for our office space. We continued to operate in a period of weak fundamentals, evidenced by relatively high vacancy and correspondingly lower rental rates.
          As a result of the recent weak economic climate, the office real estate markets have been materially impacted by higher vacancy rates. In 2003, vacancy rates appeared to peak in many of our markets and some positive net absorption of space started to occur. During 2004, all of our markets, with the exception of Downtown Chicago, experienced positive net absorption of space. In addition, the overall vacancy rates are down as compared to 2003. Although there is a slight improvement in the economic climate, we do not expect any material improvement in the leasing conditions for 2005. In the face of challenging market conditions, we have followed a disciplined approach to managing our operations. We are constantly reviewing our portfolio and the markets in which we operate to identify potential asset acquisitions, opportunities for development and where we believe significant value can be found, asset dispositions.
          The occupancy in our portfolio of operating properties decreased to 88% at December 31, 2004 compared to 91% at December 31, 2003 and 93% at December 31, 2002. Market rental rates have declined in each of our markets from peak levels and there may be additional declines in 2005. Rental rates on our office space that was re-leased in 2004 and 2003 decreased an average of 8% and 9%, respectively, in comparison to rates that were in effect under expiring leases.
          Our organization consists of a corporate office located in Dallas, Texas and five regional offices each of which operates under the guidance of a member of our senior management team. The following table presents regional revenues for the year ended December 31, 2004, and the markets in which our properties are located within each region. The first market represents the location of each regional office.

Region	Revenues	Market
	(in thousands)
Mid-Atlantic	$97,586	Metropolitan Washington, DC
Midwest	995	Chicago, Suburban Detroit
Southwest	129,212	Dallas/Fort Worth, Austin, Denver
Northern California	39,485	Oakland, Silicon Valley
Southern California	40,474	San Diego, Los Angeles

Total	$307,752

          In addition to the $307.8 million of regional revenues attributable to continuing operations, during the year ended December 31, 2004, we recognized $2.2 million of revenue consisting of reimbursements from employees for their share of health care related costs of $515,000, interest income of $523,000 representing the portion not allocated to our regions and the balance of $1.1 million relating primarily to income derived from services performed for third parties not allocated to our regions.
          At December 31, 2004, our pro rata share of in-place leases totaled 16.2 million square feet, or 88% of the net rentable square feet of our properties. Our leases range in term from 1 month to 17 years with an average term of 5 to 7 years. The 16.2 million square feet of in-place leases expire as follows:

	Square Feet
	Expiring
	(in thousands)
2005	1,503	9.3%
2006	2,012	12.4%
2007	2,599	16.1%
2008	1,703	10.5%
2009	2,262	14.0%
Thereafter	6,103	37.7%

	16,182	100.0%

          If one or more tenants fail to pay their rent due to bankruptcy, weakened financial condition or otherwise, our income, cash flow and ability to make distributions would be negatively impacted. At any time, a tenant may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant leases.
2004 Real Estate Transactions
Joint Venture Arrangement
          On January 22, 2004, Prentiss Office Investors, L.P. was established to acquire office properties in our core markets of Washington D.C./Northern Virginia, Chicago, Dallas/Ft. Worth, Northern California and San Diego/Orange County. The partnership was initially wholly owned by the operating partnership and its affiliates and was seeded by the transfer of several recent acquisitions including, 2291 Wood Oak Drive a single office building containing approximately 228,000 net rentable square feet located in Herndon, Virginia, Corporate Lakes III a single office building containing approximately 124,000 net rentable square feet located in Chicago, Illinois and seven office buildings containing approximately 370,000 net rentable square feet located in Carlsbad, California.
          Pursuant to a joint venture agreement, effective February 1, 2004, Stichting Pensioenfonds ABP, a Netherlands based pension fund and unrelated third party, acquired a 49% limited partnership interest in Prentiss

Office Investors, L.P. for proceeds totaling $68.9 million. As a result of the transaction, we recorded a gain on sale of $1.2 million. The joint venture is consolidated with and into the accounts of the operating partnership. Proceeds from the transaction were used to repay a portion of the outstanding borrowings under our revolving credit facility.
Acquisitions
          During the year ended December 31, 2004, we acquired, from unrelated third parties, 8 office buildings totaling approximately 2.3 million net rentable square feet as detailed below:

					Net Rentable	Acquisition
			Month of	Number of	Square Feet(1)	Price(2)
Acquired Properties	Segment	Market	Acquisition	Buildings	(in thousands)	(in millions)

Cityplace Center	Southwest	Dallas/Ft. Worth	April 2004	1	1,296	$123.3
The Bluffs(3)	Southern Calif.	San Diego	May 2004	1	69	17.7
5500 Great America Parkway	Northern Calif.	Silicon Valley	May 2004	3	306	34.8
2101 Webster	Northern Calif.	Oakland	Oct. 2004	1	459	65.7
Lakeside I & II(3) (4)	Midwest	Chicago	Oct. 2004	2	198	32.6

				8	2,328	$274.1

(1)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(2)	Acquisitions were funded with proceeds from our revolving credit facility, debt assumption, property sales and proceeds generated from the sale of common shares.

(3)	Acquisitions were acquired by Prentiss Office Investors, L.P., the joint venture described above. The net rentable square feet and acquisition price is presented at 100%. Each partner contributed their pro rata share of the purchase price of each property to Prentiss Office Investors, L.P. prior to acquisition.

(4)	Results of operations on these properties are presented as discontinued operations.
          On July 15, 2004, we acquired from an unrelated third party, approximately 7.7 acres of land in Del Mar, California for gross consideration of $15.1 million. The acquisition was funded with proceeds from our revolving credit facility. The land is unrelated to our development project which is also located in Del Mar, California.
Dispositions
          During the year ended December 31, 2004, we sold, to unrelated third parties, 4 industrial buildings containing approximately 91,000 net rentable square feet and 8 office buildings containing approximately 1.2 million net rentable square feet as detailed below:

					Net Rentable	Gross
			Month of	Number of	Square Feet	Proceeds(1)
Properties Sold	Segment	Market	Disposition	Buildings	(in thousands)	(in millions)

Natomas Corporate Center	Northern Calif.	Sacramento	May 2004	6	566	$80.7
Shadowridge Business Center	Southern Calif.	San Diego	July 2004	4	91	10.2
One Westchase Center	Southwest	Houston	Aug. 2004	1	466	44.2
1800 Sherman Avenue	Midwest	Chicago	Nov. 2004	1	136	18.2

				12	1,259	$153.3

(1)	Proceeds from property sales were used to repay a portion of the outstanding borrowings under our revolving credit facility and to complete a defeasance of a mortgage loan collateralized by the Natomas Corporate Center properties.

Development
          During the year ended December 31, 2004, we transitioned a parcel of land from land held for development to construction in progress. The construction, which has an estimated total project cost of $48.1 million, includes a two building office project located in Del Mar, California and will contain approximately 158,000 net rentable square feet upon completion. The project which is currently 50% pre-leased is owned by Prentiss/Collins Del Mar Heights, LLC, a joint venture, owned 70% by our operating partnership and its affiliates and 30% by Collins Corporate Center, LLC, an unrelated third party. The accounts of Prentiss/Collins Del Mar Heights, LLC are consolidated with and into the accounts of our operating partnership. The December 31, 2004 carrying amount of this development project was $23.4 million.
Critical Accounting Policies and Estimates
          Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements. Our consolidated financial statements include the accounts of Prentiss Properties Trust, our operating partnership and our other consolidated subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from our estimates.
          The significant accounting policies used in the preparation of our consolidated financial statements are fully described in Note (2) to our audited consolidated financial statements for the year ended December 31, 2004, included elsewhere in this Form 10-K. However, certain of our significant accounting estimates are considered critical accounting estimates because the estimate requires our management to make assumptions about matters that are highly uncertain at the time the estimate is made and different estimates that reasonably could have been used in the current period, or changes in the estimates that are reasonably likely to occur from period to period, would have a material impact on our financial condition, changes in financial condition or results of operations. We consider our critical accounting policies and estimates to be those used in the determination of the reported amounts and disclosure related to the following:
(1)	Impairment of long-lived assets and the long-lived assets to be disposed of;

(2)	Allowance for doubtful accounts;

(3)	Depreciable lives applied to real estate assets and improvements to real estate assets;

(4)	Initial recognition, measurement and allocation of the cost of real estate acquired; and

(5)	Fair value of derivative instruments.
     Impairment of long-lived assets and long-lived assets to be disposed of
          Real estate, leasehold improvements and land holdings are classified as long-lived assets held for sale or long-lived assets to be held and used. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we record assets held for sale at the lower of the carrying amount or fair value, less cost to sell. With respect to assets classified as held and used, we periodically review these assets to determine whether our carrying amount will be recovered. All of our long-lived assets were classified as held and used at December 31, 2004. Our operating real estate, which comprises the majority of our long-lived assets, had a carrying amount of $1.9 billion at December 31, 2004. A long-lived asset is considered impaired if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Upon impairment, we would recognize an impairment loss to reduce the carrying value of the long-lived asset to our estimate of its fair value. Our estimate of fair value and cash flows to be generated from our properties requires us to make assumptions related to future occupancy of our properties, future rental rates, tenant concessions, operating expenditures, property taxes, capital improvements, the ability of our tenants to perform pursuant to their lease obligations, the holding period of our properties and the proceeds to be generated from the eventual sale of our properties. If one or more of our assumptions proves incorrect or if our assumptions change, the recognition of an impairment loss on one or more properties may be necessary in the future. The recognition of an impairment loss would negatively impact earnings. The table below details impairment losses on real estate properties recognized during the three years ended December 31, 2004.

	Year Ended December 31,
(in thousands)	2004	2003		2002

Impairment loss recognized	—	$1,792	(1)	$2,855	(1)

(1)	Included in the line item “income from discontinued operations” in the accompanying consolidated statements of income.
Allowance for doubtful accounts
     Accounts receivable are reduced by an allowance for amounts that we estimate to be uncollectible. Our receivable balance is comprised primarily of accrued rental rate increases to be received over the life of in-place leases as well as rents and operating cost recoveries due from tenants. We regularly evaluate the adequacy of our allowance for doubtful accounts considering such factors as credit quality of our tenants, delinquency of payment, historical trends and current economic conditions. At December 31, 2004, we had total receivables of $62.0 million and an allowance for doubtful accounts of $6.2 million, resulting in a net receivable balance of $55.8 million. Of the $62.0 million in total receivables, $50.7 million represents accrued rental rate increases to be received over the life of in-place leases. It is our policy to reserve all outstanding receivables that are 90-days past due along with a portion of the remaining receivable balance that we feel is uncollectible based on our evaluation of the outstanding receivable balance. In addition, we increase our allowance for doubtful accounts for accrued rental rate increases, if we determine such future rent is uncollectible. Actual results may differ from these estimates under different assumptions or conditions. If our assumptions, regarding the collectibility of accounts receivable, prove incorrect, we may experience write-offs in excess of our allowance for doubtful accounts which would negatively impact earnings. The table below presents the net increase/(decrease) to our allowance for doubtful accounts during the periods, amounts written-off as uncollectible during the periods and our allowance for doubtful accounts at December 31, 2004, and 2003 and 2002.

	Year Ended December 31,
(in thousands)	2004	2003	2002

(Decrease)/increase in allowance for doubtful accounts	$(3,779)	$2,274	$4,626

Amounts written off during the period	(6,847)	(1,289)	(802)

Allowance for doubtful accounts at period end	$6,207	$9,986	$7,712

     During the year ended December 31, 2002, our earnings were negatively impacted by a charge of $5.4 million resulting from our concern over the collectibility of certain tenant receivables. A significant portion of the charge related to our concern that accrued rental rate increases would not be collectible. Our concern was due in part to the impending bankruptcy of several significant tenants (bankruptcy tenants) as well as a deterioration of credit with certain other tenants. During 2002, we wrote-off approximately $197,000 and $605,000 of the receivables due from the bankruptcy tenants and other receivables, respectively.
     During the year ended December 31, 2003, we recognized a charge to earnings of $3.6 million, a significant portion of which resulted from increased receivables due from the bankruptcy tenants. During 2003, we wrote-off approximately $667,000 and $622,000 of the receivables due from the bankruptcy tenants and other receivables, respectively.
     During 2004, our earnings were negatively impacted by a charge of $3.0 million. The charge consisted of a $2.9 million allowance established for a note receivable that we determined to be partially uncollectible and other collectibility concerns of $1.7 million, partially offset by a $1.6 million allowance reversal resulting from the emergence from bankruptcy and recapitalization of one bankruptcy tenant. During 2004, we wrote-off approximately $1.5 million, $2.9 million and $2.4 million of the receivables due from the bankruptcy tenants, our note receivable and other receivables, respectively.
     As a result of the significant write-offs taken during the year ended December 31, 2004, a large portion of which related to the bankruptcy tenants and was allowed for in prior periods, accompanied by the allowance reversal attributable to the bankruptcy tenant’s emergence from bankruptcy, our allowance for doubtful accounts have decreased $3.8 million from December 31, 2003 to December 31, 2004.
Depreciable lives applied to real estate assets and improvements to real estate assets
     Depreciation on buildings and improvements is provided under the straight-line method over an estimated useful life of 30 to 40 years for office buildings and 25 to 30 years for industrial buildings. Significant betterments made to our real estate assets are capitalized and depreciated over the estimated useful life of the betterment. If our estimate of useful lives proves to be materially incorrect, the depreciation and amortization expense that we currently recognize would also prove to be materially incorrect. A change in our estimate of useful lives would therefore result in either an increase or decrease in depreciation and amortization expense and thus, a decrease or increase in earnings. The table below presents real estate related depreciation and amortization expense, including real estate depreciation and amortization expense included in income from continuing operations as well as discontinued operations, for the three years ended December 31, 2004.

	Year Ended December 31,
(in thousands)	2004	2003	2002

Real Estate depreciation and amortization from continuing operations	$75,148	$57,194	$48,671
Real Estate depreciation and amortization from discontinued operations	$20,281	$22,778	$24,697
Initial recognition, measurement and allocation of the cost of real estate acquired
     We allocate the purchase price of properties acquired to tangible assets consisting of land and building and improvements, and identified intangible assets and liabilities generally consisting of (i) above- and below-market leases, (ii) in-place leases and (iii) tenant relationships. We allocate the purchase price to the assets acquired and liabilities assumed based on their relative fair values in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” These fair values are derived as follows:
     Amounts allocated to land are derived from (1) comparable sales of raw land, (2) floor area ratio (FAR) specifics of the land as compared to other developed properties (average land cost per FAR) and (3) our other local market knowledge.
     Amounts allocated to buildings and improvements are calculated and recorded as if the building was vacant upon purchase. We use estimated cash flow projections and apply discount and capitalization rates based on market knowledge. Depreciation is computed using the straight-line method over the estimated life of 30 to 40 years for office buildings and 25 to 30 years for industrial buildings.
     We record above-market and below-market in-place lease values for acquired properties based on the present value (using a market interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease for above-market leases and the initial term plus the term of the fixed rate renewal option, if any for below-market leases. We perform this analysis on a lease (tenant) by lease (tenant) basis. The capitalized above-market lease values are amortized as a reduction to rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term plus the term of the fixed rate renewal option, if any, of the respective leases.
     Other intangible assets, in-place leases and tenant relationships, are calculated based on an evaluation of specific characteristics of each tenant’s lease. Our estimates of fair value for other intangibles includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions and the costs to execute similar leases. In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on current market conditions. Costs to execute similar leases include leasing commissions, legal and other related costs. The value of in-place leases is amortized to expense over the remaining non-cancelable term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value would be charged to expense in current period earnings.
     Based on our estimates of the fair value of the components of each real estate property acquired between January 1, 2003 and December 31, 2004, we allocated the purchase price as follows:

	Year Ended December 31,
(in thousands)	2004	2003

Land	$46,597	$33,173
Buildings and improvements	$183,250	$107,506
Tenant Improvements and leasing commissions	$29,641	$28,159
Below market lease value	$(7,122)	$(833)
Above market lease value	$2,342	$3,241
In-place lease value at market	$21,099	$7,425
Above market debt	$(1,651)	$—
     During the year ended December 31, 2004, we acquired a parcel of land for gross consideration of $15.1 million, which is included as land held for development on our consolidated balance sheet.
Fair value of derivative instruments
     In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, beginning January 1, 2001, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability of expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
     For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized currently in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.
     Our objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without the exchange of the underlying principal amount. During 2004, such derivatives were used to hedge the variable cash flows associated with a portion of our variable-rate debt.
     As of December 31, 2004, we did not have any derivatives designated as fair value hedges. Additionally, we do not use derivatives for trading or speculative purposes, and currently, we do not have any derivatives that are not designated as hedges.

     To determine the fair value of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized. Future cash inflows or outflows from our derivative instruments depend upon future borrowing rates. If assumptions about future borrowing rates prove to be materially incorrect, the recorded value of these agreements could also prove to be materially incorrect. Because we use the derivative instruments to hedge our exposure to variable interest rates, thus effectively fixing a portion of our variable interest rates, changes in future borrowing rates could result in our interest expense being either higher or lower than might otherwise have been incurred on our variable-rate borrowings had the rates not been fixed. The table below presents the amount by which cash payments made under our interest rate swap agreements exceeded cash receipts from our agreements during the three years ended December 31, 2004. The table also presents the estimated fair value of our in-place swap agreements as of December 31, 2004, 2003 and 2002.

	Year Ended December 31,
(in thousands)	2004	2003	2002

Net cash paid under our interest rate swap agreements	$(10,557)	$(9,743)	$(8,232)
Fair value of interest rate swaps	$(1,046)	$(8,074)	$(16,776)

Results of Operations
Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003
     The table below presents our consolidated statements of income for the years ended December 31, 2004 and 2003:

	Year Ended
Consolidated Statements of Income	December 31,
(in thousands)	2004	2003

Revenues:
Rental income	$296,132	$258,128
Service business and other income	13,864	16,749

	309,996	274,877

Operating expenses:
Property operating and maintenance	76,977	66,720
Real estate taxes	27,219	22,260
General and administrative and personnel costs	11,803	10,988
Expenses of service business	9,998	10,513
Depreciation and amortization	75,707	57,478

	201,704	167,959

Other expenses:
Interest expense	61,032	60,478
Amortization of deferred financing costs	2,330	2,284

Income from continuing operations before equity in income of unconsolidated joint ventures, loss on investment in securities, impairment, and minority interests	44,930	44,156

Equity in income of unconsolidated joint ventures	2,429	2,555
Loss on investment in securities	(420)	—
Loss from impairment of mortgage loan	(2,900)	—
Minority interests	(2,002)	(9,796)

Income from continuing operations	42,037	36,915

Discontinued operations:
Income from discontinued operations	13,575	18,008
Gain/(loss) from disposition of discontinued operations	11,957	(4,457)
Loss from debt defeasance related to sale of real estate	(5,316)	—
Minority interests related to discontinued operations	(1,052)	(484)

	19,164	13,067

Income before gain on sale of land and an interest in a real estate partnership	61,201	49,982
Gain on sale of land and an interest in a real estate partnership	1,222	9,435

Net income	$62,423	$59,417
Preferred dividends	(10,052)	(8,452)

Net income applicable to common shareholders	$52,371	$50,965

     Included below is a discussion of the significant events or transactions that have impacted our results of operations when comparing the year ended December 31, 2004 to the year ended December 31, 2003.

     Acquisition of Real Estate. Acquisitions are a key component of our external growth strategy. We selectively pursue acquisitions in our core markets when long-term yields make acquisitions attractive. Between January 1, 2003 and December 31, 2004, we acquired nineteen office properties containing in the aggregate approximately 3.4 million net rentable square feet as presented below:

					Net Rentable	Acquisition
			Month of	Number of	Square Feet (1)	Price
Acquired Properties	Segment	Market	Acquisition	Buildings	(in thousands)	(in millions)

Park West C3	Southwest	Dallas/Ft. Worth	Feb. 2003	1	339	$28.1
410 Warrenville Road(2)	Midwest	Chicago	May 2003	1	60	8.7
Corporate Lakes III(2) (3)	Midwest	Chicago	June 2003	1	124	22.6
2291 Wood Oak Drive(3)	Mid-Atlantic	Metro. Wash., D.C.	Aug. 2003	1	228	52.2
Camino West Corporate Park(3)	Southern Calif.	San Diego	Nov. 2003	1	54	8.9
Carlsbad Airport Plaza(3)	Southern Calif.	San Diego	Nov. 2003	1	62	10.5
La Place Court(3)	Southern Calif.	San Diego	Nov. 2003	2	81	13.6
Pacific Ridge Corporate Centre(3)	Southern Calif.	San Diego	Nov. 2003	2	121	23.9
Pacific View Plaza(3)	Southern Calif.	San Diego	Nov. 2003	1	52	10.2
Cityplace Center	Southwest	Dallas/Ft. Worth	April 2004	1	1,296	123.3
The Bluffs(4)	Southern Calif.	San Diego	May 2004	1	69	17.7
5500 Great America Parkway	Northern Calif.	Silicon Valley	May 2004	3	306	34.8
Lakeside Point I & II(2) (4)	Midwest	Chicago	Oct. 2004	2	198	32.6
2101 Webster	Northern Calif.	Oakland	Oct. 2004	1	459	65.7

				19	3,449	$452.8

(1)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(2)	Results from operations on these properties are presented as discontinued operations.

(3)	Properties were acquired by the operating partnership and its affiliates and subsequently transferred to our Prentiss Office Investors, L.P. joint venture on January 22, 2004.

(4)	Acquisitions were acquired by Prentiss Office Investors, L.P. The net rentable square feet and acquisition price is presented at 100%. Each partner contributed their pro rata share of the purchase price of each property to Prentiss Office Investors, L.P. prior to acquisition.
Leasing of Development Projects. Our results of operations, for the year ended December 31, 2004, have increased due to an increase in occupancy at a development project located in our Mid-Atlantic region which includes approximately 182,000 net rentable square feet. The project was 100% leased at December 31, 2004 and 35% rent paying for the year ended December 31, 2004, compared to 29% leased at December 31, 2003 and 29% rent paying for the year ended December 31, 2003.
Real Estate Dispositions. During the period January 1, 2003 through December 31, 2004, we disposed of four industrial properties containing 91,000 net rentable square feet and nineteen office properties containing 2.2 million net rentable square feet. The industrial properties were sold on July 23, 2004. Two office properties, containing 339,000 net rentable square feet, within our Southwest region were sold on June 26, 2003. Nine office properties containing 644,000 net rentable square feet were sold on July 24, 2003, representing our only real estate assets located within the Atlanta area, a market within our Mid-Atlantic region. Six office properties containing 566,000 net rentable square feet were sold on May 20, 2004, representing our only real estate assets in the Sacramento area, a market within our Northern California region. On August 23, 2004, we sold our only remaining real estate asset in the Houston, Texas area, a market within our Southwest region. The property contained 466,000 net rentable square feet. The remaining 136,000 net rentable square feet included the disposition on November 19, 2004 of an office building in the Chicago area, a market within our Midwest region.
Other Significant Real Estate Transactions. On January 22, 2004, Prentiss Office Investors, L.P. was established to acquire office properties in our core markets of Washington D.C./Northern Virginia, Chicago, Dallas/Ft. Worth, Northern California and San Diego/Orange County. The partnership was initially wholly owned by the operating partnership and its affiliates and was seeded by the transfer of several recent acquisitions as highlighted in the table above.
     Pursuant to a joint venture agreement, effective February 1, 2004, Stichting Pensioenfonds ABP, a Netherlands based pension fund and unrelated third party, acquired a 49% limited partnership interest in Prentiss Office Investors, L.P. for proceeds totaling $68.9 million. As a result of the transaction, we recorded a gain on sale of $1.2 million. The joint venture is consolidated with and into the accounts of the operating partnership. Proceeds from the transaction were used to repay a portion of the outstanding borrowings under our revolving credit facility.
     The following is a discussion of the material changes in our consolidated statements of income and a discussion of the impact that the significant events or transactions, as described above, had on one or more line items of our consolidated statements of income when comparing the year ended December 31, 2004 to the year ended December 31, 2003.
Rental Income. Rental income increased by $38.0 million, or 14.7%. The real estate acquisitions and development properties coming on-line resulted in increases of $34.9 million and $311,000, respectively. Additionally, our other properties experienced a $2.8 million increase primarily due to an increase in termination fee income of $5.4 million offset by a decrease in operating cost recoveries of $690,000 for the year ended December 31, 2004 compared to the year ended December 31, 2003 and a decrease in rental income of $2.3 million relating primarily to decreased occupancy and rental rate declines for newly executed leases.
Service Business and OtherIincome. Service business and other income decreased $2.9 million, or 17.2%, primarily due to a decrease in interest income resulting from the repayment of a note receivable on February 4, 2004 and the reduction of consulting fee income due to the completion of consulting contracts early in 2004.
Property Operating and Maintenance. Property operating and maintenance costs increased by $10.3 million, or 15.4%. The real estate acquisitions and development properties coming on-line resulted in increases of $10.2 million and $137,000, respectively. Property operating and maintenance expenses related to our other properties decreased by $130,000. Property operating and maintenance expense at our other properties experienced a decrease in bad debt expense offset by increased utility and other operating expenses.
Real Estate Taxes. Real estate taxes increased by $5.0 million, or 22.3%. The real estate acquisitions and development properties coming on-line resulted in increases of $4.2 million and $85,000, respectively. Real estate taxes related to our other properties increased by $678,000. The increase was primarily due to refunds received during the year ended December 31, 2003.
Expenses of Service Business. Expenses of service business decreased by $515,000, or 4.9%, primarily due to a decrease in income tax expense offset by an increase in compensation related expenses.
General and administrative and personnel costs. General and administrative and personnel costs increased by $815,000, or 7.4%, primarily due to an increase in compensation related expenses, which resulted from an increase in amounts due participants related to our deferred compensation and share incentive plans.
Depreciation and Amortization. Depreciation and amortization increased by $18.2 million, or 31.7%. The real estate acquisitions and development properties coming on-line resulted in increases of $14.0 million and $212,000, respectively. Other properties increased by $4.0 million which is attributable to the depreciation and amortization expense related to capital expenditures incurred at our properties subsequent to acquisition.
Interest Expense. Interest expense increased by $554,000, or 0.9%, primarily as a result of an increase in weighted average borrowings outstanding for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase was partially offset by a decrease in the weighted average interest rate paid on outstanding borrowings from 6.61% in 2003 to 6.22% in 2004 and an increase in capitalized interest from $416,000 in 2003 to $659,000 in 2004.
Loss on Investment in Securities. Loss on investment in securities of $420,000 resulted from a loss recorded on an investment we made in August 2000. We invested $423,000 in Narrowcast Communications, a provider of an electronic tenant information service known as Elevator News Network. On May 11, 2004, we received a letter notifying us that Narrowcast Communications was being dissolved. Included with the letter was a check totaling $3,000 representing a partial return of our investment. As a result, during the second quarter of 2004, we recognized a loss of $420,000 representing our remaining investment in the entity.
Loss on impairment of mortgage loan. Loss on impairment of mortgage loan of $2.9 million, relates to a $4.4 million note receivable associated with a real estate sales transaction completed in 2001. On December 22, 2004, we received correspondence from the borrower indicating an inability to fulfill their total obligation under the note. Due to the fact that our note receivable is subordinate to a first mortgage totaling approximately $12.0 million, we initiated an evaluation of the underlying real estate. Our evaluation was to determine whether the fair value of the property, less cost to sell would be sufficient to satisfy both the first mortgage and our note receivable. In our opinion, the fair value of the underlying real estate would not be sufficient to satisfy both the first mortgage and our note receivable and thus in the preparation of our financial statements, we recognized a $2.9 million write-down of the note.
Minority Interests. Minority interests decreased $7.8 million, or 79.6%, primarily due to a decrease in the proportionate share of net income attributable to the Series E and Series B Cumulative Redeemable Perpetual Preferred unitholders as a result of the repurchase of these units on February 4, 2004 and February 24, 2004, respectively.
Discontinued Operations. Discontinued operations increased by $6.1 million, primarily as a result of the gain from the sale of properties of $12.0 million for the year ended December 31, 2004 compared to a loss on the sale of properties of $4.5 million for the year ended December 31, 2003, partially offset by a loss from debt defeasance of $5.3 million recognized during the year ended December 31, 2004. Discontinued operations were also impacted by an impairment loss of $1.8 million recognized during the year ended December 31, 2003 and the timing of sale of the properties.
Gain on Sale of Land and Partnership Interest. Gain on sale of land and partnership interest decreased by $8.2 million, or 87.0%. During the year ended December 31, 2004, we sold an interest in a real estate partnership resulting in a gain of approximately $1.2 million. During the year ended December 31, 2003, we disposed of three land parcels resulting in a gain on sale of $9.4 million.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002
     The table below presents our consolidated statements of income for the years ended December 31, 2003 and 2002:

	Year Ended
Consolidated Statements of Income	December 31,
(in thousands)	2003	2002

Revenues:
Rental income	$258,128	$245,873
Service business and other income	16,749	4,365

	274,877	250,238

Operating expenses:
Property operating and maintenance	66,720	61,766
Real estate taxes	22,260	24,896
General and administrative and personnel costs	10,988	10,361
Expenses of service business	10,513	—
Depreciation and amortization	57,478	48,760

	167,959	145,783

Other expenses:
Interest expense	60,478	56,618
Amortization of deferred financing costs	2,284	1,832

Income from continuing operations before equity in income of unconsolidated joint ventures and unconsolidated subsidiaries and minority interests	44,156	46,005
Equity in income of unconsolidated joint ventures and unconsolidated subsidiaries	2,555	3,154
Minority interests	(9,796)	(9,812)

Incoming from continuing operations	36,915	39,347

Discontinued operations:
Income from discontinued operations	18,008	27,875
(Loss)/gain from disposition of discontinued operations	(4,457)	8,430
Minority interests related to discontinued operations	(484)	(1,371)

	13,067	34,934
Income before gain on sale of land	49,982	74,281
Gain on sale of land	9,435	—

Net income	$59,417	$74,281
Preferred dividends	(8,452)	(8,358)

Net income applicable to common shareholders	$50,965	$65,923

          Included below is a discussion of the significant events or transactions that have impacted our results of operations when comparing the year ended December 31, 2003 to the year ended December 31, 2002.
     Acquisition of Real Estate. Acquisitions are a key component of our external growth strategy. We selectively pursue acquisitions in our core markets when long-term yields make acquisitions attractive. Prior to March 2002, we owned a 20% non-controlling interest in the joint venture owning the Burnett Plaza property, a 1.0 million net rentable square foot office building located in our Southwest Region. Our 20% interest was accounted for using the equity method of accounting and thus, our share of the results of operations from the property were included in the line item “equity in income of joint ventures and unconsolidated subsidiaries” on our consolidated statements of income. On March 7, 2002, we purchased from Burnett Plaza — VEF III, L.P., an affiliate of Lend Lease Real Estate Investments, its 80% interest in the joint venture for a purchase price of approximately $51.2 million and the assumption of their pro rata share of joint venture debt. Subsequent to this purchase, the results of operations for the Burnett Plaza property are consolidated into the results of operations of our operating partnership.

     In addition to the acquisition of the Burnett Plaza property, between January 1, 2002 and December 31, 2003, we acquired twelve wholly-owned office properties containing in the aggregate approximately 1.4 million net rentable square feet as presented below.

					Net Rentable	Acquisition
			Month of	Number of	Square Feet(1)	Price
Acquired Properties	Segment	Market	Acquisition	Buildings	(in thousands)	(in millions)

12601 Fair Lakes Circle	Mid-Atlantic	Metro. Wash., D.C.	Nov. 2002	1	264	$55.1
Park West C3	Southwest	Dallas/Ft. Worth	Feb. 2003	1	339	28.1
410 Warrenville Road(2)	Midwest	Chicago	May 2003	1	60	8.7
Corporate Lakes III(2) (3)	Midwest	Chicago	June 2003	1	124	22.6
2291 Wood Oak Drive(3)	Mid-Atlantic	Metro. Wash., D.C.	Aug. 2003	1	228	52.2
Camino West Corporate Park(3)	Southern Calif.	San Diego	Nov. 2003	1	54	8.9
Carlsbad Airport Plaza(3)	Southern Calif.	San Diego	Nov. 2003	1	62	10.5
La Place Court(3)	Southern Calif.	San Diego	Nov. 2003	2	81	13.6
Pacific Ridge Corporate Centre(3)	Southern Calif.	San Diego	Nov. 2003	2	121	23.9
Pacific View Plaza(3)	Southern Calif.	San Diego	Nov. 2003	1	52	10.2

				12	1,385	$233.8

(1)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(2)	Results from operations on these properties are presented as discontinued operations.

(3)	Properties were acquired by the operating partnership and its affiliates, and subsequently transferred to our Prentiss Office Investors, L.P. joint venture on January 22, 2004.
Leasing of Develpment Projects. Our results of operations, for the year ended December 31, 2003, have been bolstered by increased occupancy at three development projects. The projects include approximately 182,000 net rentable square feet in our Mid-Atlantic Region, 223,000 net rentable square feet in our Southwest Region and 40,000 net rentable square feet in our Southern California Region. The projects were approximately 71% leased and rent paying at December 31, 2003.
Real Estate Dispositions. During the period January 1, 2002 through December 31, 2003, we disposed of seven industrial properties containing 875,000 net rentable square feet and fourteen office properties containing 1.2 million net rentable square feet. The industrial properties were sold on September 10, 2002 and included all of the industrial properties within our Mid-Atlantic Region. Three office properties containing 194,000 net rentable square feet were sold on October 17, 2002 and represented our only office holdings within the Los Angeles area, a market within our Southern California Region. Two office properties, containing 339,000 net rentable square feet, within our Southwest region were sold on June 26, 2003. The remaining 644,000 net rentable square feet included the disposition on July 24, 2003 of nine office properties representing our only properties within the Atlanta area, a market within our Mid-Atlantic region.
Other Significant Real Estate Transactions. On November 22, 1999, we acquired 123 North Wacker, a 540,000 net rentable square foot office property located in our Midwest Region for a purchase price of approximately $87.3 million. The property was primarily leased to a single tenant whose intention was to vacate the property in September 2001 upon the expiration of the in-place lease. Our intention was to convert and market the building for lease as a multi-tenant property. The property, which was vacated as intended incurred significant leasing activity during 2002 and 2003. The property was approximately 88% leased at December 31, 2003 compared to 81% leased at December 31, 2002.
     The following is a discussion of the material changes in our consolidated statements of income and a discussion of the impact that the significant events or transactions, as described above, had on one or more line items of our consolidated statements of income when comparing the year ended December 31, 2003 to the year ended December 31, 2002.

Rental Income. Rental income increased by $12.3 million, or 5.0%. The real estate acquisitions and development properties coming on-line resulted in increases of $18.7 million and $2.3 million, respectively. The increases were offset by a decrease of $8.8 million from our other properties relating primarily to occupancy and rental rate declines in our portfolio and a decrease in termination fee income recognized for the year ended December 31, 2003 compared to the year ended December 31, 2002.
Property Operating and Maintenance. Property operating and maintenance costs increased by $5.0 million, or 8.0%. The real estate acquisitions and development properties coming on-line resulted in increases of $5.2 million and $1.4 million, respectively. Property operating and maintenance expenses related to our other properties decreased by $1.7 million. The decrease in property operating and maintenance expenses at our other properties primarily due to the decrease from the year ended December 31, 2002 to the year ended December 31, 2003 of bad debt expenses recognized at our properties.
Real Estate Taxes. Real estate taxes decreased by $2.6 million, or 10.6%. The real estate acquisitions and development properties coming on-line resulted in increases of $1.1 million and $59,000, respectively. The increases were offset by a decrease of $3.8 million from our other properties. The decrease primarily resulted from real estate tax refunds received and lower estimates of current year taxes resulting from lower property tax assessments across our portfolio.
Service Business and Other Income/Expenses of Service Business. Service business and other income and the expenses of service business increased as a result of the acquisition of the remaining interest in Prentiss Properties Resources, Inc. and the resulting consolidation of the accounts with and into the accounts of the operating partnership. During the year ended December 31, 2002, our pro rata share of the results of operations of Prentiss Properties Resources, Inc. were included in the line item “equity in income of joint ventures and unconsolidated subsidiaries” in our consolidated statement of income.
Depreciation and Amortization. Depreciation and amortization increased by $8.7 million, or 17.9%. The real estate acquisitions and development properties coming on-line resulted in increases of $5.0 million and $2.0 million, respectively. Other properties increased by $1.8 million which is attributable to the depreciation and amortization expense related to capital expenditures incurred at our properties subsequent to acquisition.
Interest Expense. Interest expense increased by $3.9 million, or 6.8%, primarily as a result of an increase in weighted average borrowings outstanding for the year ended December 31, 2003 compared to the year ended December 31, 2002 accompanied by a decrease in capitalized interest from $3.4 million in 2002 to $416,000 in 2003. The increase was partially offset by a decrease in the weighted average interest rate paid on outstanding borrowings from 6.78% in 2002 to 6.61% in 2003.
Discontinued Operations. Discontinued operations decreased by $21.9 million, primarily as a result of the loss from the sale of properties of $4.5 million for the year ended December 31, 2003 compared to a gain on the sale of properties of $8.4 million for the year ended December 31, 2002. Certain properties included in income from discontinued operations were sold during the periods presented, thus adding to the decrease in income from discontinued operations.
Gain on Sale of Land. During the year ended December 31, 2003, we disposed of three parcels of land resulting in a gain on sale of $9.4 million.
Liquidity and Capital Resources
     Cash and cash equivalents were $8.6 million and $5.9 million at December 31, 2004 and December 31, 2003, respectively. The increase in cash and cash equivalents is a result of net cash flows provided by operating activities exceeding net cash used in investing and financing activities.
     Cash flows provided by operating activities totaled $158.2 million for the year ended December 31, 2004 compared to $133.6 million for the year ended December 31, 2003. The change in cash flows from operating activities is attributable to (1) the factors discussed in our analysis of results of operations for the year ended

December 31, 2004 compared to December 31, 2003 and (2) the timing of receipt of revenues and payment of expenses which is evidenced by cash outflows of only $4.1 million in 2004 compared to $21.6 million in 2003 related to the changes in assets and liabilities.
     Net cash used in investing activities totaled $79.0 million for the year ended December 31, 2004 compared to $142.3 million for the year ended December 31, 2003. The decrease in net cash used in investing activities of $63.3 million is due primarily to an increase in cash generated from the sale of real estate of $65.9 million, an increase of $69.3 million in proceeds from the sale of a joint venture interest in a real estate partnership, an increase in cash generated from the repayment of notes receivable of $11.5 million, partially offset by an increase of $59.7 million in cash used to purchase real estate, an increase of $19.2 million used for capital expenditures related to in service properties and an increase of $4.3 million in cash used in the development and redevelopment of real estate.
     Net cash used in financing activities totaled $76.6 million for the year ended December 31, 2004 compared to net cash provided of $9.5 million for the year ended December 31, 2003. The increase in net cash used in financing activities of $86.1 million is due primarily to an increase of $105.0 million of cash used for the redemption of preferred units, an increase of $64.5 million in net cash used for distributions, a decrease in cash generated from the sale of common shares of $34.3 million, an increase in cash used to pay debt defeasance cost on the extinguishment of debt of $5.3 million, partially offset by an increase in net borrowings of $97.2 million and an increase in capital contributions from consolidated joint ventures of $26.9 million.
     Net cash flow from operations represents the primary source of liquidity to fund distributions, debt service, capital improvements and non-revenue enhancing tenant improvements. We expect that our revolving credit facility will provide for funding of working capital and revenue enhancing tenant improvements, unanticipated cash needs as well as acquisitions and development costs. Our principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distributions required to maintain our REIT qualification under the Internal Revenue Code.
     Our net cash flow from operations is generally derived from rental revenues and operating expense reimbursements from tenants and, to a limited extent, from fees generated by our office and industrial real estate management service business. Our net cash flow from operations is therefore dependent upon the occupancy level of our properties, the collectibility of rent from our tenants, the level of operating and other expenses of our properties, and other factors. Material changes in these factors may adversely affect our net cash flow from operations. Such changes, in turn, would adversely affect our ability to fund distributions, debt service, capital improvements and non-revenue enhancing tenant improvements. In addition, a material adverse change in our net cash flow from operations may affect the financial performance covenants under our revolving credit facility. If we fail to meet any of our financial performance covenants, our revolving credit facility may become unavailable to us, or the interest charged on the revolving credit facility may increase. Either of these circumstances could adversely affect our ability to fund working capital and revenue enhancing tenant improvements, unanticipated cash needs, acquisitions and development costs.
     In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income, excluding capital gains. We expect to make distributions to our shareholders primarily based on our cash flow from operations distributed by our operating partnership. We anticipate that our short-term liquidity needs will be fully funded from cash flows provided by operating activities and, when necessary to fund shortfalls resulting from the timing of collections of accounts receivable in the ordinary course of business, from our revolving credit facility. In the event that our cash flow needs exceed cash flows provided by operating activities, we may be forced to incur additional debt or sell real estate properties to fund such cash flow needs.
     We expect to meet our long-term liquidity requirements for the funding of activities, such as development, real estate acquisitions, scheduled debt maturities, major renovations, expansions and other revenue enhancing capital improvements through long-term secured and unsecured indebtedness and through the issuance of additional debt and equity securities. We also intend to use proceeds from our revolving credit facility to fund real estate acquisitions, development, redevelopment, expansions and capital improvements on an interim basis.

Debt Financing
     As of December 31, 2004, we had outstanding total consolidated indebtedness of approximately $1.2 billion. The amount of indebtedness that we may incur, and the policies with respect thereto, are not limited by our declaration of trust and bylaws, and are solely within the discretion of our board of trustees, limited only by various financial covenants in our credit agreements. It is our general policy to limit combined indebtedness including our pro rata share of consolidated and unconsolidated joint venture debt so that, at the time such debt is incurred, it does not exceed 50% of our total market capitalization. As of December 31, 2004, we had outstanding total indebtedness, including our pro rata share of consolidated and unconsolidated joint venture debt, of approximately $1.2 billion, or approximately 38.8% of total market capitalization based on a common share price of $38.20 per common share. Our credit agreements limit total indebtedness to 55% of total assets and require an interest coverage ratio of at least 2 to 1.
     On February 19, 2004, we renewed our $300 million revolving credit facility, including an extension of the maturity date from May 23, 2005 to February 19, 2007. The interest rate on the facility will fluctuate based on our overall leverage with a range between 30-day LIBOR plus 112.5 basis points and 30-day LIBOR plus 160 basis points. The pricing on the renewed facility represents a 12.5 basis point to 15.0 basis point pricing reduction across the leverage grid. The facility was substantially oversubscribed with initial commitments of $370 million. Banking participants in the revolving credit facility include Bank One as Administrative Agent; Bank of America as Syndication Agent; Commerzbank, EuroHypo and Societe General as Documentation Agents; PNC Bank, Sun Trust and Union Bank of California as Co-Agents; and Comerica Bank, KeyBank, Mellon Bank, and SouthTrust Bank as Lenders. On June 25, 2004, we exercised an accordion feature within our revolving credit facility expanding the facility’s overall borrowing capacity from $300 million to $375 million. Other terms of the facility remain unchanged.
     On March 2, 2004, we negotiated an interest rate reduction on our $75.0 million unsecured term loan with Commerzbank AG. The interest rate which is based on overall leverage was reduced from 30-day LIBOR plus 125 to 175 basis points to 30-day LIBOR plus 112.5 to 160 basis points. In addition, the term loan which had an original maturity date of March 15, 2006 was extended to March 15, 2009.
     On May 20, 2004, in connection with a real estate sales transaction, we exercised our right to complete a voluntary defeasance of the mortgage loan collateralized by the sold properties. Pursuant to the defeasance, we transferred the mortgage loan with an outstanding principal balance of $35.8 million to an unrelated successor entity. The buyer of the properties transferred proceeds totaling $41.1 million representing the proceeds necessary to acquire U.S. treasuries sufficient to cover the debt service of the mortgage loan from the defeasance date through maturity of the loan. We recognized a loss from debt defeasance of $5.3 million during the period which we included in discontinued operations. The amount used to repay the mortgage loan was funded with proceeds received from the properties sold.
     On July 23, 2004, Prentiss Office Investors, L.P., completed a five-year, $10.7 million loan collateralized by a 69,000 net rentable square foot office building in San Diego, California. The loan, which is interest only until maturity, has an interest rate that fluctuates between 130 and 150 basis points over 30-day LIBOR depending on the property’s occupancy, and matures July 23, 2009. Proceeds from the loan were used to fund a pro rata capital distribution to the joint venture partners based on their ownership interest in Prentiss Office Investors, L.P. Our operating partnership used proceeds received from the capital distribution to repay a portion of the outstanding borrowings under our revolving credit facility.
     On July 29, 2004, Prentiss Office Investors, L.P, completed a five-year $85.0 million loan, collateralized by nine office buildings owned by various subsidiaries of Prentiss Office Investors, L.P. located in Illinois, California and Virginia. The interest rate on the loan is 85 basis points over 30-day LIBOR and the monthly payments are interest only, with the principal of $85.0 million payable at its maturity on August 1, 2009. Proceeds from the loan were used to fund a pro rata capital distribution to the joint venture partners based on their ownership interest in Prentiss Office Investors, L.P. Our operating partnership used proceeds received from the capital distribution to repay a portion of the outstanding borrowings under our revolving credit facility.

     On August 16, 2004, Prentiss/Collins Del Mar Heights, LLC, completed a three-year, $34.0 million construction loan with two one-year extension options to fund a portion of its 158,000 net rentable square foot office development project in Del Mar, California. Construction of the development project commenced during the second quarter of 2004. The loan which has an interest rate of 140 basis points over 30-day LIBOR matures September 1, 2007. The interest rate will drop 10 basis points if certain economic and occupancy targets are achieved. Borrowings under the construction loan, which totaled $8.9 million at December 31, 2004, were used to fund a portion of the development cost incurred to date.
     On October 1, 2004, a $33.2 million, 6.92% fixed rate borrowing collateralized by a building located in Dallas, Texas was open for repayment without penalty. We repaid the outstanding balance using proceeds from our revolving credit facility.
     On October 8, 2004, in connection with a property acquisition, we assumed a $46.0 million, 8.22% amortizing mortgage loan with a maturity date of November 1, 2005. We recorded the debt at $47.7 million representing our estimate of the fair market value of the debt on the date of acquisition. The fair value of the debt was calculated using an effective interest rate of 3.7% which represents our estimate of a market interest rate that we could have achieved on a 1-year collateralized mortgage loan on the date of acquisition.
     On December 21, 2004, Prentiss Office Investors, L.P, completed a five-year $20.0 million loan, collateralized by two office buildings located in Waukegan, Illinois. The interest rate on the loan is 110 basis points over 30-day LIBOR and the monthly payments are interest only, with the principal of $20.0 million payable at its maturity on December 1, 2009. Proceeds from the loan were used to fund a pro rata capital distribution to the joint venture partners based on their ownership interest in Prentiss Office Investors, L.P. Our operating partnership used proceeds received from the capital distribution to repay a portion of the outstanding borrowings under our revolving credit facility.
     During the period, we repaid approximately $40.4 million of our $70.4 million collateralized term loan scheduled to mature on September 30, 2004. The remaining $30.0 million was extended for a period of three years to mature on September 30, 2007 at 30-day LIBOR plus 115 basis points. The loan was previously collateralized by four properties including Willow Oaks I & II, 8521 Leesburg Pike, and the IBM Call Center. The amendment released the Willow Oaks properties from the collateral pool.

     The following table sets forth our mortgages and notes payable, including our unconsolidated joint venture debt, as of December 31, 2004.

	Current
	Balance
Borrower/Description	(000’s)	Amortization	Interest Rate	Maturity

Consolidated Entities
Burnett Plaza Associates
Burnett Plaza	$66,000	None	LIBOR+1.500%	July 9, 2005
PL Properties Associates, L.P.
Park West C2	32,926	30 yr	6.63%	November 10, 2010
Prentiss Properties Acquisition Partners, L.P.
2101 Webster	47,039	None	3.70%	November 1, 2005
Highland Court	4,354	25 yr	7.27%	April 1, 2006
Plaza I & II	6,861	18 yr	7.75%	January 1, 2007
Revolving Credit Facility	217,500	None	LIBOR + 1.250%	February 19, 2007
Collateralized Term Loan (1)	30,000	None	LIBOR + 1.150%	September 30, 2007
Unsecured Term Loan — EuroHypo I	100,000	None	LIBOR + 1.250%	May 22, 2008
Unsecured Term Loan — Commerz	75,000	None	LIBOR + 1.250%	March 15, 2009
7101 Wisconsin Avenue	20,095	30 yr	7.25%	April 1, 2009
Unsecured Term Loan — EuroHypo II	13,760	30 yr	7.46%	July 15, 2009
The Ordway	47,425	30 yr	7.95%	August 1, 2010
World Savings Center	28,202	30 yr	7.91%	November 1, 2010
One O’Hare Centre	39,112	30 yr	6.80%	January 10, 2011
3130 Fairview Park Drive	21,926	30 yr	7.00%	April 1, 2011
Research Office Center I-III	43,419	28 yr	7.64%	October 1, 2011
Bannockburn Centre	25,838	30 yr	8.05%	June 1, 2012
Del Mar Loan	43,375	30 yr	7.41%	June 1, 2013
Prentiss Properties Corporetum, L.P.
Corporetum Office Campus	24,350	30 yr	7.02%	February 1, 2009
Prentiss Properties Real Estate Fund I, L.P.
PPREFI Portfolio Loan (2)	180,100	None	7.58%	February 26, 2007
Prentiss Office Investors, L.P. (3)
The Bluffs	10,700	None	LIBOR + 1.300%	July 23, 2009
Collateralized Term Loan — Mass Mutual (4)	85,000	None	LIBOR + 0.850%	August 1, 2009
Lakeside Point I & II	20,000	None	LIBOR + 1.100%	December 1, 2009
Prentiss/Collins Del Mar Heights, LLC (5)
High Bluff Ridge Construction Loan	8,929	None	LIBOR + 1.400%	September 1, 2007

Total Consolidated Outstanding Debt	$1,191,911

Unconsolidated Entities

Broadmoor Austin Associates
Broadmoor Austin (6)	$131,979	16 yr	7.04%	April 10, 2011
Tysons International Partners (7)
1676 International Drive	43,530	28 yr	7.68%	August 30, 2010
8260 Greensboro	15,583	28 yr	7.83%	August 30, 2010

Total Unconsolidated Outstanding Debt	$191,092

Total Debt	$1,383,003

(1)	The Term Loan is collateralized by the following two properties: 8521 Leesburg Pike and the IBM Call Center.

(2)	The PPREFI Portfolio Loan is collateralized by the following 36 properties: the Los Angeles industrial properties (18 properties), the Chicago industrial properties (four properties), the Cottonwood Office Center (three properties), Park West E1 and E2 (two properties), One Northwestern Plaza, 3141 Fairview Park Drive, 13825 Sunrise Valley Drive, O’Hare Plaza II, 1717 Deerfield Road, 2411 Dulles Corner Road, 4401 Fair Lakes Court, the WestPoint Office Building and the PacifiCare Building.

(3)	Our operating partnership and its affiliates own a 51% interest in Prentiss Office Investors, L.P. The accounts of Prentiss Office Investors, L.P. are consolidated with and into the accounts of the operating partnership. The amounts shown reflect 100% of the debt balance.

(4)	The Term Loan is collateralized by the following 9 properties: Camino West Corporate Park, Carlsbad Airport Plaza, La Place Court (2 properties), Pacific Ridge Corporate Centre (2 properties), Pacific View Plaza, Corporate Lakes III, and 2291 Wood Oak Drive.

(5)	Our operating partnership and its affiliates own a 70% interest in Prentiss/Collins Del Mar Heights, LLC. The accounts of Prentiss/Collins Del Mar Heights, LLC are consolidated with and into the accounts of the operating partnership. The amount shown reflects 100% of the debt balance.

(6) We own a 50% non-controlling interest in the entity that owns the Broadmoor Austin properties, which interest is accounted for using the equity method of accounting. The amount shown reflects 100% of the non-recourse mortgage indebtedness collateralized by the properties.

(7)	We own a 25% non-controlling interest in the entity that owns the 1676 International Drive and 8260 Greensboro properties, which interest is accounted for using the equity method of accounting. The amount shown reflects 100% of the non-recourse mortgage indebtedness collateralized by the properties.
     The majority of our fixed rate secured debt contains prepayment provisions based on the greater of a yield maintenance penalty or 1.0% of the outstanding loan amount. The yield maintenance penalty essentially compensates the lender for the difference between the fixed rate under the loan and the yield that the lender would receive if the lender reinvested the prepaid loan balance in U.S. Treasury Securities with a similar maturity as the loan.
     Under our loan agreements, we are required to satisfy various affirmative and negative covenants, including limitations on total indebtedness, total collateralized indebtedness and cash distributions, as well as obligations to maintain certain minimum tangible net worth and certain minimum interest coverage ratios. Our credit agreements limit total indebtedness to 55% of total assets and require a debt service coverage ratio of at least 2 to 1. Our credit agreements provide for a 30-day period to cure a default caused by our failure to punctually and properly perform, observe and comply with the covenants contained therein. The agreements also provide for an additional 75-day period if such failure is not capable of being cured within 30-days and we are diligently pursuing the cure thereof. We were in compliance with these covenants at December 31, 2004.
Hedging Activities
     To manage interest rate risk, we may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying interest rate exposure. We undertake a variety of borrowings: from revolving credit facilities, to medium- and long-term financings. To manage overall interest rate exposure, we use interest rate instruments, typically interest rate swaps, to convert a portion of our variable rate debt to fixed rate debt. Interest rate differentials that arise under these swap contracts are recognized as interest expense over the life of the contracts.
     We may employ forwards or purchased options to hedge qualifying anticipated transactions. Gains and losses are deferred and recognized in net income in the same period that the anticipated transaction occurs, expires or is otherwise terminated.

     Beginning on the effective date, each swap effectively locks in our cost of funds at the swap rate paid (before the spread over LIBOR) on variable rate borrowings in amounts equal to the respective notional amounts of the swap agreement.
     The following table summarizes the notional amounts and fair values of our derivative financial instruments outstanding at December 31, 2004 and highlights those swap agreements executed during the year ended December 31, 2004. The notional amount provides an indication of the extent of our involvement in these instruments as of the balance sheet date, but does not represent exposure to credit, interest rate or market risks.

	Swap Rate	Swap Rate Received
Notional	Paid	(Variable) at
Amount	(Fixed)	December 31, 2004	Swap Maturity	Fair Value
				(in thousands)
$25.0 million	4.345%	2.400%	July 2005	$(212)
$15.0 million	4.345%	2.400%	July 2005	(127)
$20.0 million	5.985%	2.400%	March 2006	(676)
$30.0 million	5.990%	2.400%	March 2006	(1,015)
$50.0 million	2.270%	2.400%	August 2007	1,500
$25.0 million	2.277%	2.400%	August 2007	746
$70.0 million (1)(2)	4.139%	2.400%	August 2008	(1,136)
$30.0 million	3.857%	2.400%	September 2008	(175)
$30.0 million (2)	3.819%	2.400%	October 2008	(134)
$20.0 million (2)	3.819%	2.400%	October 2008	(89)
$50.0 million (2)	3.935%	2.400%	May 2009	(286)
$30.0 million (2)	3.443%	2.400%	October 2009	558

Total				$(1,046)

(1)	The interest rate swap agreement was executed by our Prentiss Office Investors, L.P. joint venture.

(2)	The interest rate swap agreement was completed during the year ended December 31, 2004.
Capital Improvements
     Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. The majority of capital required relates to tenant-related capital expenditures and is dependent upon our leasing activity. Our leasing activity is a function of the percentage of our in-place leases expiring in current and future periods accompanied by our exposure to tenant defaults and our ability to increase the average occupancy of our portfolio. For the year ended December 31, 2004 capital expenditures related to our in-service properties totaled $54.4 million.
Equity Financing
     During the year ended December 31, 2004, 2,496,462 common shares of beneficial interest, par value $.01, were issued. The table below details the common shares issued during the period, common shares placed in or removed from treasury during the period and the common shares outstanding at December 31, 2004:

Common shares outstanding at December 31, 2003	42,613,294

Common shares issued:
Dribble Plan (1)	1,634,300
Share options exercised	612,020
Conversion of operating partnership units	113,200
1996 Share Incentive Plan	97,450
Employees’ Share Purchase Plan	29,683
Dividend Reinvestment and Share Purchase Plan (2)	6,154
Trustees’ Share Incentive Plan	3,655

2,496,462

Common shares placed in/removed from treasury:
Common shares surrendered in connection with share options exercised	(125,963)
Restricted share grants forfeited	(4,000)
Common shares removed from treasury pursuant to our Key Employee Share Option Plan	2,095

Common shares outstanding at December 31, 2004	44,981,888

(1)	On June 10, 2002, we entered into a securities sales agreement with Brinson Patrick Securities Corporation which we refer to as the Dribble Plan. Under the Dribble Plan we may sell, with Brinson Patrick acting as our sales agent, up to 3,000,000 of our common shares at the then market price directly to the public. During the year ended December 31, 2004, we issued 1,634,300 common shares through the Dribble Plan resulting in net proceeds of $54.1 million. The proceeds were used to repay a portion of the outstanding borrowings under our revolving credit facility. On May 28, 2004, we entered into an additional securities sales agreement with Brinson Patrick Securities Corporation covering 2,000,000 of our common shares in the form of the Dribble Plan that was adopted on June 10, 2002. Shares will be issuable pursuant to the May 28, 2004 Dribble Plan after all shares have been issued under the original Dribble Plan.

(2)	We have a Dividend Reinvestment and Share Purchase Plan which allows investors an option to purchase common shares by making optional cash investments of $100 to $5,000 in a given month for current shareholders or $500 to $5,000 for persons who are not current shareholders. The plan also allows shareholders to purchase our common shares by reinvesting all or a portion of cash dividends received on our common or preferred shares. Purchases of greater than $5,000 can be accomplished by us granting a waiver to the $5,000 limit. During the year ended December 31, 2004, pursuant to our Dividend Reinvestment and Share Purchase Plan, we issued 6,154 common shares resulting in net proceeds of $214,000. The proceeds were used to repay a portion of the outstanding borrowings under our revolving credit facility.
     On February 4, 2004, pursuant to a unit repurchase agreement between our operating partnership and Brandywine Operating Partnership, L.P., we repurchased from Brandywine Operating Partnership, L.P. our outstanding 7.50% Series E Preferred Units and 26,768 common units held by Brandywine Operating Partnership, L.P. The Series E Preferred Units, which were classified as mandatorily redeemable preferred units, a liability, on our consolidated balance sheet, were repurchased at their liquidation value of $10.0 million plus accrued and unpaid dividends of $70,055. The common units, which were classified within minority interest in operating partnership on our consolidated balance sheet, were repurchased for $891,803 representing a per unit price of $33.316, calculated as the average of the daily market price of our common shares for the 10 consecutive trading days prior to the date of repurchase. Concurrent with the repurchase, Brandywine Operating Partnership, L.P. repaid two promissory notes totaling $8.9 million and accrued and unpaid interest of $282,308 due to our operating partnership. An amount totaling $1.7 million, representing the difference between the units repurchased and the proceeds from the promissory notes was paid by our operating partnership to Brandywine Operating Partnership, L.P. using funds from our revolving credit facility.

     Using proceeds from our revolving credit facility, on February 24, 2004, we repurchased the operating partnership’s outstanding 8.30% Series B Cumulative Redeemable Perpetual Preferred Units, which were classified within minority interest in operating partnership on our consolidated balance sheet, for approximately $96.2 million, which included accrued and unpaid dividends of $1.2 million. An amount totaling $1.6 million representing the original issuance cost of the Series B Cumulative Redeemable Perpetual Preferred Units was subtracted from net income in arriving at net income applicable to common shareholders in accordance with EITF Topic No. D-42.
Off-Balance Sheet Arrangements
     At December 31, 2004 we had the following off-balance sheet arrangements: (1) a non-controlling 50% interest in Broadmoor Austin Associates, a real estate joint venture and (2) a 25% non-controlling interest in Tysons International Partners, a real estate joint venture.
     Our investment in unconsolidated joint ventures represents less than .6% of our consolidated total assets as of December 31, 2004 and approximately 1.5% of our cash flow from operations for the year ended December 31, 2004. Our investments, however, do provide us with several benefits including increased market share, important customer relations and a possible capital source to fund future real estate projects.
     Broadmoor Austin Associates and Tysons International Partners represent real estate joint ventures which own and operate office properties in Austin, Texas and Tysons Corner, Virginia, respectively. We act as managing venture partner and have the authority to conduct the business affairs of each joint venture, subject to approval and veto rights of the other venture partner. We account for our interest in these joint ventures using the equity method of accounting.
     The following information summarizes the financial position at December 31, 2004 for the investments in which we held an interest at December 31, 2004:

Summary of Financial Position:				Company’s
(in thousands)	Total Assets	Total Debt(1)	Total Equity	Investment

Broadmoor Austin Associates	$97,962	$131,979	$(34,814)	$4,217
Tysons International Partners	$89,268	$59,113	$28,914	8,726

				$12,943

(1)	The mortgage debt, all of which is non-recourse, is collateralized by the individual real estate property or properties within each venture, the net book value of which totaled $164.9 million at December 31, 2004. Our pro rata share of the non- recourse mortgage debt totaled $80.8 million at December 31, 2004.
     The following information summarizes the results of operations for the year ended December 31, 2004 for our unconsolidated joint ventures:

			Company’s
Summary of Operations:	Total	Net	Share of Net
(in thousands)	Revenue	Income	Income/(Loss)

Broadmoor Austin Associates	$20,015	$5,058	$2,529
Tysons International Partners	$11,985	$(399)	(100)

			$2,429

Contractual Obligations and Commercial Commitments
     We have contractual obligations including mortgages and notes payable and ground lease obligations. The table below presents, as of December 31, 2004, our future scheduled principal repayments of mortgages and notes payable and ground lease obligations of our consolidated properties:

	Payments Due by Period
Contractual Obligations
(in thousands)	Total	2005	2006/2007	2008/2009	Thereafter

Mortgages and notes payable	$1,191,911	$118,308	$458,314	$356,159	$259,130
Capital lease obligations	—	—	—	—	—
Ground leases	29,524	408	817	818	27,481
Unconditional purchase obligations	—	—	—	—	—
Other long-term obligations	—	—	—	—	—

Total contractual cash obligations	$1,221,435	$118,716	$459,131	$356,977	$286,611

     Our mortgages and notes payable consists of $578.8 million and $613.1 million of fixed rate and variable rate debt obligations, respectively. At December 31, 2004, our fixed rate debt obligations were subject to a weighted average interest rate of 7.33% and our variable rate debt obligations were subject to interest rates that range from 30-day LIBOR plus 85 basis points to 30-day LIBOR plus 150 basis points. $395.0 million of our variable rate debt was effectively locked at an interest rate before the spread over LIBOR, or 3.88% through our interest rate swap agreements. Interest payable under our mortgages and notes payable outstanding at December 31, 2004 are as follows:

	Payments Due by Period
(in thousands)	Total	2005	2006/2007	2008/2009	Thereafter

Interest payable(1)	$245,683	$62,100	$98,212	$55,972	$29,399

(1)	Interest payable under our variable rate loans is calculated using our variable interest rate at December 31, 2004 which is equal to 30-day LIBOR of 2.40% plus our spread over LIBOR which ranges between 85 basis points and 150 basis points.
     In connection with the disposition of a real estate property in May 2001, we entered into a financial guarantee with a maximum future potential payment of $1.4 million. The financial guarantee, provided to the third party purchaser, guaranteed payment of an amount not to exceed the $1.4 million potential maximum if certain tenants, as defined in the purchase and sale agreement, fail to extend either their leases beyond the maturities of their current in-place leases or to perform according to their in-place leases. A payment amount totaling $1.0 million was considered probable at the date of disposition and therefore, accrued during the year ended December 31, 2001. Pursuant to the financial guarantee, during the year ended December 31, 2003, we paid the anticipated $1.0 million to the third party purchaser.

     As a condition of the purchase and sale and as security for our guarantee, we provided to the title company at closing, two irrevocable letters of credit, totaling $1.4 million, drawn on a financial institution and identifying the purchaser as beneficiary. One letter of credit totaling $1.0 million expired in 2003. The remaining balance on the second letter of credit totaling $189,000 at December 31, 2004 expires as follows:

	Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts
(in thousands)	Committed	2005	2006/2007	2008/2009	Thereafter

Lines of credit	—	—	—	—	—
Standby letters of credit	$189	$63	$126	—	—
Guarantees	—	—	—	—	—
Standby repurchase obligations	—	—	—	—	—
Other commercial commitments	—	—	—	—	—

Total commercial commitments	$189	$63	$126	—	—

     During the year ended December 31, 2004, we transitioned a parcel of land from land held for development to construction in progress. The construction, which has an estimated total project cost of $48.1 million, includes a two building office project located in Del Mar, California and will contain approximately 158,000 net rentable square feet upon completion. The project which is currently 50% pre-leased is owned by Prentiss/Collins Del Mar Heights, LLC, a joint venture, owned 70% by our operating partnership and its affiliates and 30% by Collins Corporate Center, LLC, an unrelated third party. The accounts of Prentiss/Collins Del Mar Heights, LLC are consolidated with and into the accounts of our operating partnership. The December 31, 2004 carrying amount of this development project was $23.4 million.
Funds from Operations
     Funds from operations is a widely recognized measure of REIT operating performance. Funds from operations is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that funds from operations is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, our management believes that funds from operations provides useful information to the investment community about our financial performance when compared to other REITs since funds from operations is generally recognized as the industry standard for reporting the operating performance of REITs. However, our funds from operations may not be comparable to funds from operations reported by other REITs that do not define funds from operations exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, funds from operations should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto included elsewhere in this Form 10-K. We believe that net income is the most directly comparable GAAP financial measure to funds from operations. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Funds from operations does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations. The following is a reconciliation of net income to funds from operations:

Funds from operations	Year Ended December 31,
(in thousands)	2004	2003	2002

Net income	$62,423	$59,417	$74,281
Adjustments:
Real estate depreciation and amortization(1)	95,429	79,972	73,368
Minority interest share of depreciation and amortization	(4,682)	—	—
Real estate depreciation and amortization of unconsolidated joint ventures	2,985	2,960	3,103
Minority interests(2)	1,733	1,875	2,589
Gain on sale of real estate	(13,179)	(4,978)	(8,430)

Funds from operations (3)	$144,709	$139,246	$144,911

(1)	Includes real estate depreciation and amortization included in continuing operations and real estate depreciation and amortization included in discontinued operations.

(2)	Represents the minority interests applicable to the common unit holders of the operating partnership.

(3)	Impairment losses and debt defeasance related to real estate are not added back in our reconciliation of net income to funds from operations; therefore, for periods in which impairment losses or debt defeasance are recognized, funds from operations is negatively impacted. We recognized impairment losses on real estate of $1.8 million and $2.9 million during the years ended December 31, 2003 and 2002, respectively. We recognized impairment loss on a mortgage loan of $2.9 million for the year ended December 31, 2004. We recognized debt defeasance of $5.3 million during the year ended December 31, 2004. The impairment losses totaling $1.8 million and $2.9 million for the years ended December 31, 2003 and 2002 respectively are included in the line item “income from discontinued operations” in our consolidated statements of income .
     Funds from operations increased by $5.5 million for the year ended December 31, 2004 from the year ended December 31, 2003 and decreased by $5.7 million for the year ended December 31, 2003 from the year ended December 31, 2002 as a result of the factors discussed in the analysis of operating results.
Recently Issued Accounting Pronouncements
     In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” In December 2003, the Financial Standards Board issued a revision to FASB Interpretation No. 46, FASB Interpretation No. 46(R). The Interpretation, as revised, requires consolidation of an entity by an enterprise if that enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. An entity subject to this Interpretation is called a variable interest entity. The disclosure provisions of this Interpretation, as revised, are effective for financial statements issued after December 31, 2003. Per this Interpretation, as revised, a public entity, that is not a small business issuer, with a variable interest entity to which the provisions of the Interpretation have not been applied as of December 24, 2003, shall apply this Interpretation no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of this Interpretation, a public entity, that is not a small business issuer, shall apply this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.
     In November 2004, the EITF reached a consensus on an approach for evaluating whether the criteria in paragraph 42 of Statement 144 have been met for the purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The consensus was incorporated into Appendix A (03-13A) of Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.”
     The guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. In accordance with the criteria prescribed in 03-13A, we evaluated our continuing involvement resulting from certain management agreements retained in relation to real estate sale transactions occurring during period and as a result of our evaluation determined that the results of operations from the sold properties should be classified within discontinued operations on our consolidated statements of income.

     In December 2004, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” a revision to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.
     The Statement which focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.
     The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.
     The Statement, which is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 for public entities that do not file as small business issuers, will not have a material impact on our financial statements.
     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Accounting for Non-monetary Transactions.” The statement requires non-monetary exchanges to be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial-substance criterion and fair value is determinable. The statement is effective for non-monetary transactions occurring in fiscal years beginning after June 15, 2005. We believe that the implementation of this standard will not have a material impact on our consolidated financial position or results of operations.
Application of and Changes in Law Regarding Ownership of Subsidiaries and Qualifications as a REIT
     For federal income tax purposes, we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ending December 31, 1996 and through the date hereof. The Internal Revenue Code sets forth various income, asset, ownership, and distribution tests with respect to which a REIT must comply in order to maintain its status as a REIT. Although the Internal Revenue Service, based upon its interpretation of the relevant judicial and administrative authorities, may take the position that a REIT has failed a particular qualification test, the facts and circumstances upon which such a determination would be based are controlled by the REIT. To the extent that a REIT does not comply with a particular test, the decision to take an action that would prevent compliance or to not take an action that would have allowed compliance will be directly within the control of the REIT. We are unaware of any instance in which a REIT has lost its qualification as a REIT due to the failure of one of the statutory qualification tests under the Internal Revenue Code. We believe that our current and proposed method of operation will enable us to continue to qualify as a REIT.
     The REIT Modernization Act effective for 2001 and later years, contains several provisions affecting REITs. The REIT Modernization Act allows a subsidiary to perform services for tenants without disqualifying the rents received (as under prior law). These subsidiaries, called Taxable REIT Subsidiaries, are subject to taxation and are limited in the amount of debt and rental payments between the REIT and the Taxable REIT Subsidiaries. The fair market value of all Taxable REIT Subsidiaries’ securities cannot exceed 20% of the REIT’s fair market value. Existing subsidiaries could be grandfathered in a one-time tax-free conversion. They are not subject to these limitations, unless engaging in a new line of business or increasing assets. If either of these events occurs, new restrictions on debt and rental payments will apply to these entities as well. The REIT Modernization Act also reduced the REIT taxable income distribution requirement from 95% to 90%.
Inflation
     Most of the leases on our properties require tenants to pay increases in operating expenses, including common area charges and real estate taxes, thereby reducing the impact on us of the adverse effects of inflation. Leases also vary in term from one month to 17 years, further reducing the impact on us of the adverse effects of inflation.

RISK FACTORS
     An investment in us involves various risks. The following describes factors that in some cases may have affected, and in the future could affect, our actual operating results and could cause such results to differ materially from those in any forward-looking statements. This list is not necessarily exhaustive, and new risk factors emerge from time to time. We cannot assure you that the factors described below are all of the material risks to us at any specific point in time. You should carefully consider the following factors which qualify in their entirety each forward-looking statement.
Risks Related to General Business Operations
Properties with environmental problems could cause us to incur clean-up costs or other liabilities.
     Various federal, state and local environmental laws, ordinances, and regulations impose liability upon a current or previous owner or operator of real property for the costs of removal or remediation of contamination caused by hazardous or toxic substances or other wastes at the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances or other waste. In addition, the presence of property contamination, or the failure to remediate contamination at a property properly, may adversely affect a party’s ability to borrow using the real property as collateral. Persons who generate or arrange for the disposal or treatment of hazardous or toxic substances or other wastes may also be liable for the costs of removal or remediation of contamination at a disposal or treatment facility, whether or not such facility is or ever was owned or operated by them. Environmental laws and common law principles also impose liability upon a party for the release of and exposure to environmental contamination, including asbestos-containing materials into the air, and third parties may use these laws to seek recovery from owners or operators of property for personal injury or property damage associated with environmental contamination, including asbestos-containing materials.
     As the owner of the properties, we may be liable for these types of costs. We obtain environmental site assessments on all of our properties prior to their acquisition. The purpose of environmental site assessments is to identify potential recognized environmental conditions that may be associated with a property. For a number of our properties, the environmental site assessments also referenced prior Phase II environmental site assessments which involved subsurface sampling and analysis on such properties.
     The previously-mentioned environmental site assessments have not revealed any potential recognized environmental conditions that we believe could have a material adverse effect on our business, assets or results of operations. However, it is possible that the previously-mentioned environmental site assessments relating to any one of our properties do not reveal all adverse environmental conditions. In addition, there could be environmental conditions that were created at a property after the applicable environmental site assessment was completed.
     Effective August 2004, we renewed our insurance which covers environmental conditions and business interruption if and when they occur. This policy covers both governmental and third-party claims associated with the covered environmental conditions. Our limits for loss under the policy are $10 million per occurrence and $10 million in the aggregate. We cannot assure you that these coverages will be sufficient to cover all costs of environmental issues that could arise.
Our properties are illiquid assets.
     Our investments in properties are relatively illiquid. This illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. Some of our properties are mortgaged to secure payment of indebtedness. If we were unable to meet our mortgage payments, the lender could foreclose on the properties and we could incur a loss. In addition, if we wished to dispose of one or more of the mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property. If a lender forecloses on a mortgaged property or if a mortgage lien prevents us from selling a property, our cash flow available for distribution to our security holders could decline.

Cost increases or revenue decreases can adversely affect property yields and values.
     The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover fixed costs, and our cash flow and ability to make distributions to our shareholders will be adversely affected.
     Factors which may affect our revenues and the value of our properties include:
•	the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates;

•	the perceptions of prospective tenants of the safety, convenience and attractiveness of our properties;

•	our ability to provide adequate management, maintenance and insurance, including coverages for earthquakes and terrorist acts;

•	our ability to collect on a timely basis all rent from tenants;

•	the expense of periodically renovating, repairing and reletting spaces;

•	increasing operating costs, including real estate taxes and utilities, which may or may not be passed through to tenants; and

•	our compliance with the laws, changes in the tax laws, fluctuations in interest rates and the availability of financing.
     Certain significant expenditures associated with our properties, such as mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental revenues from our properties.
Tenant defaults and bankruptcy could cause rent collection difficulties.
     The risk that some of our tenants may declare bankruptcy is higher because of the overall economic decline over the past several years. A significant portion of our income is derived from rental income on our properties. As of December 31, 2004, we had approximately 950 tenants, with the following 8 tenants representing approximately 23% of our aggregate annualized base rent and approximately 20% of our total net rentable square footage: International Business Machines, Kaiser Foundation Health Plan, 7-11, Inc., Northrop Grumman Corporation, General Services Administration, AT&T, CGI Group, Inc., and R.R. Donnelly. Currently, we derive approximately 33% of our total annualized base rental revenue from tenants in the computer systems design, management, scientific, technical and insurance industries. As a result, our distributable cash flow and ability to make expected distributions to our shareholders could be adversely affected if any of these industries is materially adversely affected by the economy or if a significant number of our tenants fail to pay their rent due to bankruptcy, weakened financial condition or otherwise. Our leases generally do not contain restrictions designed to ensure the creditworthiness of our tenants. From time to time a tenant may experience a downturn in its business. Such a downturn may weaken its financial condition, and it may stop paying rent when due. In addition, at any time, a tenant may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant leases. These events would cause a reduction in our cash flow and the amounts available for distributions to our shareholders. We cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner.
Property maintenance costs may escalate beyond our ability to recover such costs through rents.
     Our properties are subject to increases in operating expenses, such as cleaning; electricity; heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, and repairs and maintenance. Due to the terrorist acts of September 11, 2001, we have experienced increases in insurance premiums. While our tenants generally are obligated to pay a portion of the escalating costs, there can be no assurance that our tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. Our ability to make distributions to our shareholders could be adversely affected if operating expenses increase without a corresponding increase in revenues.
Non-renewal of leases and non-reletting of space could adversely affect our rental revenues.
     We are subject to several risks upon expiration of leases for space located at our properties. The leases may not be renewed, the space may not be relet or the terms of renewal or reletting, including the costs of required renovations, may be less favorable than current lease terms. Leases on a total of approximately 7.3% and 14.5% of the total net rentable square feet in our office and industrial properties, respectively, are scheduled to expire during 2005. If we are unable to relet promptly or renew the leases for a particular property or properties or if the rental rates upon such renewal or reletting are significantly lower than expected rates or if our budgets for these purposes prove to be inadequate, then our cash flow and ability to make expected distributions to our shareholders may be adversely affected.
Some of our properties may be subject to uninsured losses such as from earthquakes or acts of terrorism.
     We carry comprehensive liability, fire, flood and, where appropriate, extended coverage and rental loss insurance with respect to our properties, with policy specifications, exclusions, deductibles and insured limits customarily carried for similar properties. There are, however, certain types of losses, such as from wars, that may be either uninsurable or the cost of obtaining insurance would be so high that it would be more prudent to accept the risk of loss. We currently maintain a separate $ 125 million blanket earthquake policy on the properties we own in Northern and Southern California and $100 million of terrorism coverage on all our properties. Should an uninsured loss or a loss in excess of insured limits occur, we could lose both capital invested in a property as well as the anticipated future revenue from the property but would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect our business, financial condition and results of operations.
     We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the Federal Terrorism Risk Insurance Act was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statue) through December 31, 2004, subject to extension by the United States Department of Treasury through December 31, 2005. The Federal Terrorism Risk Insurance Act expires on December 31, 2005, unless extended, and therefore, we cannot currently anticipate whether the Act will renew upon expiration. In connection with the renewal of coverage for the policy year beginning August 1, 2005, we are currently evaluating coverage on terms and amounts comparable to our existing policies, subject to cost and market availability. Our current property insurance coverage carries a $300 million per occurrence limit.
     If another terrorist incident occurs, however, insurance policies purchased by us may expressly exclude hostile acts, and it may be impossible to obtain insurance covering terrorist attacks. In the event of such terrorist acts or other catastrophic losses, we may not be able to purchase policies in the future with coverage limits and deductibles similar to those that are currently in place and if such event occurs, we would expect our insurance premiums to increase thereafter.
Our incurrence of debt could have a material adverse effect on operating performance.
     If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as the issuance of new equity capital, we expect that our cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase. This increase would adversely affect our cash flow and the amounts available for distributions to our shareholders. If a property is mortgaged to collateralize payment of indebtedness and we are unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value.

Our use of variable rate debt and derivative financial instruments may cause an increase in debt service.
     We have incurred and may incur in the future indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available for distributions to our shareholders.
     As of December 31, 2004, we had $613.1 million of floating rate debt out of total debt, including both consolidated and unconsolidated joint venture debt, of $1.4 billion. Our pro rata share of both consolidated and unconsolidated floating rate and total debt equated to $553.8 million and $1.2 billion at December 31, 2004. We enter into interest rate swap agreements in the ordinary course of our business to hedge or modify our exposures to interest rate fluctuations. Of our pro rata share of floating rate debt, $360.7 million was swapped to fixed rate debt through various interest rate protection contracts with maturity dates ranging from July 2005 to October 2009. While our use of these derivatives is intended to allow us to better manage certain risks, it is possible that, over time, mis-matches may arise with respect to the derivatives and the cash market instruments they are intended to hedge. Discrepancies can also arise between the derivative and cash markets. Derivatives also have risks that are similar in type to the risks of the cash market instrument on which their values are based. For example, in times of market stress, sharp price movements or reductions in liquidity in the cash markets may be related to comparable or even greater price movements and reductions in liquidity in the derivative markets. Further, the risks associated with derivatives are potentially greater than those associated with the related cash market instruments because of the additional complexity and potential for leverage. In addition, derivatives may create credit risks, as well as legal, operational and other risks beyond those associated with the underlying cash market instruments on which their values are based. Credit risk involves the risk that a counterparty on a derivative transaction will not fulfill its contractual obligations. In an effort to limit credit risk, we have a policy that requires the counterparty to the transaction to have a credit rating no lower than A- by a nationally recognized rating agency at the time we enter into a derivative transaction. There can be no assurance, however, that our hedging strategy or techniques and policies for minimizing credit and other risks associated with our hedging activity will be effective, that our profitability will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits.
If we are unable to replace construction loans with permanent refinancing, we may have to sell the development properties at a loss.
     If developments are financed through construction loans or if acquisitions are financed with short-term bridge loans in anticipation of later, permanent financing, there is a risk that upon completion of construction or the maturity of the bridge loans, permanent financing may not be available or may be available only on disadvantageous terms. As of December 31, 2004, we were a party to a $34.0 million construction loan with total outstanding borrowings of $8.9 million at December 31, 2004. The debt is an obligation of Prentiss/Collins Del Mar Heights, LLC which is owned 70% by our operating partnership and 30% by Collins Corporate Center, LLC. Our pro rata share of the outstanding borrowings equate to $6.3 million. In the event that upon maturity we are unable to obtain permanent financing for this property on favorable terms, we could be forced to sell such property at a loss or the property could be foreclosed upon by the lender and result in loss of income and asset value.
Our acquisition of new properties which lack operating history with us give rise to difficulties in predicting revenue potential.
     From time to time, we acquire office properties. These acquisitions could fail to perform in accordance with expectations. If we fail to accurately estimate occupancy levels, operating costs or costs of improvements to bring an acquired property up to the standards established for its intended market position, the operating performance of the property may be below our expectations. Acquired properties may have characteristics or deficiencies affecting their valuation or revenue potential that we have not yet discovered. We cannot assure you that the operating performance of acquired properties will increase or be maintained under our management.
     During 2004, we acquired approximately 2.3 million square feet of office property for gross consideration of approximately $274.1 million. Some of these properties have had relatively short or no operating history under our management; therefore, we have had limited control over the operation of these buildings. Our ability to manage our growth effectively will require us to integrate successfully our new acquisitions into our existing management structure.

Our redevelopment, development and construction activities may give rise to unexpected costs and can make it difficult to predict revenue potential.
     We redevelop, develop and construct primarily office buildings. The risks associated with these activities include:
•	abandonment of redevelopment or development opportunities resulting in a loss of invested capital;

•	construction costs of a property exceeding original estimates potentially resulting in yields on invested capital lower than expected;

•	we may be unable to complete construction and/or leasing of a Property on schedule;

•	occupancy rates and rents at a newly renovated or completed property may not be sufficient to make the property profitable;

•	financing may not be available on favorable terms for redevelopment or development of a property possibly increasing the projected cost of the project;

•	permanent financing may not be available on favorable terms to replace short-term construction loans and construction and lease-up may not be completed on schedule, resulting in increased interest expense and construction costs;

•	all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations may not be obtained or may not be obtained on a timely basis resulting in possible delays, decreased profitability and increased management time and attention; and

•	increased management time required for such activities may divert their attention from other aspects of our business.
     These risks and potential costs may adversely affect our results of operations.
The geographic concentration of our properties in markets which are in economic decline could have a material adverse effect on operating performance.
     Properties located in the Mid-Atlantic, Midwest, Southwest, Northern California and Southern California provided approximately 32%, 0%, 43%, 12% and 13%, respectively, of total rental income from continuing operations for the year ended December 31, 2004. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect our cash available for distribution. Our financial performance and ability to make distributions to our shareholders are, therefore, particularly sensitive to the economic conditions in these markets. The local economic climate, which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors, and local real estate conditions, such as oversupply of or reduced demand for office, industrial and other competing commercial properties, may affect our revenues and the value of our properties, including properties to be acquired or developed. We cannot assure you that these local economies will grow in the future.
Changes in market conditions including capitalization rates applied in real estate acquisitions could impact our ability to grow through acquisitions.
     Acquisitions are a key component of our external growth strategy. We selectively pursue acquisitions in our core markets when long-term yields make acquisitions attractive. We compete with numerous property owners for the acquisition of real estate properties. Some of our competitors may be willing to accept lower yields on their investments impacting our ability to acquire real estate assets and thus limit our external growth.
Changes in capitalization rates applied to real estate assets could impact the market value of our assets.
     From time to time, we sell real estate assets. If market conditions change and buyers of real estate assets demand higher yields on their investments, the market value of our assets will decline.

Some of our competitors in markets in which we have properties may have newer, better-located or better-capitalized properties.
     Numerous office and industrial properties compete with our properties in attracting tenants to lease space. In each market we compete on a number of factors including rental rates, tenant concession allowances, quality and location of buildings, quality of property management and other economic and non-economic factors. Our competitors may have greater financial resources than are available to us and/or they may be willing to rent space at lower rental rates or provide greater leasing concessions. Our major competitors in each market include the following companies:

Segment	Competitors
Mid-Atlantic	Boston Properties, CarrAmerica Realty Corp., Corporate Office Properties Trust, Equity Office Properties, Trizec, Vornado Realty Trust

Midwest	CarrAmerica Realty Corp., Duke Realty Corp., Equity Office Properties, Hines, John Buck Co., Marvin Herb, Tishman Speyer, Transwestern, Trizec Properties, Inc.

Southwest	CarrAmerica Realty Corp., Crescent Real Estate Equities, Equity Office Properties, Lincoln Property Co., Trammell Crow Co., Trizec Properties, Inc.

Northern California	Boston Properties, CarrAmerica Realty Corp., Equity Office Properties, RREEF, Shorenstein Co.

Southern California	Arden Realty, CarrAmerica Realty Corp., Equity Office Properties, Kilroy Realty Corp., Lowe Enterprises, RREEF
     This competition could have an adverse effect on our operating performance because some of these competing properties may be newer, better-located or better-capitalized than our properties.
Property ownership through partnerships and joint ventures could subject us to the contrary business objectives of our partners or co-venturers.
     Through Prentiss Properties Acquisition Partners, L.P., our operating partnership, we own non-controlling interests in real estate, including: (1) a non-controlling 50% interest in the Broadmoor Austin Associates and (2) a non-controlling 25% interest in Tysons International Partners, which in the aggregate represented approximately $2.4 million, or 3.9% of our net income for the year ended December 31, 2004. Our pro rata share of mortgage debt related to these unconsolidated interests is approximately $80.8 million, or 6.7% of our pro rata share of total debt outstanding, as of December 31, 2004. Through these interests, we act as managing venture partner and have the authority to conduct business affairs of each joint venture, subject to approval and veto rights of the other venture partner.
     We may also participate with other entities in property ownership or in providing property-related services through joint ventures or partnerships. Partnership or joint venture investments may involve risks such as the following:
•	our partners or co-venturers might become bankrupt;

•	our partners or co-venturers might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals; and

•	our partners or co-venturers may be in a position to take action contrary to our instructions or make requests contrary to our policies or objectives.

     We will, however, seek to maintain sufficient control of such partnerships or joint ventures to achieve our business objectives. Although our organizational documents do not limit the amount of available funds that we may invest in partnerships or joint ventures, our revolving credit facility requires lender consent for certain investments in land, development projects and joint ventures.
     Through Prentiss Properties Acquisition Parnters, L.P., our operating partnership, we own a controlling 51% interest in Prentiss Office Investors, L.P. Prentiss Office Investors, L.P. was established on January 22, 2004 to acquire office properties in our core markets of Washington D.C./Northern Virginia, Chicago, Dallas/Ft. Worth, Northern California and San Diego/Orange County. The partnership was initially 99.9% owned by the operating partnership and was seeded by the transfer of several acquisitions including, 2291 Wood Oak Drive a single office building containing approximately 228,000 net rentable square feet located in Herndon Virginia, Corporate Lakes III a single office building containing approximately 124,000 net rentable square feet located in Chicago Illinois, and seven office buildings containing approximately 370,000 net rentable square feet located in Carlsbad California.
     Pursuant to a joint venture agreement, effective February 1, 2004, Stichting Pensioenfonds ABP, a Netherlands based pension fund, acquired a 49% limited partnership interest in Prentiss Office Investors, L.P. for proceeds totaling $68.9 million. The joint venture is consolidated with and into the accounts of the operating partnership.
     Pursuant to its limited partnership agreement, Prentiss Office Investors, L.P. will engage in a series of transactions pursuant to which it intends to acquire Class A office properties over an 18 to 30 month period in the geographic regions within the United States in which we currently conduct business. Class A office properties will not be acquired after the initial 18-30 month investment period unless our operating partnership, as general partner of Prentiss Office Investors, L.P., and Stichting Pensioenfonds ABP, as limited partner of Prentiss Office Investors, L.P., mutually agree to amend the limited partnership agreement to provide for a longer investment period. Prentiss Office Investors, L.P. anticipates incurring indebtedness in an aggregate amount of up to 60.0% of the undepreciated acquisition costs of all of the properties owned by Prentiss Office Investors, L.P. As a result, pursuant to its limited partnership agreement, Prentiss Office Investors, L.P. has the authority to invest up to $510.0 million during its 18-30 month investment period, which will include equity contributed to Prentiss Office Investors, L.P. and the indebtedness in an aggregate amount up to 60% of the undepreciated acquisition costs of all properties acquired by the partnership. At December 31, 2004, Prentiss Office Investors, L.P. owned 12 Class A office properties totaling 989,000 net rentable square feet with an aggregate undepreciated acquisition cost totaling approximately $192.2 million. Prentiss Office Investors, L.P. has totaled indebtedness of $115.7 million at December 31, 2004, representing 60.2% of the undepreciated acquisition cost of all the properties owned by the partnership.
     In the future, we may acquire limited partnership interests in property partnerships without partnership management responsibility or co-venturer interests or co-general partnership interests in property partnerships with shared responsibility for managing the affairs of the property partnership or joint venture. In these instances, we will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture.
Americans with Disabilities Act compliance could lead to unanticipated costs.
     The Americans with Disabilities Act of 1990 requires specified public accommodations to meet federal requirements governing accessibility for persons with disabilities related to access and use by disabled persons. Compliance with the Americans with Disabilities Act could require modifications to our properties. Non-compliance could result in, among other things, various penalties including injunctive relief and monetary damages. Although we have no basis for believing that our properties are not in compliance with the requirements of the Americans with Disabilities Act, if we were required to make unanticipated expenditures to comply with the Americans with Disabilities Act, our cash flow and the amounts available for distributions to our shareholders may be adversely affected.

We depend on our direct and indirect subsidiaries’ dividends and distributions, and these subsidiaries’ creditors and preferred security holders are entitled to payment of amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to us.
     Substantially all of our assets consist of our partnership interests in Prentiss Properties Acquisition Partners, L.P., our operating partnership. Our operating partnership holds substantially all of its properties and assets through subsidiaries. Our operating partnership, therefore, depends for substantially all of its revenue on cash distributions to it by its subsidiaries. The creditors and preferred security holders, if any, of each subsidiary are entitled to payment of the subsidiary’s obligations to them, when due and payable, before distributions may be made by the subsidiary to our operating partnership. Thus, our operating partnership’s ability to make distributions to its unit holders depends on its subsidiaries’ ability to satisfy their obligations to their creditors, preferred security holders, if any, and make distributions to our operating partnership. In addition, the right of our operating partnership unit holders to participate in any distribution of the assets of any of our operating partnership’s direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, and any consequent right of our operating partnership unit holders to participate in those assets, will be subject to the claims of the creditors and preferred security holders, if any, of the subsidiary. Thus, our ability to pay dividends to holders of our common shares depends on our operating partnership’s ability first to satisfy its obligations to its creditors, preferred security holders, if any, then to make distributions to us. In addition, our shareholders will have the right to participate in any distribution of the assets of any of our direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, and consequently to participate in those assets, only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the subsidiary are satisfied.
Risks Related to Our Company
Our status as a REIT is dependent on compliance with federal income tax requirements.
     We have operated and intend to continue to operate as a REIT for federal income tax purposes. We have not requested, and do not expect to request, a ruling from the IRS (1) that the operating partnership and each of its non-corporate subsidiaries have been and will be classified as partnerships for federal income tax purposes or (2) that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code, with limited judicial and administrative guidance available, to facts and circumstances that may be subject to differing interpretations for federal income tax purposes.
     While we have operated and intend to continue to operate as a REIT for federal income tax purposes, if the IRS were to successfully challenge the tax status of the operating partnership or a non-corporate subsidiary as a partnership, or if we fail to qualify as a REIT for any taxable year, we would be subject to federal income tax at regular corporate rates. Unless entitled to relief under the Internal Revenue Code, we also would be disqualified from treatment as a REIT for the four taxable years following the disqualification year. We could also be subject to significantly increased state and local taxes. As a result, cash available for distribution would be materially reduced for each of the years involved.
     In addition, we currently hold certain of our properties through a subsidiary that has elected to be taxed as a REIT and we may in the future determine that it is in our best interests to hold one or more of our other properties through one or more subsidiaries that elect to be taxed as REITs. If any of these subsidiaries fails to qualify as a REIT for federal income tax purposes, then we may also fail to qualify as a REIT for federal income tax purposes.
     Although we intend to continue to operate as a REIT, future economic, market, legal, tax or other considerations may cause our board of trustees, with the consent of our shareholders holding at least a majority of all the outstanding common shares, to revoke the REIT election.
Changes in tax laws could affect our REIT status.
     At any time, future legislation or administrative or judicial decisions or actions could affect our tax treatment or qualification as a REIT including tax liability, possibly with retroactive effect. While we do not anticipate any such decisions or actions, the rules dealing with federal and state income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or an investment in us might be changed.

Changes in market conditions could hurt the market price of our shares.
     The value of our common shares depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common shares are the extent of institutional investor interest in us; the reputation of REITs generally and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities; our financial condition and performance; and general financial market conditions. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.
Increased market rates may hurt the value of our shares.
     We believe that investors consider the distribution rate on REIT shares, expressed as a percentage of the price of the shares, relative to market interest rates as an important factor in deciding whether to buy or sell the shares. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and in fact, would likely increase our borrowing costs and might decrease our funds available for distribution. Thus, higher market interest rates could cause the market price of our common shares to decline.
We have shares available for future sale that could adversely affect the price of our common shares.
     Under our declaration of trust, our board of trustees has the authority to do the following:
•	amend our declaration of trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class, including common shares, that we have the authority to issue; and

•	issue additional authorized but unissued common shares or preferred shares.
     The interests of our existing securityholders could be diluted if additional equity securities are issued to finance future developments, acquisitions, or repay indebtedness. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity.
     As of December 31, 2004, we have authorized 100,000,000 common shares, of which 54,937,160 common shares are either unissued or held in treasury for purposes other than the Key Employee Share Option Plan. In addition, we have granted options to purchase 4,509,881 common shares to executives officers, employees and trustees, of which options to purchase 647,251 common shares remain outstanding. We have reserved a total of 3,773,585 common shares and 1,334,931 common shares for issuance upon conversion of the Series D Preferred Shares and common units, respectively. Sales or issuances of a substantial number of common shares, or the perception that such sales could occur could adversely affect prevailing market prices of the common shares and dilute the percentage ownership held by our shareholders.
     Limited partners of our operating partnership have the right to receive, in our or the general partner’s discretion, either cash or one common share, in exchange for each limited partnership unit they now hold, if and to the extent they tender such units for redemption. As of December 31, 2004, there were 1,334,931 common units of our operating partnership outstanding and held by partners other than Prentiss Properties Trust, and, if we or the general partner elect to redeem such units for common shares, these common units are exchangeable for 1,334,931 common shares. We are party to registration rights agreements under which we are required to register the issuance of common shares which we may issue upon the redemption by the holders of units of limited partnership interest in our operating partnership. We can make no prediction concerning the effect that such issuance or future sales of any such common shares will have on market prices.

Our shareholders’ ability to effect a change of control may be limited.
We have a shareholder rights plan.
     In February 1998, we adopted a shareholder rights plan and declared a dividend of one purchase right for each common share of beneficial interest. The purchase rights may have the effect of delaying, inhibiting or preventing a transaction or a change in control of us that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders. The purchase rights can cause substantial dilution to a person or group that acquires 10% or more of our outstanding common shares unless the purchase rights have been redeemed by our board of trustees. However, because the purchase rights are redeemable by our board of trustees, the purchase rights should not interfere with any merger or other business combination approved by our board of trustees.
We have an ownership limitation.
     In order to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of our taxable year, other than our 1996 taxable year. To ensure that we will not fail to qualify as a REIT, our declaration of trust authorizes our board of trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. In addition, our declaration of trust has an ownership limitation which provides that no person may own, directly or indirectly, more than 8.5% of the number of outstanding common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding common shares, or more than 9.8% of the number of outstanding preferred shares of beneficial interest of any series. The board of trustees, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to our board of trustees, may exempt a proposed transferee from the ownership limitation. The board of trustees may not grant an exemption from the ownership limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT. The ownership limitation may have the effect of delaying, inhibiting or preventing a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interests of our shareholders.
We have a staggered board.
     Our board of trustees is divided into three classes, each with a three-year term, thus, only a portion of our board of trustees stand for election at each annual meeting. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders.
The board of trustees can issue additional shares.
     Our declaration of trust authorizes our board of trustees to:
•	amend our declaration of trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

•	issue additional authorized but unissued preferred or common shares; and

•	classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or unclassified shares.
     These provisions may have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Conflicts of interests in our business could result in decisions not in your best interest.
Prentiss principals could have differing objectives from other shareholders upon the sale, refinancing or prepayment of indebtedness of properties.
     Messrs. Prentiss and August, our senior executive officers, and their affiliates may have unrealized taxable gain associated with their units of limited partnership interest in the operating partnership. Messrs. Prentiss and August may suffer different and more adverse tax consequences than our other shareholders upon the sale or refinancing of properties that were contributed to the operating partnership by Messrs. Prentiss and August. Therefore, Messrs. Prentiss and August and our other shareholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of properties. While we, through Prentiss Properties I, Inc., the general partner of the operating partnership, have the exclusive authority as to whether and on what terms to sell or refinance an individual property, Messrs. Prentiss and August may influence us not to sell, or refinance or prepay the indebtedness associated with properties even though such a transaction might otherwise be to our financial advantage, or may influence us to refinance properties with a high level of debt.
Our policies with respect to conflicts of interests may not eliminate the influence of conflicts.
     We have adopted policies intended to minimize conflicts of interest. For example, our bylaws provide that all transactions in which executive officers or trustees have a conflicting interest with us may be subject to approval by a majority of our trustees that are not affiliated with any of our affiliates or by the holders of a majority of the common shares held by disinterested shareholders. We have implemented a code of business conduct governing the conduct of all employees which further reduces the potential for conflicts of interest. There can be no assurance that our policies will be successful in eliminating the influence of conflicts. Decisions could be made that might fail to reflect fully the interests of all our shareholders. Our declaration of trust includes a provision permitting each individual trustee to engage in the type of business activities conducted by us without first presenting any investment opportunities to us, even though such investment opportunities may be within the scope of our investment policies.
Our board of trustees may change policies and incur debt without shareholder approval.
     Our board of trustees determines our investment, financing, borrowing and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations. Our board of trustees has adopted a policy limiting our total combined indebtedness plus our pro rata share of joint venture debt to 50% or less of our total market capitalization, but our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Although our board of trustees has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of our board of trustees, limited only by various restrictions in our credit agreements, without a vote of our shareholders. Our credit agreements limit total indebtedness to 55% of total assets and require a debt service coverage ratio of at least 2 to 1. A change in our investment, financing, borrowing and distribution policies could adversely affect our financial condition, results of operations or the market price of our common shares.
We are dependent on the services of Michael V. Prentiss and Thomas F. August.
     We are dependent on the efforts of our chairman and chief executive officer, Messrs. Prentiss and August. The loss of their services could have an adverse effect on our operations. Each of Messrs. Prentiss and August has entered into an employment agreement which will expire in January 2009 and May 2005, respectively. Messrs. Prentiss and August have agreed in their employment agreements that for a period of two years after they are no longer employed by us they will not enter into employment with any company which is in a business that is competitive to our business. If this provision, or if similar provisions in other employment agreements with our other employees, is determined to not be binding on Messrs. Prentiss or August, or any other employee, those persons would be able to enter into employment with companies which compete with us immediately after those persons ceased to be employed by us.

We have minimum distribution requirements that could require us to incur additional debt.
     To qualify as a REIT prior to 2001, we were required to distribute at least 95% of our net taxable income to our shareholders, excluding any net capital gain. As a result of the REIT Modernization Act, the distribution requirement was reduced to 90% for 2001 and future years. In addition, to avoid a 4% non-deductible excise tax, we must also distribute annually at least the sum of the following:
•	85% of our ordinary income for that year,

•	95% of our capital gain net income for that year, and

•	100% of our undistributed taxable income from prior years.
     We have exceeded the distribution requirements in every year and we expect to comply with the distribution requirements. If unfavorable market conditions exist, we may have to borrow funds on a short-term basis to meet the REIT distribution requirements. If such unfavorable conditions occurred, we might not be able to fund all future capital needs with income from operations, and might have to rely on third-party sources of capital, which may or may not be available on favorable terms.
Our third-party property management, leasing, development and construction business and related services involve relationships which may be subject to early termination or a lack of control.
     Through our operating partnership, Prentiss Properties Resources, Inc., and Prentiss Properties Management, L.P., we engage in the business of management, leasing, development and construction of properties owned by third parties. Risks associated with these activities include the following:
•	related contracts, which are typically cancelable upon 30-days notice or upon specific events, including sale of the property, may be terminated by the property owner or may be lost in connection with a sale of such property;

•	contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms; and

•	rental revenues upon which management, leasing and development fees are based may decline as a result of general real estate market conditions or specific market factors affecting properties that we manage, lease or develop, resulting in decreased management, leasing or development fee income.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     Our primary market risk exposure is to changes in interest rates as a result of our revolving credit facility and long-term debt. At December 31, 2004, we had total consolidated indebtedness of approximately $1.2 billion. Our interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve this objective, we manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In addition, we may enter into derivative financial instruments such as options, forwards, interest rate swaps, caps and floors to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable rate debt. We do not enter into derivative or interest rate transactions for speculative purposes. Approximately 48.6% of our outstanding consolidated debt was subject to fixed rates with a weighted average interest rate of 7.33% at December 31, 2004. Of the remaining $613.1 million, or 51.4%, representing our variable rate debt, $395.0 million was effectively locked at an interest rate before the spread over LIBOR, of 3.88% through our interest rate swap agreements. We regularly review interest rate exposure on our outstanding borrowings in an effort to minimize the risk of interest rate fluctuations.
     The following table provides information about our financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations outstanding at December 31, 2004, the table presents principal cash flows and related weighted average interest rates for the debt outstanding during the periods. For interest rate swaps, the table presents notional amounts that expire and weighted average interest rates for in-place swaps during the period. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on 30-day LIBOR as of December 31, 2004. The fair value of our fixed rate debt indicates the estimated principal amount of debt having similar debt service requirements, which could have been borrowed by us at December 31, 2004. The rate assumed in the fair value calculation of fixed rate debt is equal to 5.50%, representing our estimated borrowing rate for fixed rate debt instruments similar in term to those outstanding at December 31, 2004. The fair value of our variable to fixed interest rate swaps indicates the estimated amount that would have been paid by us had they been terminated at December 31, 2004.

			Expected Maturity Date
			(in thousands)
								Fair
	2005	2006	2007	2008	2009	Thereafter	Total	Value
Liabilities
Long-Term Debt:
Fixed Rate	$52,308	$9,704	$192,182	$6,048	$59,411	$259,130	$578,783	$620,349
Average Interest Rate	7.33%	7.51%	7.44%	7.42%	7.45%	7.48%	—	—
Variable Rate	$66,000	—	$256,428	$100,000	$190,700	—	$613,128	$613,128
Average Interest Rate	3.65%	3.63%	3.59%	3.54%	3.45%	—	—	—
Interest Rate Derivatives
Interest Rate Swaps:
Variable to Fixed	$40,000	$50,000	$75,000	$150,000	$80,000	—	$395,000	$(1,046)
Avg. Pay Rate	3.88%	3.56%	3.64%	3.87%	3.65%	—	—	—
Avg. Receive Rate	2.40%	2.40%	2.40%	2.40%	2.40%	2.40%	—	—
     The table incorporates only those exposures that exist as of December 31, 2004 and does not consider exposures or positions which could arise after that date. In addition, because firm commitments are not represented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during future periods, prevailing interest rates, and our hedging strategies at that time. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. At December 31, 2004, our variable rate debt outstanding was approximately $613.1 million with an average interest rate of approximately 3.65%. Exclusive of our interest rate swap agreements, if 30-day LIBOR increased 100 basis points, total interest expense would increase approximately $6.1 million. The total extent of market risk is not quantifiable or predictable because of the variability of future interest rates and our financing requirements.

Item 8. Financial Statements and Supplementary Data
     Financial Statements and the Financial Statement Schedule appear at page F-1 to page F-47 of this Form 10-K.
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures
     None
Item 9A. Controls and Procedures
Management’s Report on Internal Control over Financial Reporting
     Our internal control over financial reporting is a process, that under the supervision of and with the participation of our management, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and our trustees; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that our controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     As management, it is our responsibility to establish and maintain adequate internal control over financial reporting. As of December 31, 2004, under the supervision and with the participation of our management, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, we evaluated the effectiveness of our internal control over financial reporting using criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation, we concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO.
     Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.
Changes in Our Internal Control over Financial Reporting
     There have been no changes in our internal control over financial reporting that occurred during the three months ended December 31, 2004 that have materially affected, or are reasonably likely to materially affect, such internal control over financial reporting.

Disclosure Controls and Procedures
     As of December 31, 2004, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Securities Exchange Act Rule 15d-15. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.
PART III
Item 10. Trustees and Executive Officers of the Company
     The information required by this item is incorporated by reference from our definitive proxy statement for our annual meeting of shareholders to be held on May 11, 2005.
Item 11. Executive Compensation
     The information required by this item is incorporated by reference from our definitive proxy statement for our annual meeting of shareholders to be held on May 11, 2005.
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters
     The information required by this item is incorporated by reference from our definitive proxy statement for our annual meeting of shareholders to be held on May 11, 2005.
Item 13. Certain Relationships and Related Transactions
     The information required by this item is incorporated by reference from our definitive proxy statement for our annual meeting of shareholders to be held on May 11, 2005.
Item 14. Principal Accountant Fees and Services
     The information required by this item is incorporated by reference from our definitive proxy statement for our annual meeting of shareholders to be held on May 11, 2005.
PART IV
Item 15. Exhibits, Financial Statement Schedule and Reports on Form 8-K
(a)	Financial Statements, Financial Statement Schedule and Exhibits
(1)	Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003

Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2004, 2003 and 2002

Consolidated Statements of Comprehensive Income for the years ended December 31, 2004, 2003 and 2002

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002

Notes to Consolidated Financial Statements

(2)	Financial Statement Schedules

Schedule II: Valuation and Qualifying Accounts

Schedule III: Real Estate and Accumulated Depreciation

(3)	Exhibits

EXHIBIT NO.	DESCRIPTION
3.1	Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.1 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

3.2	Second Amended and Restated Bylaws of the Registrant. (filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q, filed on September 30, 2004, File No. 001-14516 and incorporated by reference herein)

3.3	Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as an Exhibit to our Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813 and incorporated by reference herein).

3.4	Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.5 to our Form 10-Q, filed on August 12, 1998, File No. 001-14516).

3.5	Articles Supplementary, dated March 20, 2001 (filed as Exhibit 3.6 to our Form 10-K, filed March 27, 2001, File No. 001-14516, and incorporated by reference herein).

3.6	Articles Supplementary Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of such Shares, dated March 20, 2001 (filed as Exhibit 3.7 to our Form 10-K, filed March 27, 2001, File No. 001-14516, and incorporated by reference herein).

3.7	Articles Supplementary, dated January 4, 2002 (filed as Exhibit 3.7 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

3.8	Articles Supplementary, dated February 24, 2004, declassifying the Series B Cumulative Redeemable Perpetual Preferred Shares (filed as Exhibit 3.10 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

4.1	Form of Common Share Certificate (filed as Exhibit 4.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

4.2	Amended and Restated Rights Agreement, dated January 22, 2002, between Prentiss Properties Trust and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 1 to Amendment No. 2 to our Registration Statement on Form 8-A, filed on February 6, 2002, File No. 000-014516).

EXHIBIT NO.	DESCRIPTION
4.3	First Amendment dated June 26, 2002 to the Amended and Restated Rights Agreement between Prentiss Properties Trust and Equiserve Trust Company, N.A. as Rights Agent (filed as Exhibit 2 to Amendment No. 3 to our Registration Statement on Form 8-A, filed on June 27, 2002. File No. 001-014516).

4.4	Second Amendment, dated October 21, 2003, to the Amended and Restated Rights Agreement between Prentiss Properties Trust and Equiserve Trust Company, N.A. as Rights Agent (filed as Exhibit 3 to Amendment No. 4 to our Registration Statement on Form 8-A, filed on January 26, 2004 File No. 001-014516).

4.5	Third Amendment, dated February 14, 2005, to the Amended and Restated Rights Agreement between Prentiss Properties Trust and Equiserve Trust Company, N.A. as Rights Agent (filed as Exhibit 4 to Amendment No.5 to our Registration Statement on Form 8-A, filed on February 16, 2005, File No. 001-014516 and incorporated by reference herein).

4.6	Form of Rights Certificate (included as Exhibit A to the Rights Agreement (Exhibit 4.2)).

4.7	Form of Series D Preferred Share Certificate (filed as Exhibit 4.4 to our Form 10-K, filed March 27, 2001, File No. 001-14516, and incorporated by reference herein).

10.1	1996 Share Incentive Plan (filed as Exhibit 10.25 to Amendment No. 1 to our Registration Statement on Form S-11, File No. 333-09863, and incorporated by reference herein).

10.2	First Amendment, effective as of May 6, 1997, to the 1996 Share Incentive Plan (filed as Exhibit 4.6 to our Registration Statement on Form S-8, File No. 333-79623, filed on May 28, 1999, and incorporated by reference herein).

10.3	Second Amendment, effective as of May 5, 1998, to the 1996 Share Incentive Plan (filed as Exhibit 4.7 to our Registration Statement on Form S-8, File No. 333-79623, filed on May 28, 1999, and incorporated by reference herein).

10.4	Third Amendment, effective as of May 9, 2001, to the 1996 Share Incentive Plan (filed as Exhibit 4.5 to our Registration Statement on Form S-8, File No. 333-68520, filed on August 28, 2001, and incorporated by reference herein).

10.5	Amendment No. 4, effective as of October 15, 1996, to the 1996 Share Incentive Plan (filed as Exhibit 10.5 to our Form 10-Q, filed November 14, 2002, File No. 001-14516).

10.6	Amendment No. 5, effective as of October 23, 2002, to the 1996 Share Incentive Plan (filed as Exhibit 10.6 to our Form 10-Q, filed November 14, 2002, File No. 001-14516).

10.7	Sixth Amendment, effective as of May 5, 2004, to the 1996 Share Incentive Plan (filed as Exhibit 4.22 to the Registration Statement on Form S-8 filed on February 14, 2005, File No. 333-122824 and incorporated by reference herein).

10.8	Amended and Restated Trustees’ Share Incentive Plan, effective as of May 15, 2002 (filed as Exhibit 4.12 to our Registration Statement on Form S-8, File No. 333-97045, filed on July 24, 2002, and incorporated by reference herein).

10.9	Amendment No. 1, effective as of October 23, 2002, to the Amended and Restated Trustees’ Share Incentive Plan (filed as Exhibit 10.8 to our Form 10-Q, filed November 14, 2002, File No. 001-14516).

10.10	Amendment No. 2, effective as of May 5, 2004, to the Amended and Restated Trustees’ Share Incentive Plan (filed as Exhibit 4.25 to the Registration Statement on Form S-8 filed on February 14, 2005, File No. 333-122824 and incorporated by reference herein).

EXHIBIT NO.	DESCRIPTION
10.11	Trustees Share Incentive Plan (filed as Exhibit 4.8 to our Registration Statement on Form S-8, File No. 333-79623, filed on May 28, 1999, and incorporated by reference herein).

10.12	First Amendment, effective as of May 5, 1998, to the Trustees’ Share Incentive Plan (filed as Exhibit 4.9 to our Registration Statement on Form S-8, File No. 333-79623, filed on May 28, 1999, and incorporated by reference herein).

10.13	Second Amendment, effective as of March 1, 1999, to the Trustees’ Share Incentive Plan (filed as Exhibit 4.10 to our Registration Statement on Form S-8, File No. 333-79623, filed on May 28, 1999, and incorporated by reference herein).

10.14	Third Amendment, effective as of May 10, 2000, to the Trustees’ Share Incentive Plan (filed as Exhibit 10.8 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.15	Form of Stock Option Agreement (filed as Exhibit 10.9 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.16	Amended and Restated Share Purchase Plan, dated as of July 1, 2000 (filed as Exhibit 10.10 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.17	Amendment No. 1, effective as of October 23, 2002, to the Amended and Restated Share Purchase Plan (filed as Exhibit 10.15 to our Form 10-Q, filed November 14, 2002, File No. 001-14516).

10.18	Key Employee Share Option Plan (filed as Exhibit 10.11 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.19	Prentiss Properties Employee Savings Plan (filed as Exhibit 10.12 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.20	Third Amended and Restated Employment Agreement, dated January 1, 2004 by and between Michael V. Prentiss and Prentiss Properties Trust. (filed as Exhibit 10.18 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.21	Amended and Restated Employment Agreement, dated May 10, 2000, by and between Thomas F. August and Prentiss Properties Trust (filed as Exhibit 10.21 to our Form 10-K, filed on March 27, 2001, and incorporated herein by reference).

10.22	Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P., dated as of October 1, 2001 (filed as Exhibit 10.15 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.23	First Amendment, dated as of December 18, 2001, to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P., dated as of December 18, 2001 (filed as Exhibit 10.16 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.24	Second Amendment, dated as of January 3, 2002, to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P., dated as of October 1, 2001 (filed as Exhibit 10.17 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

EXHIBIT NO.	DESCRIPTION
10.25	Third Amendment to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.40 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.26	Fourth Amendment to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.20 to our Form 10-Q, filed August 14, 2002, File No. 001-14516).

10.27	Fifth Amendment to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 99.1 to our Form 8-K, File No. 001-14516, filed on August 14, 2003).

10.28	Sixth Amendment to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.2 to our Form 10-Q, File No. 001-14516, filed on November 12, 2003).

10.29	Seventh Amendment to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.27 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.30	Eighth Amendment to the Third Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.28 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.31	Series E Cumulative Redeemable Preferred Partnership Units Repurchase Agreement, dated February 4, 2004, by and between Prentiss Properties Acquisition Partners, L.P. and Brandywine Operating Partnership, L.P. (filed as Exhibit 10.29 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.32	Series B Preferred Unit Redemption Agreement, dated February 24, 2004, by and between Prentiss Properties Acquisition Partners, L.P., Belrose Realty Corporation, Belmar Realty Corporation, Belport Realty Corporation and Belshire Realty Corporation (filed as Exhibit 10.30 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.33	Credit Agreement, dated May 22, 2003, among Prentiss Properties Acquisition Partners, L.P., as Borrower, Eurohypo AG, New York Branch, as Administrative Agent, Bank One, NA, as Syndication Agent, and other lenders as named therein, (filed as Exhibit 10.2 to our Form 10-Q, File No. 001-14516, filed on August 14, 2003).

10.34	Stock Purchase Agreement, dated January 1, 2003, by and between Prentiss Properties Acquisition Partners, L.P. and Ampulla LLC, a single member Limited Liability Company, owned by Michael V. Prentiss, Chairman of the Board of Prentiss Properties Trust, (filed as Exhibit 10.3 to our Form 10-Q, File No. 001-14516, filed on August 14, 2003).

10.35	Exchange Agreement, dated as of March 20, 2001, by and among Prentiss Properties Trust, Prentiss Properties Acquisition Partners, L.P. and Security Capital Preferred Growth Incorporated (filed as Exhibit 10.14 to our Form 10-K, filed on March 27, 2001, and incorporated herein by reference).

10.36	Registration Rights Agreement, dated as of March 20, 2001, by and among Prentiss Properties Trust and Security Capital Preferred Growth Incorporated (filed as Exhibit 10.15 to our Form 10-K, filed on March 27, 2001, and incorporated by reference herein).

10.37	Second Amendment and Restatement of the Agreement, dated March 22, 2002, among Prentiss Properties Acquisition Partners, L.P., as Borrower, Bank One, N.A., as Administrator, Bank of America, N.A., as Syndication Agent, Dresdner Bank, AG as

EXHIBIT NO.	DESCRIPTION
Documentation Agent and each of the Lenders that are signatory therein (filed as Exhibit 10.1 to our Post-Effective Amendment No. 2 to Form S-3, File No. 333-49433, filed July 26, 2002 and incorporated by reference herein).

10.38	Credit Agreement, dated March 16, 2001, among Prentiss Properties Acquisition Partners, L.P., as Borrower, Commerzbank AG, New York Branch, as Administrative Agent, Sole Arranger and Sole Book Runner, Fleet National Bank, as Syndication Agent, LaSalle Bank National Association, as Documentation Agent and each of the Lenders named therein (filed as Exhibit 10.21 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.39	First Amendment, dated as of November 28, 2000, to the Credit Agreement, dated September 30, 1999, among Prentiss Properties Acquisition Partners, L.P., as Borrower, Bank One, N.A., as Administrative Agent, Mellon Bank and Union Bank of California as co-documentation agents (filed as Exhibit 10.23 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).
10.40	Second Amended and Restated Credit Agreement, dated as of February 19, 2004, by and among Prentiss Properties Acquisition Partners, L.P., Bank One, NA, Bank of America, N.A., Dresdner Bank AG, Commerzbank AG, Societe Generale Southwest Agency and the lenders named therein (filed as Exhibit 10.38 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.41	Amended and Restated Credit Agreement, dated as of March 2, 2004, among Prentiss Properties Acquisition Partners, L.P. as Borrower, Eurohypo AG, New York Branch, as Sole Arranger and Sole Book Runner, Bank One, NA as Syndication Agent, and other Lenders as named therein (filed as Exhibit 10.39 to our Form 10-Q, filed on May 1, 2004, File No. 001-14516 and incorporated by reference herein).

10.42	Promissory Note, dated as of June 1, 1999, by and between Prentiss Properties Limited, Inc. and Christopher M. Hipps (filed as Exhibit 10.35 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.43	Promissory Note, dated as of January 1, 2002, by and between Prentiss Properties Limited, Inc. and Daniel Cushing (filed as Exhibit 10.36 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.44	Promissory Note, dated as of June 14, 2002, by and among Prentiss Properties Limited, Inc. and Daniel Cushing (filed as Exhibit 10.45 to our Form 10-K, filed March 28, 2003, File No. 001-14516, and incorporated by reference herein).

10.45	Purchase Agreement, dated February 25, 2002, by and among Prentiss Properties Trust, Prentiss Properties Acquisition Partners, L.P., Prentiss Properties I, Inc. and Salomon Smith Barney Inc. (filed as Exhibit 10.38 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.46	Registration Rights Agreement, dated February 25, 2002, by and among Prentiss Properties Trust and Salomon Smith Barney Inc. (filed as Exhibit 10.39 to our Form 10-K, filed March 27, 2002, File No. 001-14516, and incorporated by reference herein).

10.47	Sales Agreement by and between Prentiss Properties Trust and Brinson Patrick Securities Corporation, dated June 10, 2002 (filed as Exhibit 1.1 to our Post Effective Amendment No. 2 to Form S-3, File No. 333-49433, filed on July 26, 2002).

EXHIBIT NO.	DESCRIPTION
10.48	Amendment to Sales Agreement by and between Prentiss Properties Trust and Brinson Patrick Securities Corporation, dated May 5, 2004 (filed as Exhibit 10.51 to our Form 10-Q, filed on May 1, 2004, File No. 001-14516 and incorporated by reference herein).

10.49	Sales Agreement by and between Prentiss Properties Trust and Brinson Patrick Securities Corporation, dated May 28, 2004 (filed as Exhibit 1.1 to our Form S-3, File No. 333-116034, filed on May 28, 2004).

10.50	Amended and Restated Limited Partnership Agreement of Prentiss Office Investors, L.P., dated January 29, 2004 (filed as Exhibit 10.50 to our Form 10-K, filed on March 15, 2004, File No. 001-14516).

10.51	Prentiss Properties Executive Choice Share Deferral Plan (filed as Exhibit 10.1 to our Form 10-Q, filed May 15, 2003, File No. 001-14516, and incorporated by reference herein).

10.52	Prentiss Properties Executive Choice Deferred Compensation Plan (filed as Exhibit 10.2 to our Form 10-Q, filed May 15, 2003, File No. 001-14516, and incorporated by reference herein).

10.53	Prentiss Properties Executive Choice Deferred Compensation Plan for Trustees (filed as Exhibit 10.3 to our Form 10-Q, filed May 15, 2003, File No. 001-14516, and incorporated by reference herein).

10.54	Prentiss Properties Executive Choice Share Deferral Plan for Trustees (filed as Exhibit 10.4 to our Form 10-Q, filed May 15, 2003, File No. 001-14516, and incorporated by reference herein).

10.55	Form of Indemnification Agreement entered into between Prentiss Properties Trust and Officers and Trustees of Prentiss Properties Trust (filed as Exhibit 10.53 to our Form 10-Q, filed November 8, 2004 and incorporated by reference herein).

21.1	List of Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*Filed herewith.

PRENTISS PROPERTIES TRUST

Report of Independent Registered Public Accounting Firm
To the Board of Trustees and Shareholders
of Prentiss Properties Trust:
We have completed an integrated audit of Prentiss Properties Trust’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedules
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Prentiss Properties Trust and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a) (2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note (2) to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” effective July 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and effective January 1, 2004, the Company adopted the provisions of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.”
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of            December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control            over financial reporting and for its            assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
March 14, 2005, except for Note 25, which is as of November 14, 2005

PRENTISS PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
ASSETS	2004	2003

Operating real estate:
Land	$341,321	$325,623
Buildings and improvements	1,789,043	1,727,056
Less: accumulated depreciation	(234,007)	(210,944)

	1,896,357	1,841,735
Construction in progress	23,417	—
Land held for development	59,014	47,202
Deferred charges and other assets, net	260,283	210,420
Notes receivable, net	1,500	15,904
Accounts receivable, net	55,772	47,412
Cash and cash equivalents	8,586	5,945
Escrowed cash	9,584	11,913
Investments in securities and insurance contracts	3,279	2,579
Investments in unconsolidated joint ventures	12,943	14,215
Interest rate hedges	2,804	1,768

Total assets	$2,333,539	$2,199,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Mortgages and notes payable	$1,191,911	$1,029,035
Interest rate hedges	3,850	9,842
Accounts payable and other liabilities	105,304	84,366
Mandatorily redeemable preferred units	—	10,000
Distributions payable	28,103	28,986

Total liabilities	1,329,168	1,162,229

Minority interest in operating partnership	24,990	123,058

Minority interest in real estate partnerships	35,792	1,565

Commitments and contingencies

Preferred shares $.01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 48,268,845 and 45,772,383 (includes 3,286,957 and 3,159,089 in treasury) shares issued and outstanding at December 31, 2004 and 2003, respectively	483	458
Additional paid-in capital	1,020,917	942,644
Common shares in treasury, at cost, 3,286,957 and 3,159,089 shares at December 31, 2004 and 2003, respectively	(82,694)	(78,000)
Unearned compensation	(3,386)	(2,176)
Accumulated other comprehensive income	(302)	(7,198)
Distributions in excess of earnings	(91,429)	(43,487)

Total shareholders’ equity	943,589	912,241

Total liabilities and shareholders’ equity	$2,333,539	$2,199,093

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002

Revenues:
Rental income	$296,132	$258,128	$245,873
Service business and other income	13,864	16,749	4,365

	309,996	274,877	250,238

Operating expenses:
Property operating and maintenance	76,977	66,720	61,766
Real estate taxes	27,219	22,260	24,896
General and administrative and personnel costs	11,803	10,988	10,361
Expenses of service business	9,998	10,513	—
Depreciation and amortization	75,707	57,478	48,760

	201,704	167,959	145,783

Other Expenses:
Interest expense	61,032	60,478	56,618
Amortization of deferred financing costs	2,330	2,284	1,832

Income from continuing operations before equity in income of unconsolidated joint ventures and unconsolidated subsidiaries, loss on investment in securities, impairment and minority interests	44,930	44,156	46,005

Equity in income of unconsolidated joint ventures and unconsolidated subsidiaries	2,429	2,555	3,154
Loss on investment in securities	(420)	—	—
Loss from impairment of mortgage loan	(2,900)	—	—
Minority interests	(2,002)	(9,796)	(9,812)

Income from continuing operations	42,037	36,915	39,347

Discontinued operations:
Income from discontinued operations	13,575	18,008	27,875
Gain/(loss) from disposition of discontinued operations	11,957	(4,457)	8,430
Loss from debt defeasance related to sale of real estate	(5,316)	—	—
Minority interests related to discontinued operations	(1,052)	(484)	(1,371)

	19,164	13,067	34,934

Income before gain on sale of land and an interest in a real estate partnership	61,201	49,982	74,281

Gain on sale of land and an interest in a real estate partnership	1,222	9,435	—

Net income	$62,423	$59,417	$74,281
Preferred dividends	(10,052)	(8,452)	(8,358)

Net income applicable to common shareholders	$52,371	$50,965	$65,923

Basic earnings per common share:
Income from continuing operations applicable to common shareholders	$0.75	$0.94	$0.81
Discontinued operations	$0.43	0.33	$0.91

Net income applicable to common shareholders – basic	$1.18	$1.27	$1.72

Weighted average number of common shares outstanding – basic	44,330	40,068	38,409

Diluted earnings per common share:
Income from continuing operations applicable to common shareholders	$0.75	$0.94	$0.80
Discontinued operations	$0.43	$0.33	$0.91

Net income applicable to common shareholders – diluted	$1.18	$1.27	$1.71

Weighted average number of common shares and common share equivalents outstanding – diluted	44,529	40,270	38,649

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY
For the Three Years Ending December 31, 2004
(dollars in thousands, except per share data)

								(Distributions
							Accumulated other	in excess of
				Additional paid-in	Common shares in	Unearned	comprehensive	earnings)/
	Total	Preferred shares	Common shares	capital	treasury	compensation	income	retained earnings

Balance at December 31, 2001	$819,800	$100,000	$421	$833,314	$(118,228)	$(2,556)	$(9,655)	$16,504

Issuance of 1,828,260 common shares	46,459		18	46,441
Restricted share grants (30,600 common shares)	—			859		(859)
Amortization of share grants	1,632					1,632
Share grants forfeited (12,777 shares)	—				(304)	304
Purchase of 494,365 treasury shares	(14,196)				(14,196)
Issuance of common shares in treasury (613,750 common shares)	16,535			2,283	14,252
Distributions declared ($2.22 per common share)	(85,807)							(85,807)
Preferred distributions declared ($2.22 per preferred share)	(8,358)							(8,358)
Unrealized loss on inv. in securities	(104)						(104)
Unrealized loss on interest rate hedges:
Unrealized loss for the period	(6,587)						(6,587)
Reclassification adjustment for loss included in earnings	578						578
Net Income	74,281							74,281

Balance at December 31, 2002	844,233	100,000	439	882,897	(118,476)	(1,479)	(15,768)	(3,380)

Issuance of 1,713,377 common shares	45,489		18	45,471
Restricted share grants (93,250 common shares)	—		1	2,432		(2,433)
Amortization of share grants	1,736					1,736
Common shares in deferred comp. plan	(2,150)			16	(2,166)
Purchase of 391,641 treasury shares	(12,098)				(12,098)
Issuance of common shares in treasury (2,300,000 common shares)	66,470			11,730	54,740
Distributions declared ($2.24 per common share)	(91,071)							(91,071)
Preferred distributions declared ($2.24 per preferred share)	(8,453)							(8,453)
Unrealized loss on inv. in securities	(83)						(83)
Share options expensed	98			98
Unrealized gain on interest rate hedges:
Unrealized gain for the period	8,390						8,390
Reclassification adjustment for loss included in earnings	263						263
Net income	59,417							59,417

Balance at December 31, 2003	912,241	100,000	458	942,644	(78,000)	(2,176)	(7,198)	(43,487)

Issuance of 2,399,012 common shares	72,964		24	72,940
Restricted share grants (97,450 common shares)	—		1	3,344		(3,345)
Amortization of share grants	2,006					2,006
Share grants forfeited (4,000 shares)	8				(129)	129		8
Common shares in deferred comp. plan	82			86	(4)
Purchase of 125,963 treasury shares	(4,561)				(4,561)
Redemption of Series B Preferred Units	—			1,600				(1,600)
Distributions declared ($2.24 per common share)	(100,320)							(100,320)
Preferred distributions declared ($2.24 per preferred share)	(8,453)							(8,453)
Unrealized gain on inv. in securities	191						191
Share options expensed	303			303
Unrealized gain on interest rate hedges	6,705						6,705
Net income	62,423							62,423

Balance at December 31, 2004	$943,589	$100,000	$483	$1,020,917	$(82,694)	$(3,386)	$(302)	$(91,429)

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	Year Ended December 31,
	2004	2003	2002

Net income	$62,423	$59,417	$74,281

Unrealized gains and losses on securities:
Unrealized gains/(losses) arising during the period	191	(83)	(104)
Unrealized gains/(losses) on interest rate hedges:
Unrealized gains/(losses) arising during the period	6,705	8,390	(6,587)
Reclassification adjustment for losses included in earnings	—	263	578

Other comprehensive income	6,896	8,570	(6,113)

Comprehensive income	$69,319	$67,987	$68,168

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2004	2003	2002

Cash Flows from Operating Activities:
Net income	$62,423	$59,417	$74,281
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	3,054	10,280	11,183
(Gain)/loss from disposition of discontinued operations	(11,957)	4,457	(8,430)
Gain on sale of land and an interest in real estate partnership	(1,222)	(9,435)	—
Loss on impairment of discontinued operations	—	1,792	2,855
Loss on debt defeasance	5,316	—	—
Loss on investment in securities	420	—	—
Loss on impairment of mortgage loan	2,900	—	—
Provision for doubtful accounts	168	3,563	5,428
Depreciation and amortization	95,988	80,256	73,457
Amortization of deferred financing costs	2,343	2,284	1,832
Earnings in excess of distributions from joint ventures and unconsolidated subsidiaries	(88)	—	(162)
Non-cash compensation	3,370	2,687	1,757
Reclassification of accumulated other comprehensive income	—	263	578
Gain on derivative financial instrument	(323)	(312)	(301)
Changes in assets and liabilities:
Deferred charges and other assets	(7,148)	(2,434)	(3,585)
Accounts receivable	(11,854)	(11,319)	(4,081)
Escrowed cash	2,924	(1,430)	3,191
Other payables/receivables (affiliates)	—	—	2,971
Accounts payable and other liabilities	11,935	(6,444)	(363)

Net cash provided by operating activities	158,249	133,625	160,611

Cash Flows from Investing Activities:
Development/redevelopment of real estate	(15,347)	(11,002)	(26,294)
Purchase of real estate	(241,451)	(181,706)	(113,985)
Purchase of mortgage loan	—	—	(47,000)
Capitalized expenditures for in-service properties	(54,396)	(35,236)	(27,187)
Proceeds from the sale of real estate	151,023	85,116	54,631
Distributions in excess of earnings of joint ventures and unconsolidated subsidiaries	—	315	—
Proceeds from the sale of joint venture interest in a real estate partnership	69,338	—	—
Proceeds from repayment of notes receivable	11,504	—	—
Purchase of interest in Prentiss Properties Resources, Inc.	—	(67)	—
Cash from consolidation of Prentiss Properties Resources, Inc.	—	461	—
Proceeds from the sale of investments	1,107	—	—
Investments in securities and insurance contracts	(782)	(185)	(670)

Net cash used in investing activities	(79,004)	(142,304)	(160,505)

Cash Flows from Financing Activities:
Net proceeds from sale of common shares	66,496	100,801	52,558
Redemption of preferred units	(105,000)	—	(50,535)
Repurchase of operating partnership units	(891)	—	—
Purchase of treasury shares	—	—	(2,472)
Capital contribution from consolidated joint ventures	26,874	190	1,488
Distributions paid to limited partners	(63,397)	(3,347)	(3,320)
Distributions paid to common shareholders	(98,959)	(89,020)	(83,776)
Distributions paid to preferred shareholders	(8,452)	(8,452)	(8,264)
Distributions paid to preferred unitholders	(3,176)	(8,636)	(9,843)
Payment of debt defeasance cost on debt extinguishment	(5,316)	—	—
Proceeds from mortgages and notes payable	824,161	566,685	559,800
Repayments of mortgages and notes payable	(708,944)	(548,677)	(456,507)

Net cash (used in)/provided by financing activities	(76,604)	9,544	(871)

Net change in cash and cash equivalents	2,641	865	(765)
Cash and cash equivalents, beginning of year	5,945	5,080	5,845

Cash and cash equivalents, end of period	$8,586	$5,945	$5,080
Supplemental Cash Flow Information:
Cash paid for interest	$69,127	$69,094	$68,753

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(1) The Organization and 2004 Transactions
Organization
     We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds primarily office properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, through our own employees. We are self-managed in that we provide all the management and maintenance services that our properties require through our own employees, such as, property managers, leasing professionals and engineers. We operate principally through our operating partnership, Prentiss Properties Acquisition Partners, L.P., and its subsidiaries, and two management service companies, Prentiss Properties Resources, Inc. and its subsidiaries and Prentiss Properties Management, L.P. The ownership of the operating partnership was as follows at December 31, 2004 and 2003:

			Series D Convertible
2004	Common		Preferred
(units in thousands)	Units	%	Units	%

Prentiss Properties Trust	45,063	97.12%	3,774	100.00%
Third Parties	1,335	2.88%	—	0.00%

Total	46,398	100.00%	3,774	100.00%

			Series D Convertible		Series B		Series E
2003	Common		Preferred		Preferred		Preferred
(units in thousands)	Units	%	Units	%	Units	%	Units	%

Prentiss Properties Trust	42,696	96.66%	3,774	100.00%	—	0.00%	—	0.00%
Third Parties	1,475	3.34%	—	0.00%	1,900	100.00%	200	100.00%

Total	44,171	100.00%	3,774	100.00%	1,900	100.00%	200	100.00%

     Our primary business is the ownership and operation of office and industrial properties throughout the United States. Our organization which includes approximately 475 employees consists of a corporate office located in Dallas, Texas and five regional offices each of which operates under the guidance of a member of our senior management team. The following are the 10 markets in which our properties are located with the first market being the location of each regional office:

Region	Market
Mid-Atlantic	Metropolitan Washington, DC
Midwest	Chicago, Suburban Detroit
Southwest	Dallas/Fort Worth, Austin, Denver
Northern California	Oakland, Silicon Valley
Southern California	San Diego, Los Angeles
     As of December 31, 2004, we owned interests in a diversified portfolio of 124 primarily suburban Class A office and suburban industrial properties, the results of which of are consolidated with and into the accounts of operating partnership, as follows:

	Number of	Net Rentable
	Buildings	Square Feet(1)(2)
		(in millions)

Office properties	97	16.0
Industrial properties	27	2.2

Total	124	18.2

(1)	Throughout this form 10-K, we use the term net rentable square feet and define the term as the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant. Our calculation of the net rentable square feet as included herein is unaudited.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(2) Our consolidated joint venture properties contain approximately 989,000 net rentable square feet, of which the minority interest holders’ pro rata share is 485,000 net rentable feet. Also, we have investments in unconsolidated joint venture properties which consist of 1.6 million net rentable square feet, our pro-rata share of which totals 669,000 net rentable square feet.
     In addition to managing properties that we own, we manage approximately 9.8 million net rentable square feet in office, industrial and other properties for third parties.
     We have determined that our reportable segments are those that are based on our method of internal reporting, which disaggregates our business based upon our five geographic regions. As of December 31, 2004, our reportable segments include (1) Mid-Atlantic; (2) Midwest; (3) Southwest; (4) Northern California; and (5) Southern California.
2004 Transactions
Joint Venture Arrangement
     On January 22, 2004, Prentiss Office Investors, L.P. was established to acquire office properties in our core markets of Washington D.C./Northern Virginia, Chicago, Dallas/Ft. Worth, Northern California and San Diego/Orange County. The partnership was initially wholly owned by the operating partnership and its affiliates and was seeded by the transfer of several recent acquisitions including, 2291 Wood Oak Drive a single office building containing approximately 228,000 net rentable square feet located in Herndon, Virginia, Corporate Lakes III a single office building containing approximately 124,000 net rentable square feet located in Chicago, Illinois and seven office buildings containing approximately 370,000 net rentable square feet located in Carlsbad, California.
     Pursuant to a joint venture agreement, effective February 1, 2004, Stichting Pensioenfonds ABP, a Netherlands based pension fund and unrelated third party, acquired a 49% limited partnership interest in Prentiss Office Investors, L.P. for proceeds totaling $68.9 million. As a result of the transaction, we recorded a gain on sale of $1.2 million. The joint venture is consolidated with and into the accounts of the operating partnership. Proceeds from the transaction were used to repay a portion of the outstanding borrowings under our revolving credit facility.
Acquisitions
     During the year ended December 31, 2004, we acquired, from unrelated third parties, 8 office buildings totaling approximately 2.3 million net rentable square feet as detailed below:

					Net Rentable	Acquisition
			Month of	Number of	Square Feet(1)	Price(2)
Acquired Properties	Segment	Market	Acquisition	Buildings	(in thousands)	(in millions)

Cityplace Center	Southwest	Dallas/Ft. Worth	April 2004	1	1,296	$123.3
The Bluffs(3)	Southern Calif.	San Diego	May 2004	1	69	17.7
5500 Great America Parkway	Northern Calif.	Silicon Valley	May 2004	3	306	34.8
2101 Webster	Northern Calif.	Oakland	Oct. 2004	1	459	65.7
Lakeside I & II(3) (4)	Midwest	Chicago	Oct. 2004	2	198	32.6

				8	2,328	$274.1

(1)	Net rentable square feet defines the area of a property for which a tenant is required to pay rent, which includes the actual rentable area plus a portion of the common areas of the property allocated to a tenant.

(2)	The acquisitions were funded with proceeds from our revolving credit facility, debt assumption, property sales and proceeds generated from the sale of common shares.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(3) Acquisitions were acquired by Prentiss Office Investors, L.P., the joint venture described above. The net rentable square feet and acquisition price is presented at 100%. Each partner contributed their pro rata share of the purchase price of each property to Prentiss Office Investors, L.P. prior to acquisition.
(4) Results from operations on these properties are presented as discontinued operations.
     On July 15, 2004, we acquired from an unrelated third party, approximately 7.7 acres of land in Del Mar, California for gross consideration of $15.1 million. The acquisition was funded with proceeds from our revolving credit facility.
Dispositions
     During the year ended December 31, 2004, we sold, to unrelated third parties, 4 industrial buildings, containing approximately 91,000 net rentable square feet and 8 office buildings containing approximately 1.2 million net rentable square feet as detailed below:

					Net Rentable	Gross
			Month of	Number of	Square Feet	Proceeds(1)
Properties Sold	Segment	Market	Disposition	Buildings	(in thousands)	(in millions)

Natomas Corporate Center	Northern Calif.	Sacramento	May 2004	6	566	$80.7
Shadowridge Business Center	Southern Calif.	San Diego	July 2004	4	91	10.2
One Westchase Center	Southwest	Houston	Aug. 2004	1	466	44.2
1800 Sherman Avenue	Midwest	Chicago	Nov. 2004	1	136	18.2

				12	1,259	$153.3

(1)	We recognized a $12.0 million gain on the sale of the properties. Proceeds from the property sales were used to repay a portion of the outstanding borrowings under our revolving credit facility.
Development
     During the year ended December 31, 2004, we transitioned a parcel of land from land held for development to construction in progress. The construction, which has an estimated total project cost of $48.1 million, includes a two building office project located in Del Mar, California and will contain approximately 158,000 net rentable square feet upon completion. The project which is currently 50% pre-leased is owned by Prentiss/Collins Del Mar Heights, LLC, a joint venture, owned 70% by our operating partnership and its affiliates and 30% by Collins Corporate Center, LLC, an unrelated third party. The accounts of Prentiss/Collins Del Mar Heights, LLC are consolidated with and into the accounts of our operating partnership. The December 31, 2004 carrying amount of this development project was $23.4 million.
Financing
     On February 19, 2004, we renewed our $300 million revolving credit facility, including an extension of the maturity date from May 23, 2005 to February 19, 2007. The interest rate on the facility will fluctuate based on our overall leverage with a range between 30-day LIBOR plus 112.5 basis points and 30-day LIBOR plus 160 basis points. The pricing on the renewed facility represents a 12.5 basis point to 15.0 basis point pricing reduction across the leverage grid. The facility was substantially oversubscribed with initial commitments of $370 million. Banking participants in the revolving credit facility include Bank One as Administrative Agent; Bank of America as Syndication Agent; Commerzbank, EuroHypo and Societe General as Documentation Agents; PNC Bank, Sun Trust and Union Bank of California as Co-Agents; and Comerica Bank, KeyBank, Mellon Bank, and SouthTrust Bank as Lenders. On June 25, 2004, we exercised an accordion feature within our revolving credit facility expanding the facility’s overall borrowing capacity from $300 million to $375 million. Other terms of the facility remain unchanged.
     On March 2, 2004, we negotiated an interest rate reduction on our $75.0 million unsecured term loan with Commerzbank AG. The interest rate which is based on overall leverage was reduced from 30-day LIBOR plus 125

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NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
to 175 basis points to 30-day LIBOR plus 112.5 to 160 basis points. In addition, the term loan which had an original maturity date of March 15, 2006 was extended to March 15, 2009.
     On May 20, 2004, in connection with a real estate sales transaction, we exercised our right to complete a voluntary defeasance of the mortgage loan collateralized by the sold properties. Pursuant to the defeasance, we transferred the mortgage loan with an outstanding principal balance of $35.8 million to an unrelated successor entity. The buyer of the properties transferred proceeds totaling $41.1 million representing the proceeds necessary to acquire U.S. treasuries sufficient to cover the debt service of the mortgage loan from the defeasance date through maturity of the loan. We recognized a loss from debt defeasance of $5.3 million during the period which we included in discontinued operations. The amount used to repay the mortgage loan was funded with proceeds received from the properties sold.
     On July 23, 2004, Prentiss Office Investors, L.P., completed a five-year, $10.7 million loan collateralized by a 69,000 net rentable square foot office building in San Diego, California. The loan, which is interest only until maturity, has an interest rate that fluctuates between 130 and 150 basis points over 30-day LIBOR depending on the property’s occupancy, and matures July 23, 2009. Proceeds from the loan were used to fund a pro rata capital distribution to the joint venture partners based on their ownership interest in Prentiss Office Investors, L.P. Our operating partnership used proceeds received from the capital distribution to repay a portion of the outstanding borrowings under our revolving credit facility.
     On July 29, 2004, Prentiss Office Investors, L.P, completed a five-year $85.0 million loan, collateralized by nine office buildings owned by various subsidiaries of Prentiss Office Investors, L.P. located in Illinois, California and Virginia. The interest rate on the loan is 85 basis points over 30-day LIBOR and the monthly payments are interest only, with the principal of $85.0 million payable at its maturity on August 1, 2009. Proceeds from the loan were used to fund a pro rata capital distribution to the joint venture partners based on their ownership interest in Prentiss Office Investors, L.P. Our operating partnership used proceeds received from the capital distribution to repay a portion of the outstanding borrowings under our revolving credit facility.
     On August 16, 2004, Prentiss/Collins Del Mar Heights, LLC, completed a three-year, $34.0 million construction loan with two one-year extension options to fund a portion of its 158,000 net rentable square foot office development project in Del Mar, California. Construction of the development project commenced during the second quarter of 2004. The loan which has an interest rate of 140 basis points over 30-day LIBOR matures September 1, 2007. The interest rate will drop 10 basis points if certain economic and occupancy targets are achieved. Borrowings under the construction loan, which totaled $8.9 million at December 31, 2004, were used to fund a portion of the development cost incurred to date.
     On October 1, 2004, a $33.2 million, 6.92% fixed rate borrowing collateralized by a building located in Dallas, Texas was open for repayment without penalty. We repaid the outstanding balance using proceeds from our revolving credit facility.
     On October 8, 2004, in connection with a property acquisition, we assumed a $46.0 million, 8.22% amortizing mortgage loan with a maturity date of November 1, 2005. We recorded the debt at $47.7 million representing our estimate of the fair market value of the debt on the date of acquisition. The fair value of the debt was calculated using an effective interest rate of 3.7% which represents our estimate of a market interest rate that we could have achieved on a 1-year collateralized mortgage loan on the date of acquisition.
     On December 21, 2004, Prentiss Office Investors, L.P, completed a five-year $20.0 million loan, collateralized by two office buildings located in Waukegan, Illinois. The interest rate on the loan is 110 basis points over 30-day LIBOR and the monthly payments are interest only, with the principal of $20.0 million payable at its maturity on December 1, 2009. Proceeds from the loan were used to fund a pro rata capital distribution to the joint venture partners based on their ownership interest in Prentiss Office Investors, L.P. Our operating partnership used proceeds received from the capital distribution to repay a portion of the outstanding borrowings under our revolving credit facility.

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NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     During the period, we repaid approximately $40.4 million of our $70.4 million collateralized term loan scheduled to mature on September 30, 2004. The remaining $30.0 million was extended for a period of three years to mature on September 30, 2007 at 30-day LIBOR plus 115 basis points. The loan was previously collateralized by four properties including Willow Oaks I & II, 8521 Leesburg Pike, and the IBM Call Center. The amendment released the Willow Oaks properties from the collateral pool.
Interest Rate Swap Agreements
     On January 28, 2004, our operating partnership completed two four-year interest rate swaps in a notional amount totaling $50.0 million. The interest rate swap, which effectively locks 30-day LIBOR at 3.819% on $50.0 million of our variable rate borrowings, matures October 1, 2008.
     On March 10, 2004, our operating partnership completed a five-year interest rate swap in the notional amount of $30.0 million. The interest rate swap, which effectively locks 30-day LIBOR at 3.443% on $30.0 million of our variable rate borrowings, matures October 1, 2009.
     On April 26, 2004, our operating partnership completed a five-year interest rate swap in a notional amount of $50.0 million. The interest rate swap, which effectively locks 30-day LIBOR at 3.935% on $50.0 million of our variable rate borrowings, matures May 1, 2009.
     On June 23, 2004, Prentiss Office Investors, L.P., completed a four-year interest rate swap in a notional amount of $70.0 million. The interest rate swap, which effectively locks 30-day LIBOR at 4.139% $70.0 million of future variable rate borrowings, matures August 1, 2008.
Equity
     During the year ended December 31, 2004, 2,496,462 common shares of beneficial interest, par value $.01, were issued. The table below details the common shares issued during the period, common shares placed in or removed from treasury during the period and the common shares outstanding at December 31, 2004:

Common shares outstanding at December 31, 2003	42,613,294

Common shares issued:
Dribble Plan (1)	1,634,300
Share options exercised	612,020
Conversion of operating partnership units	113,200
1996 Share Incentive Plan	97,450
Employees’ Share Purchase Plan	29,683
Dividend Reinvestment and Share Purchase Plan (2)	6,154
Trustees’ Share Incentive Plan	3,655

2,496,462

Common shares placed in/removed from treasury:
Common shares surrendered in connection with share options exercised	(125,963)
Restricted share grants forfeited	(4,000)
Common shares removed from treasury pursuant to our Key Employee Share Option Plan	2,095

Common shares outstanding at December 31, 2004	44,981,888

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NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

(1)	On June 10, 2002, we entered into a securities sales agreement with Brinson Patrick Securities Corporation which we refer to as the Dribble Plan. Under the Dribble Plan we may sell, with Brinson Patrick acting as our sales agent, up to 3,000,000 of our common shares at the then market price directly to the public. During the year ended December 31, 2004, we issued 1,634,300 common shares through the Dribble Plan resulting in net proceeds of $54.1 million. The proceeds were used to repay a portion of the outstanding borrowings under our revolving credit facility. On May 28, 2004, we entered into an additional securities sales agreement with Brinson Patrick Securities Corporation covering 2,000,000 of our common shares in the form of the Dribble Plan that was adopted on June 10, 2002. Shares will be issuable pursuant to the May 28, 2004 Dribble Plan after all shares have been issued under the original Dribble Plan.

(2)	We have a Dividend Reinvestment and Share Purchase Plan which allows investors an option to purchase common shares by making optional cash investments of $100 to $5,000 in a given month for current shareholders or $500 to $5,000 for persons who are not current shareholders. The plan also allows shareholders to purchase our common shares by reinvesting all or a portion of cash dividends received on our common or preferred shares. Purchases of greater than $5,000 can be accomplished by us granting a waiver to the $5,000 limit. During the year ended December 31, 2004, pursuant to our Dividend Reinvestment and Share Purchase Plan, we issued 6,154 common shares resulting in net proceeds of $214,000. The proceeds were used to repay a portion of the outstanding borrowings under our revolving credit facility.
     On February 4, 2004, pursuant to a unit repurchase agreement between our operating partnership and Brandywine Operating Partnership, L.P., we repurchased from Brandywine Operating Partnership, L.P. our outstanding 7.50% Series E Preferred Units and 26,768 common units held by Brandywine Operating Partnership, L.P. The Series E Preferred Units, which were classified as mandatorily redeemable preferred units, a liability, on our consolidated balance sheet, were repurchased at their liquidation value of $10.0 million plus accrued and unpaid dividends of $70,055. The common units, which were classified within minority interest in operating partnership on our consolidated balance sheet, were repurchased for $891,803 representing a per unit price of $33.316, calculated as the average of the daily market price of our common shares for the 10 consecutive trading days prior to the date of repurchase. Concurrent with the repurchase, Brandywine Operating Partnership, L.P. repaid two promissory notes totaling $8.9 million and accrued and unpaid interest of $282,308 due to our operating partnership. An amount totaling $1.7 million, representing the difference between the units repurchased and the proceeds from the promissory notes was paid by our operating partnership to Brandywine Operating Partnership, L.P. using funds from our revolving credit facility.
     Using proceeds from our revolving credit facility, on February 24, 2004, we repurchased the operating partnership’s outstanding 8.30% Series B Cumulative Redeemable Perpetual Preferred Units, which were classified within minority interest in operating partnership on our consolidated balance sheet, for approximately $96.2 million, which included accrued and unpaid dividends of $1.2 million. An amount totaling $1.6 million representing the original issuance cost of the Series B Cumulative Redeemable Perpetual Preferred Units was subtracted from net income in arriving at net income applicable to common shareholders in accordance with EITF Topic No. D-42.
(2) Summary of Significant Accounting Policies
Principles of Consolidation
     Prentiss Properties Trust does not have any other significant assets, liabilities or operations, other than its investment in the operating partnership and subsidiaries of the operating partnership, nor does it have employees of its own. Except for variable interest entities, all majority-owned subsidiaries and affiliates where we have financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Except for variable interest entities in which we have determined that we are the primary beneficiary, investments in real estate joint ventures over which we have the ability to exercise significant influence, but over which we do not have financial or operating control, are accounted for using the equity method of accounting. Accordingly, our share of the earnings of these joint ventures is included

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NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
in consolidated net income. We consolidate any variable interest entity in which we determine that we are the primary beneficiary.
In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” In December 2003, the Financial Standards Board issued a revision to FASB Interpretation No. 46, FASB Interpretation No. 46(R). The Interpretation, as revised, requires consolidation of an entity by an enterprise if that enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. An entity subject to this Interpretation is called a variable interest entity. The disclosure provisions of this Interpretation, as revised, are effective for financial statements issued after December 31, 2003. Per this Interpretation, as revised, a public entity that is not a small business issuer with a variable interest entity to which the provisions of the Interpretation have not been applied as of December 24, 2003, shall apply this Interpretation no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of this Interpretation, a public entity that is not a small business issuer shall apply this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.
     We have evaluated our investments in Broadmoor Austin Associates and Tysons International Partners and determined that the consolidation of these entities by our operating partnership is not required pursuant to FASB Interpretation No. 46(R). In addition, we evaluated our investment in Prentiss Office Investors, L.P. and Prentiss/Collins Del Mar Heights, LLC and determined that Prentiss Properties Acquisition Partners, L.P. will absorb a majority of the expected losses and receive a majority of the expected residual return of the entities and as a result, in accordance with FASB Interpretation No. 46, as revised, the entities are consolidated with and into the accounts of Prentiss Properties Acquisition Partners, L.P.
Real Estate
     We allocate the purchase price of properties acquired to tangible assets consisting of land and building and improvements, and identified intangible assets and liabilities generally consisting of (i) above- and below-market leases, (ii) in-place leases and (iii) tenant relationships. We allocate the purchase price to the assets acquired and liabilities assumed based on their relative fair values in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” These fair values are derived as follows:
     Amounts allocated to land are derived from (1) comparable sales of raw land, (2) floor area ratio (FAR) specifics of the land as compared to other developed properties (average land cost per FAR) and (3) our other local market knowledge.
     Amounts allocated to buildings and improvements are calculated and recorded as if the building was vacant upon purchase. We use estimated cash flow projections and apply discount and capitalization rates based on market knowledge. Depreciation is computed using the straight-line method over the estimated life of 30 to 40 years for office buildings and 25 to 30 years for industrial buildings.
     We record above-market and below-market in-place lease values for acquired properties based on the present value (using a market interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease for above-market leases and the initial term plus the term of the fixed rate renewal option, if any for below-market leases. We perform this analysis on a lease (tenant) by lease (tenant) basis. The capitalized above-market lease values are amortized as a reduction to rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term plus the term of the fixed rate renewal option, if any, of the respective leases. During the year ended December 31, 2004, we allocated $7.1 million and $2.3 million of the purchase price of real estate acquired to below market and above market lease value which will be amortized over weighted average remaining lease lives of 9 years and 5 years, respectively.

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NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     Other intangible assets, in-place leases and tenant relationships, are calculated based on an evaluation of specific characteristics of each tenant’s lease. Our estimates of fair value for other intangibles includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions and the costs to execute similar leases. In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on current market conditions. Costs to execute similar leases include leasing commissions, legal and other related costs. The value of in-place leases is amortized to expense over the remaining non-cancelable term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value would be charged to expense. During the year ended December 31, 2004, we allocated $21.1 million and $29.6 million to in-place leases and tenant improvements and leasing commissions which will be amortized over weighted average remaining lease lives of 6 years and 7 years, respectively.
     Based on estimates of the fair value of the components of each real estate property acquired between January 1, 2003 and December 31, 2004, we allocated the purchase price as follows:

	Year Ended December 31,
(in thousands)	2004	2003

Land	$46,597	$33,173
Buildings and improvements	$183,250	$107,506
Tenant Improvements and leasing commissions	$29,641	$28,159
Below market lease value	$(7,122)	$(833)
Above market lease value	$2,342	$3,241
In-place leases	$21,099	$7,425
Above market debt	$(1,651)	$—
     We classify real estate properties, leasehold improvements and land holdings as long-lived assets held for sale or long-lived assets to be held and used. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we record assets held for sale at the lower of the carrying amount or fair value, less cost to sell. With respect to assets classified as held and used, we periodically review these assets to determine whether our carrying amount will be recovered. All of our long-lived assets were classified as held and used at December 31, 2004. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. We recognize an impairment loss to the extent the carrying amount is not recoverable. The impairment loss is the amount by which the carrying amount exceeds fair value.
     As discussed above, we depreciate our buildings and improvements using the straight-line method over an estimated useful life of 30 to 40 years for office buildings and 25 to 30 years for industrial buildings. Interest expense and other directly related expenses incurred during construction periods are capitalized and depreciated commencing with the date the building is placed in service, on the same basis as the related asset. For the years ended December 31, 2004, 2003 and 2002, capitalized interest costs totaled $659,000, $416,000 and $3.4 million, respectively.
     Expenditures for repairs and maintenance are charged to operations as incurred. Significant betterments are capitalized and depreciated over their estimated useful life. The cost and related accumulated depreciation for assets sold or retired are removed from the accounts with the resulting gain or loss reflected in net income for the period.
Deferred Charges
     Leasing costs and leasehold improvements are deferred and amortized on a straight-line basis over the terms of the related lease. Deferred financing costs are recorded at cost and are amortized using the effective interest method over the life of the related debt. Other deferred charges are amortized over terms applicable to the expenditure.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Allowance for Doubtful Accounts
     Accounts receivable are reduced by an allowance for amounts that we estimate to be uncollectible. Our receivable balance is comprised primarily of accrued rental rate increases to be received over the life of in-place leases as well as rents and operating cost recoveries due from tenants. We regularly evaluate the adequacy of our allowance for doubtful accounts considering such factors as credit quality of our tenants, delinquency of payment, historical trends and current economic conditions. We reserve all outstanding receivables that are 90-days past due along with a portion of the remaining receivable balance that we feel is uncollectible based on our evaluation of the outstanding receivable balance. In addition, we increase our allowance for doubtful accounts for accrued rental rate increases, if we determine such future rent is uncollectible.
Cash and Cash Equivalents
     Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less from the date of purchase. The majority of our cash and cash equivalents are held at major commercial banks which may from time to time exceed the Federal Deposit Insurance Corporation limit of $100,000. We have not experienced any losses to date on our invested cash.
Escrowed Cash
     Escrowed cash includes amounts established pursuant to certain agreements for real estate purchase and sale transactions and real estate tax, insurance and capital reserve deposits required pursuant to certain of our mortgage loan agreements.
Investments in Securities
     At December 31, 2004, Investments in securities consist of investments in marketable securities held pursuant to our Key Employee Share Option Plan. We account for our investments in securities as “available for sale” in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Any decline in market value that is deemed to be other than temporary is recognized as a realized loss in the determination of net income for the period. No such realized loss has been recognized to date. Any change in the market value of the investments which is deemed temporary is included as an unrealized gain or loss in accumulated other comprehensive income on our consolidated balance sheet. At December 31, 2004, we have an accumulated unrealized gain of approximately $369,000 from our investments in securities. The unrealized gain is presented in accumulated other comprehensive income in our consolidated statement of changes in shareholders’ equity. In addition to the investments in marketable securities held pursuant to our Key Employee Share Option Plan, at December 31, 2003, we held a $423,000 investment in Narrowcast Communications Corporation, a provider of an electronic tenant information service known as Elevator News Network. The investment in Narrowcast Communications Corporation was carried at cost as it was not considered a marketable security under Statement of Financial Accounting Standards No. 115. During the year ended December 31, 2004, we received a return of our investment of approximately $3,000 and recorded a loss on investment of approximately $420,000.
Investment in Insurance Contracts
     Investments in insurance contracts consist of investments held pursuant to our Executive Choice Deferred Compensation Plan as described in Note (16). We account for our investments in insurance contracts at the cash surrender value of the contracts at each balance sheet date in accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchase of Life Insurance.”

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NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Investments in Unconsolidated Joint Ventures
     Except for ownership interest in a variable interest entity, we account for our investments in joint ventures using the equity method of accounting because we exercise significant influence over, but do not control these entities. These investments are recorded intially at cost and are adjusted for our share of equity in earnings, cash contributions and distributions. We report our share of income and losses based on our ownership interest in the entities. Any decline in market value that is deemed to be other than temporary is recognized as an impairment in equity in income of joint ventures. Any excess of carrying amount of our non-controlling interests over the book value of the underlying equity is amortized over 40 years from the date of purchase. For the three years ended December 31, 2004, we recognized amortization expense totaling approximately $254,000 per year.
Income Taxes
     We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income.
     Effective January 1, 2003, our operating partnership acquired for approximately $67,000, the voting stock of Prentiss Properties Resources, Inc., from Ampulla, LLC, a single member limited liability company owned by Michael V. Prentiss, Chairman of the Board of Prentiss Properties Trust. Prentiss Properties Resources, Inc. was incorporated in March 2001 to serve as a Taxable REIT Subsidiary and provide management and other services to our operating partnership and third-party clients. The management services business serves a broad base of clients, including major financial institutions and pension funds, large corporate users, real estate advisory firms and real estate investment groups. Through Prentiss Properties Resources, Inc. we offer a full range of fee-based services, including property management, leasing, tenant construction, insurance, accounting, tax, acquisition, disposition, facilities management, and corporate and asset management services. Prior to this transaction, we owned a 98% non-voting interest and accounted for our interest in Prentiss Properties Resources, Inc. using the equity method of accounting. Subsequent to this transaction, the operating partnership owns 100% of Prentiss Properties Resources, Inc. and we consolidate the accounts of Prentiss Properties Resources, Inc. with and into the accounts of the operating partnership. Taxable income from Prentiss Properties Resources, Inc. is subject to federal, state and local taxes.
Leases
     We, as lessor, have retained substantially all the risks and benefits of ownership and account for our leases as operating leases.
Revenue Recognition
     In accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” income on leases which includes scheduled rental rate increases over the lease term is recognized on a straight-line basis. Income received from tenants for early lease terminations is recognized as earned.
     Service business fees and other income items received are recognized as earned. Leasing fees are generally recognized upon tenant occupancy of the leased premises unless such fees are irrevocably due and payable upon lease execution, in which case recognition occurs on the lease execution date. Included in our service business and other income is interest income from cash deposits and notes receivable of $828,000, $1.8 million and $2.0 million for the years ended December 31, 2004, 2003, and 2002, respectively.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Mandatorily Redeemable Preferred Units
     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which defines a mandatorily redeemable financial instrument as a financial instrument issued in the form of shares which embodies an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date or upon an event certain to occur. Due to the redemption provisions of our Series E Preferred Units, in accordance with Statement No. 150 we classified our Series E Preferred Units as mandatorily redeemable and thus a liability on our consolidated balance sheet at December 31, 2003. On February 4, 2004 the Series E Preferred Units were repurchased at their liquidation value.
Distributions
     We pay regular quarterly distributions to the holders of our outstanding common shares. These distributions are dependent on distributions from our operating partnership. The holders of our Series D Convertible Preferred Shares receive a quarterly dividend per share equal to the per share distribution paid on our common shares.
     Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from income reported for financial reporting purposes due to the differences for federal tax purposes, primarily in the estimated useful lives used to compute depreciation, timing of the recognition of capital gain or loss transactions, changes in our allowance for doubtful accounts, and the recognition of rental income on a straight-line basis for financial reporting purposes.
Minority Interest
     Minority interest in the operating partnership represents the limited partners’ proportionate share of the equity in our operating partnership. The operating partnership pays a regular quarterly distribution to the holders of common units. Income is allocated to minority interest based on the weighted average percentage ownership during the year.
     Minority interest in real estate partnerships represents the other partners’ proportionate share of the equity in certain real estate partnerships. We have determined that either our operating partnership is the primary beneficiary of those real estate partnerships determined to be variable interest entities or that our operating partnership holds financial and operating control over those real estate partnerships determined not to be variable interest entities and thus, consolidates the accounts with and into the accounts of the operating partnership. Income is allocated to minority interest based on the weighted average percentage ownership during the year.
Concentration of Credit Risk
     We place cash deposits at major banks. We believe that through our cash investment policy, the credit risk related to these deposits is minimal.
Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include such items as purchase price allocation for real estate acquisitions, impairment of long-lived assets, depreciation and amortization and allowance for doubtful accounts. Actual results could differ from our estimates.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Fair Value of Financial Instruments
     Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures about the fair value of financial instruments whether or not such instruments are recognizable in the balance sheet. Our financial instruments include receivables, cash and cash equivalents, escrowed cash, investments in securities, accounts payable, other accrued expenses, mortgages and notes payable and interest rate hedge agreements. The fair values of these financial instruments, other than the fixed rate mortgages and notes payable, are not materially different from their carrying or contract amounts. We estimate the fair value of our consolidated fixed rate mortgages and notes payable to exceed the carrying amount by $41.6 million at December 31, 2004.
Fair Value of Derivative Instruments
     Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, beginning January 1, 2001, establishes accounting and reporting standards for derivative instruments. Specifically it requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Changes in fair value will affect either shareholders’ equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes.
     During 2004, we recorded an increase in the fair value of our derivatives of $7.0 million. The increase of fair value was recorded as a credit of $6.7 million to other comprehensive income, and a gain in current period earnings of approximately $323,000.
     On December 31, 2004, our derivative financial instruments were reported at their fair value as a liability of $3.8 million and an asset of $2.8 million. We have accumulated unrealized losses of $3.5 million and accumulated unrealized gains of $2.8 million presented in accumulated other comprehensive income on our consolidated balance sheet.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Earnings Per Share
     We calculate earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share,” which requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Additionally, the statement requires a reconciliation of the numerator and denominator used in computing basic and diluted earnings per share. The table below presents a reconciliation of the numerator and denominator used to calculate basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002:

(in thousands, except per share data)

Reconciliation of the numerator used for basic earnings per share	2004	2003	2002

Income from continuing operations	$42,037	$36,915	$39,347
Preferred dividends	(10,052)	(8,452)	(8,358)
Gain on sale of land and an interest in a real estate partnership	1,222	9,435	—

Income from continuing operations applicable to common shareholders	$33,207	$37,898	$30,989

Discontinued operations	19,164	13,067	34,934

Net income applicable to common shareholders	$52,371	$50,965	$65,923

Reconciliation of the denominator used for basic earnings per share

Weighted average number of common shares outstanding	44,330	40,068	38,409

Basic earnings per common share	$1.18	$1.27	$1.72

Reconciliation of the numerator used for dilutive earnings per share

Income from continuing operations	$42,037	$36,915	$39,347
Preferred dividends	(10,052)	(8,452)	(8,358)
Gain on sale of land and an interest in a real estate partnership	1,222	9,435	—

Income from continuing operations applicable to common shareholders	$33,207	$37,898	$30,989

Discontinued operations	19,164	13,067	34,934

Net income applicable to common shareholders	$52,371	$50,965	$65,923

Reconciliation of the denominator used for dilutive earnings per share

Weighted average common shares outstanding	44,330	40,068	38,409
Preferred shares (1)	—	—	—
Options	127	181	240
Share grants	72	21	—

Weighted average number of common shares and common share equivalents outstanding	44,529	40,270	38,649

Diluted earnings per common share	$1.18	$1.27	$1.71

(1) The following securities were not included in the diluted earnings per share computation because they would have had an antidilutive effect.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

	Weighted Average	Year Ended
(in thousands, except per share data)	Exercise Price	2004	2003	2002

Share options	29.51	—	15	—
Share options	29.99	—	37	—
Share options	31.35	—	37	37
Series D Convertible
Preferred Shares		3,774	3,774	3,774

Total		3,774	3,863	3,811

Accounting for Share-Based Compensation
     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” The statement amends Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” expanding disclosure requirements and providing alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock or share-based employee compensation.
     On January 1, 2003, we adopted the fair value based method of accounting as prescribed by statement of Financial Accounting Standards No. 123, as amended, for our share-based compensation plans and have elected to apply this method on a prospective basis as prescribed in Financial Accounting Standards No. 148. The prospective basis requires that we apply the fair value based method of accounting to all awards granted, modified or settled after the beginning of the fiscal year in which we adopt the accounting method.
     Historically, we applied the intrinsic value based method of accounting as prescribed by APB Opinion 25 and related Interpretations in accounting for our share-based awards. Had we fully adopted Statements of Financial Accounting Standards No. 123, for awards issued prior to January 1, 2003, it would have changed our method for recognizing the cost of our plans. Had the compensation cost for our share-based compensation plans been determined consistent with Statement of Financial Accounting Standards No. 123, our net income and net income per common share for 2004, 2003, and 2002 would approximate the pro forma amounts below:

	Year Ended
(amounts in thousands, except per share data)	2004	2003	2002

Net income applicable to common shareholders as reported	$52,371	$50,965	$65,923
Add: Share-based employee compensation expense included therein	2,714	1,959	1,632
Deduct: Total share-based employee compensation expense determined under fair value method for all awards	(2,795)	(2,237)	(2,155)

Pro Forma net income applicable to common shareholders	$52,290	$50,687	$65,400

Earnings per share:
Basic — as reported	$1.18	$1.27	$1.72

Basic — pro forma	$1.18	$1.27	$1.70

Diluted — as reported	$1.18	$1.27	$1.71

Diluted — pro forma	$1.17	$1.26	$1.69

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(3)	Deferred Charges and Other Assets, Net
     Deferred charges and other assets consisted of the following at December 31, 2004 and 2003:

	(in thousands)
	2004	2003

Deferred leasing costs and tenant improvements	$311,320	$276,926
In-place leases	27,910	7,425
Above market lease values, net of amortization	5,666	3,324
Deferred financing costs	14,568	14,870
Prepaids and other assets	11,610	8,920

	371,074	311,465
Less: accumulated amortization	(110,791)	(101,045)

	$260,283	$210,420

(4)	Notes Receivable
     Our notes receivable balance of $1.5 million at December 31, 2004 is the result of a real estate transaction that included a non-recourse promissory note totaling $4.4 million, collateralized by a real estate property sold, maturing March 1, 2005, bearing interest at 7.95% per annum and requiring interest only payments until maturity. On December 22, 2004, we received correspondence from the borrower indicating an inability to fulfill their total obligation under the note. Due to the fact that our note receivable is subordinate to a first mortgage totaling approximately $12.0 million, we initiated an evaluation of the underlying real estate. Our evaluation was to determine whether the fair value of the property, less cost to sell would be sufficient to satisfy both the first mortgage and our note receivable. In our opinion, the fair value of the underlying real estate would not be sufficient to satisfy both the first mortgage and our note receivable and thus in the preparation of our financial statements, we recognized a $2.9 million write-down of the note. The resulting $1.5 million note receivable balance represents our estimate of the present value of the expected future cash flows to be received under the note.
(5)	Accounts Receivable, Net
     Accounts receivable consisted of the following at December 31, 2004 and 2003:

	(in thousands)
	2004	2003

Rents and services	$10,449	$12,322
Accruable rental income	50,721	44,137
Other	809	939

	61,979	57,398
Less: allowance for doubtful accounts	(6,207)	(9,986)

	$55,772	$47,412

     Accruable rental income represents rental income recognized on a straight-line basis in excess of rental revenue accrued in accordance with individual lease agreements.
     On June 30, 1999, we loaned $4.2 million to various key employees as part of our long-term incentive plan to retain such employees. The funds were used to purchase common shares of the company in the open market. The loans are full recourse notes, which accrue interest quarterly at a fixed rate of 7.0% and have a term of five years. Interest payments are due quarterly. The loan balances were to be forgiven, contingent upon each key employees’ continued employment with us, in the following manner: one-third of the principal balance was forgiven at the end of the third year of the loan term, one-third was forgiven at the end of the fourth year of the loan term, and the remaining principal balance was forgiven in June 2004 concurrent with the end of the fifth year of the loan term.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(6)	Investments in Unconsolidated Joint Ventures and Unconsolidated Subsidiaries
     The following information summarizes the financial position at December 31, 2004 and 2003 and the results of operations for the years ended December 31, 2004, 2003 and 2002 for the investments in which we held an unconsolidated interest during the periods presented:

							Company’s
Summary of Financial Position:	Total Assets		Total Debt (7)		Total Equity		Investment

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands)	2004	2003	2004	2003	2004	2003	2004	2003

Broadmoor Austin Associates(1)	$97,962	$103,334	$131,979	$138,552	$(34,814)	$(35,991)	$4,217	$3,882
Tysons International Partners(2)	89,268	95,186	59,113	59,914	28,914	34,213	8,726	9,226
Other Investments(3)	—	—	—	—	—	—	—	1,107

							$12,943	$14,215

								Company’s
Summary of Operations:		Total Revenue			Net Income/(Loss)		Share of Net Income/(Loss)

(in thousands)	2004	2003	2002	2004	2003	2002	2004	2003	2002

Broadmoor Austin Associates	$20,015	$20,093	$20,118	$5,058	$4,586	$4,295	$2,529	$2,293	$2,148
Burnett Plaza Associates(4)	—	—	4,302	—	—	960	—	—	192
PPS Partners LLC(5)	—	—	44	—	—	(13)	—	—	(10)
Prentiss Properties Resources, Inc.(6)	—	—	14,075	—	—	664	—	—	651
Tysons International Partners	11,985	12,960	13,092	(399)	1,052	692	(100)	262	173

							$2,429	$2,555	$3,154

(1)	We own a 50% non-controlling interest in Broadmoor Austin Associates, an entity, which owns a seven-building, 1.1 million net rentable square foot office complex in Austin, Texas.

(2)	We own a 25% non-controlling interest in Tysons International Partners, an entity, which owns two office properties containing 452,000 net rentable square feet in the Northern Virginia area.

(3)	Prior to April 14, 2004, we owned a 1% interest in certain real estate entities accounted for using the cost method of accounting. On April 14, 2004, we sold our interest to Brandywine Realty Trust for proceeds totaling $1.1 million, equaling our carrying amount of our investment at the date of sale.

(4)	Prior to March 2002, we owned a 20% non-controlling interest in Burnett Plaza Associates, an entity, which owns a 1.0 million net rentable square foot office building in downtown Fort Worth, Texas. On March 7, 2002, we acquired the remaining 80% interest in Burnett Plaza Associates. The summary of operations above includes the results of operations for the periods prior to our acquisition of a controlling interest on March 7, 2002.

(5)	PPS Partners LLC was a joint venture between our operating partnership and a third-party property owner. The third-party property owner contributed property management contracts to PPS Partners LLC. Our operating partnership through a sub-management contract managed the properties and participated in the net income of the joint venture. Effective October 2001, our operating partnership resigned the management duties of the properties.

(6)	On March 28, 2001, Prentiss Properties Resources, Inc. was incorporated under the General Corporation Law of the State of Delaware to serve as a Taxable REIT Subsidiary and provide services to our operating partnership. On March 29, 2001, Prentiss Properties Resources, Inc. acquired our interest in Prentiss Properties Limited, Inc., valued at $3.9 million, along with certain other assets with a carrying amount of approximately $2.5 million. At December 31, 2002, our operating partnership held a 98% economic interest and 0% voting interest in Prentiss Properties Resources, Inc. Effective January 1, 2003, our operating partnership acquired the remaining 2% interest in Prentiss Properties Resources, Inc. for total consideration of approximately $67,000. The summary of operations above includes the results of operations for the period prior to our acquisition of a controlling interest on January 1, 2003.

(7)	The mortgage debt, all of which is non-recourse, is collateralized by the individual real estate property or properties within each venture.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(7)	Mortgages and Notes Payable
     At December 31, 2004, we had mortgage and notes payable of $1.19 billion, excluding our proportionate share of debt from our unconsolidated joint ventures.
     The following table sets forth our mortgages and notes payable as of December 31, 2004 and 2003:

	(in thousands)

Description	2004	2003	Amortization	Interest Rate(1)	Maturity

Revolving credit facility	$217,500	$111,000	None	LIBOR+1.250%	February 19, 2007
PPREFI portfolio loan (2)	180,100	180,100	None	7.58%	February 26, 2007
High Bluffs construction loan	8,929	—	None	LIBOR+1.400%	September 1, 2007
Collateralized term loan — Union Bank of Calif.(3)	30,000	70,813	None	LIBOR+1.150%	September 30, 2007
Unsecured term loan — Eurohypo I	100,000	100,000	None	LIBOR+1.250%	May 22, 2008
Unsecured term loan — Commerz	75,000	75,000	None	LIBOR+1.250%	March 15, 2009
Unsecured term loan — Eurohypo II	13,760	14,000	30 yr	7.46%	July 15, 2009
Collateralized term loan — Mass Mutual (4)	85,000	—	None	LIBOR+0.850%	August 1, 2009
Variable rate mortgage notes payable (5)	96,700	66,000	None	(6)	(6)
Fixed rate mortgage notes payable (7)	384,922	412,122	(8)	(8)	(8)

	$1,191,911	$1,029,035

(1)	30-day LIBOR was 2.40% at December 31, 2004.

(2)	The PPREFI portfolio loan is collateralized by 36 properties with an aggregate net book value of real estate of $236.9 million.

(3)	The term loan is collateralized by two properties with an aggregate net book value of real estate of $18.4 million.

(4)	The term loan is collateralized by 9 properties with an aggregate net book value of real estate of $107.7 million.

(5)	The variable rate mortgage loans are collateralized by 4 buildings with an aggregate net book value of $126.4 million.

(6)	Interest rates on our variable rate mortgages range from 30-day LIBOR plus 110 basis points to 30-day LIBOR plus 150 basis points. Maturity dates range from July 2005 through December 2009.

(7)	The fixed rate mortgage loans are collateralized by 22 buildings with an aggregate net book value of $488.7 million.

(8)	The effective interest rates for our fixed rate mortgages range from 3.70% to 8.05% with a weighted average effective interest rate of 7.14% at December 31, 2004. Maturity dates range from November 2005 through June 2013 with a weighted average maturity of 5.6 years from December 31, 2004.
     Our future scheduled principal repayments on our mortgages and notes payable are as follows:

Years ending December 31:	(in thousands)

2005	$118,308
2006	9,704
2007	448,610
2008	106,048
2009	250,111
Thereafter	259,130

$1,191,911

     Under our loan agreements, we are required to satisfy various affirmative and negative covenants, including limitations on total indebtedness, total collateralized indebtedness and cash distributions, as well as obligations to maintain certain minimum tangible net worth and certain minimum interest coverage ratios. We were in compliance with these covenants at December 31, 2004.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(8)	Interest Rate Hedges
     In the normal course of business, we are exposed to the effect of interest rate changes. We limit our interest rate risk by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used to hedge against rate movements on our related debt.
     To manage interest rate risk, we may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying exposure. We undertake a variety of borrowings from credit facilities, to medium- and long-term financings. To hedge against increases in interest cost, we use interest rate instruments, typically interest rate swaps, to convert a portion of our variable-rate debt to fixed-rate debt.
     On the date we enter into a derivative contract, we designate the derivative as a hedge of (a) the exposure to changes in the fair value of a recognized asset or liability (fair-value hedge) or (b) the variability of cash flows that are to be received or paid in connection with (i) a recognized asset or liability or (ii) a forecasted transaction (cash flow hedges). Currently, we have only entered into derivative contracts designated as cash flow hedges. These agreements involve the exchange of amounts based on a variable interest rate for amounts based on fixed interest rates over the life of the agreement based upon a notional amount. The difference to be paid or received as the interest rates change is recognized as an adjustment to interest expense. The related amount payable to or receivable from counterparties is included in accounts payable and other liabilities. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction (e.g. until periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the gains or losses of the derivative exceed the gains or losses of the hedged instrument) is recorded in current-period earnings. Gains or losses from a fair-value hedge, as well as the related gains or losses from the hedged item are recognized currently in earnings.
     We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to (1) specific assets and liabilities on the balance sheet or (2) specific firm commitments or forecasted transactions. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, we discontinue hedge accounting prospectively, as discussed below.
     We discontinue hedge accounting prospectively when (1) we determine that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.
     When we discontinue hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings.
     To determine the fair value of derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For our derivatives, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     Over time, the unrealized gains and losses held in accumulated other comprehensive income will be reclassified to earnings. This reclassification is consistent with when the hedged items are recognized in earnings. Within the next twelve months, we expect to reclassify to earnings approximately $1.9 million of unrealized losses and $987,000 of unrealized gains of the current balances held in accumulated other comprehensive income.
     The following table summarizes the notional values and fair values of our derivative financial instruments at December 31, 2004. The notional value provides an indication of the extent of our involvement in these instruments as of the balance sheet date, but does not represent exposure to credit, interest rate or market risks.

	Swap Rate	Swap Rate Received
Notional	Paid	(Variable) at
Amount	(Fixed)	December 31, 2004	Swap Maturity	Fair Value

				(in thousands)
$25.0 million	4.345%	2.400%	July 2005	$(212)
$15.0 million	4.345%	2.400%	July 2005	(127)
$20.0 million	5.985%	2.400%	March 2006	(676)
$30.0 million	5.990%	2.400%	March 2006	(1,015)
$50.0 million	2.270%	2.400%	August 2007	1,500
$25.0 million	2.277%	2.400%	August 2007	746
$70.0 million(1)	4.139%	2.400%	August 2008	(1,136)
$30.0 million	3.857%	2.400%	September 2008	(175)
$30.0 million	3.819%	2.400%	October 2008	(134)
$20.0 million	3.819%	2.400%	October 2008	(89)
$50.0 million	3.935%	2.400%	May 2009	(286)
$30.0 million	3.443%	2.400%	October 2009	558

Total				$(1,046)

(1)	The interest rate swap agreement was executed by our Prentiss Office Investors, L.P. joint venture.
     Cash payments made under our interest rate hedges exceeded cash receipts from our interest rate hedges by $10.6 million, $9.7 million and $8.2 million for the years ended December 31, 2004, 2003, and 2002 respectively.
(9)	Accounts Payable and Other Liabilities
     Accounts payable and other liabilities consisted of the following at December 31, 2004 and 2003:

	(in thousands)
	2004	2003

Accrued interest expense	$5,685	$5,618
Accrued real estate taxes	28,178	24,764
Advance rent and deposits	20,010	18,067
Deferred compensation liability	6,516	4,941
Below market lease values, net of amortization	8,319	2,625
Other liabilities	36,596	28,351

	$105,304	$84,366

(10)	Distributions Payable
     In December 2004, we declared a cash distribution for the fourth quarter of 2004 in the amount of $.56 per share, payable on January 7, 2005, to common shareholders of record on December 27, 2004. Additionally, it was determined that a distribution of $.56 per unit would be made to the partners of our operating partnership and the holders of our Series D Convertible Preferred Shares. The distributions totaled $28.1 million and were paid January 7, 2005.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(11)	Leasing Activities
     Our future minimum lease payments (excluding operating expense reimbursements) to be received, under non-cancelable operating leases in place at December 31, 2004, which expire on various dates through 2022, are as follows:

Years ending December 31:	(in thousands)

2005	$298,648
2006	274,115
2007	236,013
2008	190,159
2009	157,308
Thereafter	347,152

$1,503,395

The geographic concentration of the future minimum lease payments to be received is detailed as follows:

Market	(in thousands)

Dallas/Fort Worth	$371,879
Metro. Washington, DC	355,677
Chicago	254,918
Oakland	173,100
San Diego	137,346
Austin	88,220
Denver	42,214
Silicon Valley	31,640
Suburban Detroit	25,179
Los Angeles	23,222

$1,503,395

     For the years ended December 31, 2004, 2003, and 2002 no individual tenant accounted for more than 10% of our total rental income.
(12)	Supplemental Disclosure of Non-Cash Investing and Financing Activities
     Distributions totaling $28.1 million payable to holders of common shares, operating partnership units and Series D Convertible Preferred Shares were declared in December 2004. The distributions were paid in January 2005.
     Pursuant to our long-term incentive plan, during the year ended December 31, 2004, we issued 97,450 restricted share grants to various key employees. The shares, which had a market value of approximately $3.3 million based upon the per share price on the date of grant, were classified as unearned compensation and recorded in the shareholders’ equity section of the consolidated balance sheet. The unearned compensation is amortized quarterly as compensation expense over the three-year vesting period.
     During the year ended December 31, 2004, 113,200 common shares were issued pursuant to the conversion of 113,200 common units of our operating partnership. The common shares had a market value of approximately $4.2 million on the conversion date.
     During the year ended December 31, 2004, we marked-to-market our investments in securities and our interest rate hedges. During the year ended December 31, 2004, we recorded unrealized gains of $191,000 and $6.7 million on our investments in securities and interest rate hedges, respectively.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     During the year ended December 31, 2004, common shares in treasury increased by $4.7 million, primarily related to an increase of $4.6 million attributable to 125,963 common shares surrendered as payment of the exercise price and statutory tax withholdings for certain share options exercised during the period and $129,000, representing forfeiture of 4,000 restricted share grants.
     In connection with the acquisitions during the year ended December 31, 2004, we recorded other assets of $478,000, escrowed cash of $595,000 and assumed liabilities of approximately $2.8 million. As a result of property sales during the year ended December 31, 2004, we removed approximately $3.3 million, $601,000 and $237,000 of receivables, other assets and liabilities, respectively.
(13)	Related Party Transactions
     On March 28, 2001, Prentiss Properties Resources, Inc. was incorporated under the General Corporation Law of the State of Delaware to serve as a Taxable REIT Subsidiary and provide management services to our operating partnership. Our operating partnership held a 98% economic interest and 0% voting interest in Prentiss Properties Resources, Inc. Effective January 1, 2003, our operating partnership acquired the remaining 2% interest in Prentiss Properties Resources, Inc., for gross consideration of approximately $67,000. As a result, beginning January 1, 2003, the accounts of Prentiss Properties Resources, Inc. are consolidated with and into the accounts of our operating partnership.
     Prentiss Properties Resources, Inc. and its subsidiaries incurred certain personnel and other overhead-related expenses on behalf of our operating partnership. In 2002, the year prior to consolidation the overhead related expenses totaled $4.6 million.
(14)	Capital Shares
     Our board of trustees is authorized to provide for the issuance of 100,000,000 common shares and 20,000,000 preferred shares in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.
     As of December 31, 2004, 45,062,840 and 3,773,585 common shares and Series D Convertible Preferred Shares were issued and outstanding, respectively. Of the 45,062,840 common shares, 80,952 common shares were held pursuant to our Key Employee Share Option Plan and classified as common shares in treasury on our consolidated balance sheet. The Series D Convertible Preferred Shares are convertible at the holder’s option on a one-for-one basis into our common shares, subject to certain adjustments. Effective December 29, 2005, the Series D Convertible Preferred Shares become redeemable at our option.
     At the operating partnership level, 46,397,771 common units were issued and outstanding at December 31, 2004. The units included 45,062,840 held by Prentiss Properties Trust and 1,334,931 held by limited partners of our operating partnership. The 1,334,931 common units are redeemable at the option of the holder for a like number of common shares, or at our option, the cash equivalent thereof and are accounted for as minority interest in operating partnership on our consolidated balance sheet.
(15)	Share Incentive Plans
     We have two separate share-based incentive compensation plans both of which are approved by our shareholders. The plans include (1) a trustees’ share incentive plan and (2) an employees’ share incentive plan. Under the plans, we are authorized to issue common shares or cash pursuant to awards granted in the form of (1) non-qualified share options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended; (2) restricted or non-restricted shares; (3) share appreciation rights; and (4) performance shares. Awards may be granted to selected employees and trustees of our company or an affiliate of our company.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
The Trustees’ Plan
     Under the trustees’ plan, we are authorized to issue awards with respect to a maximum of 550,000 shares. Annually on the first business day of July we grant to each independent trustee non-qualified share options to purchase 7,500 of our common shares. The options are 100% vested at grant and, therefore, expensed upon issuance. In 2004, we issued to the independent trustees, a total of 37,500 non-qualified share options.
     On the first business day of each fiscal quarter, we issue to each independent trustee common shares having an aggregate value of $6,250, based on the per share fair market value of the common shares on the date of grant. The common shares are 100% vested at grant and, therefore, expensed upon issuance. A total of 3,655, 4,300 and 4,625 common shares were granted pursuant to the plan during the years ended December 31, 2004, 2003, and 2002, respectively.
     At December 31, 2004, we had 229,925 common shares that remain available for future issuance under our trustees’ plan.
The Employees’ Plan
     Under the employees’ plan, we are authorized to issue awards with respect to a maximum of 6,500,000 common shares. Awards may be granted to employees of our operating partnership or management service companies. No participant may be granted, in any calendar year, awards in the form of share options or share appreciation rights with respect to more than 390,000 common shares or restricted share awards for more than 50,000 common shares. We have broad discretion in determining the vesting terms and other terms applicable to awards granted under the plan.
     The exercise price of each option granted during 2004 was equal to the per share fair market value of our common shares on the date of grant. Under the employees’ plan, during the years ended December 31, 2004, 2003 and 2002, we granted 240,650, 271,000 and 206,508 options which vest 33-1/3% per year on each anniversary of the date of grant, commencing with the first anniversary of the date of grant. In addition during 2004, 2003 and 2002 we issued 97,450, 93,250 and 30,600 restricted shares which vest 100% on the third anniversary of the date of grant.
     At December 31, 2004, we had 1,775,119 common shares that remain available for future issuance under our employees’ plan.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     A summary of the status of our options as of December 31, 2004, 2003 and 2002 and the changes during the years ended on those dates is presented below:

	2004		2003		2002

	# Shares of	Weighted average	# Shares of	Weighted average	# Shares of	Weighted average
	underlying options	exercise price	underlying options	exercise price	underlying options	exercise price

Outstanding at beginning of the year	984,456	$26.45	1,421,514	$24.93	2,179,175	$23.65
Granted	278,150	$34.10	308,500	$26.73	244,000	$28.43
Exercised	612,020	$26.00	745,558	$23.66	997,661	$23.01
Forfeited	3,335	$28.09	—	$—	4,000	$26.24
Expired	—	$—	—	$—	—	$—

Outstanding at end of year	647,251	$30.11	984,456	$26.45	1,421,514	$24.93
Exercisable at end of year	161,435	$29.19	440,625	$26.62	679,099	$25.23

Weighted-average fair value of options granted during the year		$1.84		$0.88		$1.19
     The fair value of each share option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003	2002

Expected term	5.00	5.00	5.00
Expected dividend yield	6.57%	8.32%	7.81%
Expected volatility	16.90%	15.28%	13.64%
Risk-free interest rate	3.13%	3.01%	4.27%
     The following table summarizes information about share options outstanding at December 31, 2004:

		Options Outstanding		Options Exercisable
			Weighted average
Range of	Number outstanding	Weighted average	remaining contr.	Number exercisable	Weighted average
exercise price	at 12/31/04	exercise price	life	at 12/31/04	exercise price

$15.00 to $20.00	5,000	$20.00	1.8	5,000	$20.00
$20.01 to $25.00	30,167	$24.08	4.0	30,167	$24.08
$25.01 to $30.00	303,934	$27.10	7.8	58,768	$28.73
$30.01 +	308,150	$33.83	9.1	67,500	$32.56

$15.00 +	647,251	$30.11	8.2	161,435	$29.19

(16)	Employee Benefit Plans
     We have a 401(k) savings plan for our employees. Under the plan, as amended, employees, age 21 and older, are eligible to participate in the plan after they have completed one year and 1,000 hours of service. Participants are immediately vested in their contributions, matching contributions and earnings thereon.
     We initially match 25% of an employees’ contribution, not to exceed 25% of 6% of each employee’s wages. Our cost of the initial match totaled approximately $289,000, $271,000 and $306,000 for the years ended December 31, 2004, 2003 and 2002, respectively. We may also elect, in any calendar year, to make a discretionary match to the plan. The amount paid pursuant to the discretionary match totaled approximately $0, $0 and $314,000 during the years ended December 31, 2004, 2003 and 2002, respectively.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     We have registered 500,000 common shares in connection with a share purchase plan. The share purchase plan enables eligible employees to purchase shares, subject to certain restrictions, of the company at a 15% discount to fair market value. A total of 29,683, 32,065 and 39,766 common shares were issued, in accordance with the share purchase plan, during the years ended December 31, 2004, 2003, and 2002, respectively. At December 31, 2004, we have 181,566 shares available for future issuance.
     During the year ended December 31, 2000, we adopted the Key Employee Share Option Plan. Pursuant to the plan, officers and other selected key employees of our operating partnership or management service companies who earn bonuses have the option of deferring the payment of such bonuses. Such deferred compensation may be used to purchase various mutual funds and/or our common shares. Pursuant to the participant’s election, we purchase shares on the open market and place them in a trust for the benefit of such participant. The trust may deliver to the participant shares or the fair market value of such shares beginning six months from the date they were placed in the trust. The purpose of the deferred compensation plan is to provide a vehicle for the payment of compensation otherwise payable to the participants, in a form that will provide incentives and rewards for meritorious performance and encourage the recipients’ continuance as our employees. During the 2000 plan year we provided a discount of 15% on the purchase price of our common shares purchased by participants in the plan. For each plan year thereafter, we did not provide a discount on our common shares. The mutual fund investments are carried at their market value of $2.8 million and included as investments in securities on our consolidated balance sheet. The plan holds 80,952 of our common shares which we purchased in the open market on behalf of the participants. These are included as common shares in treasury on our consolidated balance sheet at December 31, 2004. The fair value of the plan assets totaling $5.9 million are included as deferred compensation liability in accounts payable and other liabilities on our consolidated balance sheet at December 31, 2004. As a result of the change in the fair value of our investments in securities, we recorded unrealized gains of $191,000 and unrealized losses of $83,000 and $104,000 in other comprehensive income during the years ended December 31, 2004, 2003 and 2002, respectively.
     As of February 12, 2003, we adopted two deferred compensation plans for our executive officers. The Executive Choice Share Deferral Plan for Executives allows our executive officers to elect to defer the receipt of shares issued upon the exercise of options pursuant to our 1996 Share Incentive Plan. In addition, the Executive Choice Share Deferral Plan allows our officers to defer receipt of restricted securities issued pursuant to our 1996 Share Incentive Plan and to defer receipt of our common shares received pursuant to our Key Employee Share Option Plan and our Share Purchase Plan. The Executive Choice Deferred Compensation Plan provides a means for our executive officers to defer receipt of salary and bonus and property other than our common shares received under the Key Employee Share Option Plan.
     We also adopted two deferred compensation plans for our trustees, similar to those adopted for our executives. Under the Executive Choice Share Deferral Plan for Trustees, the independent members of our board of trustees may defer receipt of shares issued upon the exercise of options received under the Amended and Restated Trustees’ Share Incentive Plan. Under the Executive Choice Deferred Compensation Plan for Trustees, our independent trustees may defer other compensation received pursuant to service on our board of trustees.
     For each of the deferred compensation plans described above, the executive’s or the trustee’s receipt of shares and other compensation is deferred by placing such shares or other compensation in an account, which is treated as an unfunded deferred compensation obligation of the company, and the employee or trustee does not receive the shares or other compensation until he elects to receive the shares or other compensation at a future date. Each of the plans described above is intended solely as a means of deferring gain that would otherwise be realized by our officers and trustees and is not intended to amend any other plan or program.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(17)	Commitments and Contingencies
Legal Matters
     We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. We believe that the final outcome of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.
Environmental Matters
     We obtain environmental site assessments for all acquired properties prior to acquisition. The environmental site assessments have not revealed any environmental condition, liability or compliance concern that we believe may have a material adverse effect on our business, assets or results or operations, nor are we aware of any such condition, liability or concern. It is possible that the environmental site assessments relating to any one of our properties or properties to be acquired in the future do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose after the related environmental site assessment report was completed, of which we are otherwise unaware.
Insurance
     We have and will keep in force comprehensive insurance, including liability, fire, workers’ compensation, extended coverage, rental loss and, when available on reasonable commercial terms, flood, wind, earthquake and terrorism insurance, with policy specifications, limits, exclusions and deductibles customarily carried for similar properties. We currently maintain insurance to cover environmental conditions and business interruption if and when they occur. This policy covers both governmental and third-party claims associated with the covered environmental conditions. Our real property insurance policies exclude earthquake coverage for properties located within California. As a result, we maintain a separate $125 million blanket earthquake policy on the properties we own in Northern and Southern California. Our real property insurance policies exclude terrorism coverage. However, we maintain a separate $100 million blanket stand-alone terrorism policy on the properties we own. Certain types of losses, however, generally of a catastrophic nature, such as acts of war, are either uninsurable or the cost of obtaining insurance is so high that it is more prudent to accept the risk of loss. If more terrorists incidents occur, however, future insurance policies purchased by us may expressly exclude hostile acts, and it may become economically unfeasible to obtain insurance covering terrorist attacks. In the event of such terrorist acts or other catastrophic losses, we would expect our insurance premiums to increase thereafter, which may have an adverse impact on our cash flow. We believe that our properties as of the date of this filing are adequately insured in accordance with industry standards.
Financial Guarantees and Commitments
     In connection with the disposition of a real estate property in May 2001, we entered into a financial guarantee with a maximum future potential payment of $1.4 million. The financial guarantee, provided to the third party purchaser, guaranteed payment of an amount not to exceed the $1.4 million potential maximum if certain tenants, as defined in the purchase and sale agreement, fail to extend either their leases beyond the maturities of their current in-place leases or to perform according to their in-place leases. An amount totaling $1.0 million was considered probable at the date of disposition and therefore, accrued during the year ended December 31, 2001. Pursuant to the financial guarantee, during the year ended December 31, 2003, we paid the anticipated $1.0 million to the third party purchaser.
     As a condition of the purchase and sale and as security for our guarantee, we provided to the title company at closing, two irrevocable letters of credit, totaling $1.4 million, drawn on a financial institution and identifying the purchaser as beneficiary. One letter of credit totaling $1.0 million expired in 2003. The remaining balance on the second letter of credit totaling $189,000 at December 31, 2004 expires as follows:

(in thousands)	Letters of Credit

2005	63
2006	126

$189

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(18)	Recently Issued Accounting Pronouncements
     In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” In December 2003, the Financial Standards Board issued a revision to FASB Interpretation No. 46, FASB Interpretation No. 46(R). The Interpretation, as revised, requires consolidation of an entity by an enterprise if that enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. An entity subject to this Interpretation is called a variable interest entity. The disclosure provisions of this Interpretation, as revised, are effective for financial statements issued after December 31, 2003. Per this Interpretation, as revised, a public entity, that is not a small business issuer, with a variable interest entity to which the provisions of the Interpretation have not been applied as of December 24, 2003, shall apply this Interpretation no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of this Interpretation, a public entity, that is not a small business issuer, shall apply this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.
     In November 2004, the EITF reached a consensus on an approach for evaluating whether the criteria in paragraph 42 of Statement 144 have been met for the purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The consensus was incorporated into Appendix A (03-13A) of Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.”
     The guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. In accordance with the criteria prescribed in 03-13A, we evaluated our continuing involvement resulting from certain management agreements retained in relation to real estate sale transactions occurring during period and as a result of our evaluation determined that the results of operations from the sold properties should be classified within discontinued operations on our consolidated statements of income.
     In December 2004, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” a revision to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.
     The Statement which focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.
     The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.
     The Statement, which is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 for public entities that do not file as small business issuers, will not have a material impact on our financial statements.
     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Accounting for Non-monetary Transactions.” The statement requires non-monetary exchanges to be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial-substance criterion and fair value is determinable. The statement is effective for non-monetary transactions occurring in fiscal years beginning after June 15, 2005. We believe that the implementation of this standard will not have a material impact on our consolidated financial position or results of operations.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(19) Segment Information
     The table below presents information about income from continuing operations and segment assets used by our chief operating decision maker as of and for the years ended December 31, 2004, 2003, and 2002, respectively.
For the Year Ended and As of December 31, 2004

							Corporate
	Mid-			Northern	Southern	Total	not allocable	Consolidated
(in thousands)	Atlantic	Midwest	Southwest	California	California	segments	to segments	total
Revenues:

Rental income	$93,873	$3	$126,141	$36,623	$39,492	$296,132	$—	$296,132
Service business and other income	3,713	992	3,071	2,862	982	11,620	2,244	13,864

Total revenues	97,586	995	129,212	39,485	40,474	307,752	2,244	309,996

Expenses:
Property operating and maintenance	21,687	(941)	37,006	10,766	8,459	76,977	—	76,977
Real estate taxes	7,580	—	13,461	3,110	3,068	27,219	—	27,219
General & administrative and personnel costs	419	257	278	159	(14)	1,099	10,704	11,803
Expenses of service business	2,496	1,110	2,077	1,716	1,429	8,828	1,170	9,998
Depreciation and amortization	21,029	15	34,124	6,716	13,463	75,347	360	75,707

Total expenses	53,211	441	86,946	22,467	26,405	189,470	12,234	201,704

Interest expense	—	—	—	—	—	—	61,032	61,032
Amortization of deferred financing costs	—	—	—	—	—	—	2,330	2,330
Income from continuing operations before equity in income of unconsolidated joint ventures, loss on investments in securities, impairment and minority interests	44,375	554	42,266	17,018	14,069	118,282	(73,352)	44,930

Equity in income of unconsolidated joint ventures	(100)	—	2,529	—	—	2,429	—	2,429
Loss on investments in securities	—	—	—	—	—	—	(420)	(420)
Loss from impairment of mortgage loan	(2,900)					(2,900)	—	(2,900)
Minority interests	—	—	—	—	—	—	(2,002)	(2,002)

Income from continuing operations	$41,375	$554	$44,795	$17,018	$14,069	$117,811	$(75,774)	$42,037

Additions to long-lived assets:

Development/redevelopment	$108	$2,565	$310	$691	$11,673	$15,347	$—	$15,347
Purchase of real estate	—	32,590	123,336	100,491	32,821	289,238	—	289,238
Capital expenditures for in-service properties	9,797	13,946	17,756	7,418	5,479	54,396	—	54,396

Total additions	$9,905	$49,101	$141,402	$108,600	$49,973	$358,981	$—	$358,981

Investment balance in equity method investees	$8,726	$—	$4,217	$—	$—	$12,943	$—	$12,943

Total assets	$605,355	$437,173	$698,093	$282,059	$276,907	$2,299,587	$33,952	$2,333,539

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
For the Year Ended and As of December 31, 2003

							Corporate
	Mid-			Northern	Southern	Total	not allocable	Consolidated
(in thousands)	Atlantic	Midwest	Southwest	California	California	segments	to segments	total
Revenues:

Rental income	$89,226	$50	$105,760	$32,562	$30,530	$258,128	$—	$258,128
Service business and other income	3,967	2,079	2,457	2,500	991	11,994	4,755	16,749

Total revenues	93,193	2,129	108,217	35,062	31,521	270,122	4,755	274,877

Expenses:
Property operating and maintenance	19,329	709	31,195	10,141	5,346	66,720	—	66,720
Real estate taxes	6,733	—	10,649	2,626	2,252	22,260	—	22,260
General & administrative and personnel costs	447	276	274	146	148	1,291	9,697	10,988
Expenses of service business	2,691	1,457	1,812	1,501	1,308	8,769	1,744	10,513
Depreciation and amortization	18,528	16	26,039	4,747	7,954	57,284	194	57,478

Total operating expenses	47,728	2,458	69,969	19,161	17,008	156,324	11,635	167,959

Interest expense	—	—	—	—	—	—	60,478	60,478
Amortization of deferred financing costs	—	—	—	—	—	—	2,284	2,284
Income from continuing operations before equity in income of unconsolidated joint ventures and minority interests	45,465	(329)	38,248	15,901	14,513	113,798	(69,642)	44,156

Equity in income of unconsolidated joint ventures	261	—	2,294	—	—	2,555	—	2,555
Minority interests	—	—	—	—	—	—	(9,796)	(9,796)

Income from continuing operations	$45,726	$(329)	$40,542	$15,901	$14,513	$116,353	$(79,438)	$36,915

Additions to long-lived assets:

Development/redevelopment	$1,292	$4,375	$4,865	$4	$106	$10,642	$—	$10,642
Purchase of real estate	52,158	31,375	28,052	6,062	67,086	184,733	—	184,733
Capital expenditures for in-service properties	8,056	6,359	13,173	4,377	3,271	35,236	—	35,236

Total additions	$61,506	$42,109	$46,090	$10,443	$70,463	$230,611	$—	$230,611

Investment balance in equity method investees	$9,226	$—	$3,882	$—	$—	$13,108	$—	$13,108

Total assets	$619,207	$412,769	$638,170	$252,098	$244,004	$2,166,248	$32,845	$2,199,093

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
For the Year Ended and As of December 31, 2002

							Corporate
				Northern	Southern	Total	not allocable	Consolidated
(in thousands)	Mid-Atlantic	Midwest	Southwest	California	California	segments	to segments	total
Revenues:

Rental income	$81,284	$39	$102,256	$33,486	$28,808	$245,873	$—	$245,873
Service business and other income	424	16	1,034	274	(59)	1,689	2,676	4,365

Total revenues	81,708	55	103,290	33,760	28,749	247,562	2,676	250,238

Expenses:
Property operating and maintenance	18,143	583	27,216	10,420	5,404	61,766	—	61,766
Real estate taxes	6,201	—	13,855	2,607	2,233	24,896	—	24,896
General & administrative and personnel costs	425	302	379	358	171	1,635	8,726	10,361
Depreciation and amortization	14,585	—	22,693	4,321	7,075	48,674	86	48,760

Total expenses	39,354	885	64,143	17,706	14,883	136,971	8,812	145,783

Interest expense	—	—	—	—	—	—	56,618	56,618
Amortization of deferred financing costs	—	—	—	—	—	—	1,832	1,832
Income from continuing operations before equity in income of unconsolidated joint ventures and unconsolidated subsidiaries and minority interests	42,354	(830)	39,147	16,054	13,866	110,591	(64,586)	46,005

Equity in income of unconsolidated joint ventures and unconsolidated subsidiaries	1,875	1,007	2,282	(386)	(146)	4,632	(1,478)	3,154
Minority interests	—	—	—	—	—	—	(9,812)	(9,812)

Income from continuing operations	$44,229	$177	$41,429	$15,668	$13,720	$115,223	$(75,876)	$39,347

Additions to long-lived assets:

Development/redevelopment	$8,081	$10,977	$4,172	$108	$2,956	$26,294	$—	$26,294
Purchase of real estate	55,152	—	107,475	—	10,597	173,224	—	173,224
Capital expenditures for in-service properties	4,313	2,329	13,296	4,215	3,034	27,187	—	27,187

Total additions	$67,546	$13,306	$124,943	$4,323	$16,587	$226,705	$—	$226,705

Investment balance in equity method investees	$9,763	$—	$3,914	$—	$—	$13,677	$6,299	$19,976

Total assets	$617,295	$383,559	$639,416	$267,050	$180,379	$2,087,699	$34,590	$2,122,289

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(20) Discontinued Operations
     In accordance with Statement of Financial Accounting Standards No. 144, (“SFAS 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for financial statements issued for fiscal years beginning after December 15, 2001, income and gain/(loss) for real estate properties sold and real estate properties held for sale are to be reflected in the consolidated statements of income as discontinued operations.
     During the quarter ended September 30, 2005, the Company reclassified certain properties to assets held for sale and in compliance with SFAS 144 has reported revenue and expenses from the reclassification of these properties as discontinued operations for each period presented in its quarterly report for the quarter ended September 30, 2005 (including the comparable period of the prior year). Under SEC requirements, the same reclassification as discontinued operations required by SFAS 144 following the reclassification of these properties is required for previously issued annual financial statements for each of the three years shown in the Company’s last annual report on Form 10-K, if those financials are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of the reclassification. This reclassification has no effect on the Company’s reported net income.
     During the year ended December 31, 2004, we sold 4 industrial buildings containing approximately 91,000 net rentable square feet and 8 office buildings containing approximately 1.2 million net rentable square feet. During the year ended December 31, 2003, we sold 11 office buildings containing approximately 983,000 net rentable square feet. During the year ended December 31, 2002, we sold 7 industrial buildings containing approximately 875,000 net rentable square feet and 3 office buildings containing approximately 194,000 net rentable square feet.
     Concurrent with the disposition of 7 of the 8 office buildings sold during the year ended December 31, 2004, we entered into management agreements under which we would perform management duties for a fee. We evaluated our continuing involvement resulting from the management agreements pursuant to the criteria outlined in EITF 03-13A, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” and as a result of our evaluation determined that neither the continuing cash inflows nor cash outflows are significant and thus, the properties should be classified within discontinued operations on our consolidated statements of income.
     Below is a summary of our combined results of operations from the properties disposed of or held for sale included in discontinued operations during the periods presented.

		Year Ended
Discontinued Operations		December 31,
(in thousands)	2004	2003	2002
Rental income	$74,730	$89,754	$110,381
Property revenues	74,730	89,754	110,381
Interest and Other Income	64	67	21

Total Revenues	74,794	89,821	110,402

Property operating and maintenance	18,750	25,255	28,945
Real estate taxes	14,188	12,652	15,567
Depreciation and amortization	20,281	22,778	24,697
Property expenses	53,219	60,685	69,209

Interest expense	(7,987)	(9,336)	(10,463)
Amortization on deferred financing	(13)	—	—
Loss on impairment of real estate	—	(1,792)	(2,855)

Income from discontinued operations	$13,575	$18,008	$27,875

Gain/(loss) from disposition of discontinued operations	11,957	(4,457)	8,430
Loss from debt defeasance related to sale of real estate	(5,316)	—	—
Minority interest related to discontinued operations	(1,052)	(484)	(1,371)

Total Discontinued Operations	$19,164	$13,067	$34,934

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(21) Selected Quarterly Financial Data (Unaudited)
     The following schedule is a summary of the quarterly results of operations for the years ended December 31, 2004, 2003 and 2002:

	(amounts in thousands, except per share data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Year ended December 31, 2004
Revenue	$73,649	$75,938	$79,247	$81,162	$309,996
Income from continuing operations	$11,800	$11,303	$10,852	$8,082	$42,037
Net income	$16,999	$18,792	$12,554	$14,078	$62,423
Net income per common share-basic	$0.31	$0.38	$0.23	$0.27	$1.18
Net income per common share-diluted	$0.30	$0.37	$0.23	$0.27	$1.18

Year ended December 31, 2003
Revenue	$66,257	$67,980	$68,589	$72,051	$274,877
Income from continuing operations	$8,481	$8,307	$9,891	$10,236	$36,915
Net income	$15,510	$8,512	$14,218	$21,177	$59,417
Net income per common share-basic	$0.34	$0.16	$0.30	$0.45	$1.27
Net income per common share-diluted	$0.34	$0.16	$0.30	$0.45	$1.27

Year ended December 31, 2002
Revenue	$59,043	$62,981	$62,581	$65,633	$250,238
Income from continuing operations	$10,824	$8,597	$10,195	$9,731	$39,347
Net income	$18,220	$17,341	$22,894	$15,826	$74,281
Net income per common share-basic	$0.43	$0.40	$0.53	$0.35	$1.72
Net income per common share-diluted	$0.43	$0.39	$0.53	$0.35	$1.71
(22) Income Taxes
     We have elected to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, commencing with our taxable year ended December 31, 1996. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our adjusted taxable income to our shareholders. It is our current intention to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Reconciliation between GAAP Net Income and Taxable Income
     The following is a reconciliation of GAAP net income to taxable income for the years ended December 31, 2004, 2003 and 2002:

(in thousands)	2004	2003	2002
GAAP net income	$62,423	$59,417	$74,281
GAAP loss (net income) of taxable subsidiaries included above	(1,397)	(883)	(651)

GAAP net income from REIT operations	61,026	58,534	73,630

GAAP to tax adjustments:(1)
Depreciation and amortization	25,200	18,897	14,495
Gains and losses from capital transactions(2)	(11,946)	(4,783)	(296)
Straight-line rent adjustment, net of rents received in advance	(7,476)	(7,948)	(7,177)
Capitalized operating expenses and interest cost related to development projects	(5,822)	(182)	(3,017)
Interest income	484	482	481
Compensation expense	(2,162)	(665)	(4,542)
Other differences, net	(103)	648	3,502

Total GAAP to tax adjustments	(1,825)	6,449	3,446

Adjusted taxable income subject to distribution requirement(3)	$59,201	$64,983	$77,076

(1)	All adjustments to GAAP net income from REIT operations are net of amounts attributable to minority interest.

(2)	Represents the GAAP to tax difference for gains and losses including tax-deferred gain on transactions qualifying under Section 1031 of the Internal Revenue Code.

(3)	The distribution requirement was 90% in each of the years ended December 31, 2004, 2003 and 2002.
Characterization of Distributions
     The classification of distributions presented below is determined out of our earnings and profits as defined by Section 316 of the Internal Revenue Code, which differs from federal taxable income.
     The following table characterizes distributions paid per common share for the years ended December 31, 2004, 2003, and 2002:

(in thousands)	2004		2003		2002
Ordinary income	$1.213	54.15%	$1.426	63.66%	$1.788	80.73%
Return of capital	$1.027	45.85%	$0.814	36.34%	$0.427	19.27%
Capital gains	$0.00	0.00%	$0.00	0.00%	$0.00	0.00%

	$2.240		$2.240		$2.215

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     Prentiss Properties Resources, Inc. was incorporated in March 2001 to serve as a Taxable REIT Subsidiary and provide management and other services to our operating partnership and third-party clients. The management services business serves a broad base of clients, including major financial institutions and pension funds, large corporate users, real estate advisory firms and real estate investment groups. Prentiss Properties Resources, Inc. had a deferred tax liability totaling approximately $550,000 at December 31, 2004 as detailed below:

(in thousands)	Dr./(Cr.)
Bad Debt Reserve	$218
Accrued employee liabilities	28
Accrued depreciation & amortization	(149)
Loss from partnership interests	(559)
other miscellaneous tax benefits	6
State Tax reserve	(94)

Total deferred tax liability	$(550)

(23) Pro Forma
     The following unaudited pro forma consolidated statements of income are presented as if all of the properties acquired between January 1, 2004 and December 31, 2004 had occurred January 1, 2004 and 2003.
     These pro forma consolidated statements of income should be read in conjunction with our historical consolidated financial statements and notes thereto for the year ended December 31, 2004, included in this Form 10-K. The pro forma consolidated statements of income are not necessarily indicative of what actual results would have been had the acquisitions actually occurred on January 1, 2004 and 2003 nor purport to represent our operations for future periods.

	For the Years Ended
Pro Forma	December 31,
(in thousands)	2004	2003
Total revenue	$325,158	$313,539

Income applicable to common shareholders before discontinued operations	$31,255	$40,078

Net income applicable to common shareholders	$50,419	$53,145

Basic earnings per share:
Income applicable to common shareholders before discontinued operations	$0.71	$1.00
Net income applicable to common shareholders	$1.14	$1.33
Weighted average number of common shares outstanding	44,330	40,068
Diluted earnings per share:
Income applicable to common shareholders before discontinued operations	$0.70	$0.99
Net income applicable to common shareholders	$1.13	$1.32
Weighted average number of common shares and common share equivalents outstanding	44,529	40,270

PRENTISS PROPERTIES TRUST
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
     The following unaudited pro forma consolidated statements of income are presented as if all of the properties acquired between January 1, 2003 and December 31, 2003 had occurred January 1, 2003 and 2002.
     These pro forma consolidated statements of income should be read in conjunction with our historical consolidated financial statements and notes thereto for the year ended December 31, 2004, included in this Form 10-K. The pro forma consolidated statements of income are not necessarily indicative of what actual results would have been had the acquisitions actually occurred as of January 1, 2003 and 2002 nor does it purport to represent our operations for future periods.

	For the Years Ended
Pro Forma	December 31,
(in thousands)	2003	2002
Total revenue	$287,116	$270,057

Income applicable to common shareholders before discontinued operations	$38,536	$31,510

Net income applicable to common shareholders	$51,603	$66,444

Basic earnings per share:
Income applicable to common shareholders before discontinued operations	$0.96	$0.82
Net income applicable to common shareholders	$1.29	$1.73
Weighted average number of common shares outstanding	40,068	38,409
Diluted earnings per share:
Income applicable to common shareholders before discontinued operations	$0.96	$0.82
Net income applicable to common shareholders	$1.28	$1.72
Weighted average number of common shares and common share equivalents outstanding	40,270	38,649

(24) Subsequent Events
     On January 13, 2005, Prentiss Office Investors, L.P. completed a five-year interest rate swap agreement in a notional amount of $20.0 million. The interest rate swap effectively locks 30-day LIBOR at 4.00% on $20.0 million of our variable rate borrowings. The interest rate swap is effective February 1, 2005 and matures February 1, 2010.
     On February 14, 2005, Prentiss Office Investors, L.P., which is owned 51% by our operating partnership and its affiliates and 49% by Stichting Pensioenfonds ABP, acquired from an unrelated third party, a two building office complex with approximately 197,000 net rentable square feet. The properties are located in Herndon, Virginia and were acquired for gross proceeds of $51.5 million. Each partner contributed their pro rata share of the purchase price to Prentiss Office Investors, L.P. for the acquisition. Amounts contributed from the operating partnership were funded with proceeds from our revolving credit facility.
     On March 10, 2005, we entered into a Purchase Agreement pursuant to which a trust, which was formed by us on February 24, 2005 (the “Trust”), will issue $26,250,000 and $25,000,000 of trust preferred equity securities (the “Capital Securities”) to each of Taberna Preferred Funding I, Ltd. and Merrill Lynch International, respectively in a private placement pursuant to an applicable exemption from registration. The transactions contemplated by the Purchase Agreement will occur on or before March 15, 2005. The Capital Securities will mature on March 30, 2035 (all dates listed in this summary assume a closing date of March 15, 2005), but may be redeemed at our option beginning on March 30, 2010. The Capital Securities will require quarterly distributions by the Trust to the holders of the Capital Securities, at a variable rate which will reset quarterly at the LIBOR rate plus 1.25%. Distributions will be cumulative and will accrue from the date of original issuance but may be deferred by us for up to 20 consecutive quarterly periods.
     The proceeds of the Capital Securities received by the Trust, along with proceeds of $1,586,000 received by the Trust from the issuance of common securities (the “Common Securities”) by the Trust to Prentiss Properties Limited, Inc., a company subsidiary, will be used to purchase $52,836,000 of junior subordinated notes (the “Notes”), to be issued by Prentiss Properties Acquisition Partners, L.P. pursuant to an indenture (the “Indenture”) to be entered into, as of the closing date provided above, between Prentiss Properties Acquisition Partners, L.P. and JPMorgan Chase Bank, N.A., as trustee.
     The Notes will mature on March 30, 2035, but we may redeem the Notes, in whole or in part, beginning on March 30, 2010 in accordance with the provisions of the Indenture. The Notes bear a variable rate which will reset quarterly at the LIBOR rate plus 1.25%. Interest is cumulative and will accrue from the date of original issuance but may be deferred by us for up to 20 consecutive quarterly periods.
(25) Other Events
     The Company is revising its historical financial statements in connection with its application of SFAS No. 144. During the quarter ended September 30, 2005, the Company classified certain properties as held for sale and in compliance with SFAS No. 144, the Company has reported revenue and expenses as income from discontinued operations presented in its quarterly report filed for the quarter ended September 30, 2005 (including the comparable period of the prior year). However, the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to the Company required that the Company reclassify the reported revenue, expenses from these properties as income from discontinued operations in its financial statements for the period presented in its annual financial statements for each of the three years presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, if those financials are incorporated by reference in a registration statement to be filed with the SEC under the Securities Act of 1933, as amended, even though those financial statements relate to a period prior to the transactions giving rise to the reclassification.
     This reclassification as discontinued operations has no effect on the Company’s reported net income available to common shareholders as reported in prior SEC filings. Instead, they present the revenue and expenses relating to properties sold and held for sale as a single line item titled discontinued operations, rather than presenting the revenues and expenses along with the Company’s other results of operations. In addition to financial statements themselves, certain disclosures contained in Note 2, Note 19, Note 20, Note 21 and Note 23, relating to the revisions made in connection with the application of SFAS No. 144, have been modified to reflect the effects of these reclassifications.

Schedule II
PRENTISS PROPERTIES TRUST
VALUATIONS AND QUALIFYING ACCOUNTS
(dollars in thousands)

	Balance	Additions		Balance
	Beginning	Charged to	Deductions	End
Description	of Period	Costs & Expenses	from Reserve [1]	of Period
Allowance for Doubtful Accounts:
Year Ended:
December 31, 2004	9,986	3,068	(6,847)	6,207
December 31, 2003	7,712	3,563	(1,289)	9,986
December 31, 2002	3,086	5,428	(802)	7,712

[1]	Balance written off as uncollectible.

Operating Real Estate and Accumulated Depreciation
A summary of activity for operating real estate and accumulated depreciation for the years ended December 31, 2004, 2003 and 2002 is as follows:

(in thousands)	2004	2003	2002
Operating real estate:
Balance at beginning of the period	$2,052,679	$1,932,028	$1,807,039
Beginning construction in progress moved to operating real estate during the period	–	37,170	29,084
Additions to and improvement of real estate	227,587	149,380	150,554
Cost of operating real estate sold	(149,902)	(65,899)	(54,649)

Balance at end of the period	$2,130,364	$2,052,679	$1,932,028

Accumulated depreciation:
Balance at beginning of the period	$210,944	$178,792	$146,349
Depreciation expense	45,513	43,677	42,229
Accumulated depreciation of real estate sold or retired	(22,450)	(11,525)	(9,786)

Balance at end of the period	$234,007	$210,944	$178,792

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on November 14, 2005.

PRENTISS PROPERTIES TRUST
By:	/s/ Thomas F. August

Thomas F. August
Chief Executive Officer